As filed with the Securities and Exchange        Registraiton Statement No. 333-
Commission on September 4, 2002.

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   -----------
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   -----------
                           UNITY WIRELESS CORPORATION
                 (Name of small business issuer in its charter)

       Delaware                        4812                     91-1940650
(State or jurisdiction of        (Primary Standard           (I.R.S. Employee
   of incorporation or       Industrial Classification      Identification No.)
     organization)                  Code Number)


 7438 Fraser Park Drive, Burnaby, British Columbia, Canada V5J 5B9 (800)337-6642
          (Address and telephone number of principal executive offices and principal place of business)

                       Evergreen Corporate Services, Inc.
                             33713 9th Avenue South
                           Federal Way, WA 98003-6762
                                 (253) 874-2949
            (Name, address and telephone number of agent for service)

                                   -----------

                                   Copies to:
                                   Kenneth Sam
                                   Ryan Pardo
                              Dorsey & Whitney LLP
                         1420 Fifth Avenue, Suite 3400
                               Seattle, WA 98101
                                 (206) 903-8800

Approximate date of proposed sale to the public: From time to time after the effective date of this registraiton statement.

*Pursuant  to  Rule  429  adopted  under  the  Securities  Act  of  1933,   this
Registration   Statement  also   constitutes  a  post  effective   amendment  to
Registraiton Statements Nos. 333-82922, 333-71400 and 333-47328.

                                   -----------

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

                                   -----------

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective statement for the same offering. |_|

                                   -----------

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective statement for the same offering. |_|

                                   -----------

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

                                   -----------

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                   -----------

                         CALCULATION OF REGISTRATION FEE
                         -------------------------------


                                                    Proposed Maximum    Proposed Maximum
  Title of Shares              Amount to be             Offering        Aggregate offering        Amount of
  to be registered           registered(1)(2)       Price Per Share(3)       Price(3)         Registration Fee
---------------------------------------------------------------------------------------------------------------
Common Stock issued in         2,317,857                 $0.20           $ 463,571.40             $ 42.65
Private Offering

Common Stock underlying        2,454,786                 $0.23           $ 564,600.78             $ 51.94
Warrants issued in Private
Offering
---------------------------------------------------------------------------------------------------------------
TOTAL                               4,722,643                            $1,028,172.10            $ 94.59

(1)  Calculated  pursuant  to Rule  457(c) and (g) under the  Securities  Act of
     1933.
(2)  Based on the actual warrant exercise price per Rule 457(g).
(3) Estimated pursuant to Rule 457(c), solely for purposes of calculating amount of registration fee, based on the average of the bid and ask sales prices of the Registrant's common stock on August 15, 2002, as quoted in the National Association of Securitites Dealers Over-the-Counter Bulletin
     Board.


                                   -----------

The Registrant hereby amends this Registraiton Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that htis Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securitites Act of 1933, as amended, or until this Registraiton Statment shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                EXPLANATORY NOTE

     Unity Wireless Corporation has previously filed Registration Statements Nos. 333-82922, 333-71400 and 333-47328 to register shares of its common stock, as well as shares of its common stock underlying warrants held by certain selling stockholders. Pursuant to Rule 429 of the Securities Act of 1933, as amended, this Registration Statement also serves as a post-effective amendment to the prior registration statements. This Registration Statement eliminates those selling stockholders who have previously sold their shares pursuant to the previous registration statements and also eliminates those selling stockholders to whom the Company no longer has registration obligations. This Registration Statement registers an additional 4,772,643 shares of common stock which have not previously been registered, including 2,317,857 shares issued in a private placement and 2,454,786 shares of common stock or shares of common stock underlying warrants.

The information contained in this prospectus is not complete and may be changed. The selling stockholders may not sell these securitites until the registration statement filed with the Securitites and Exchange Commission is effective. This propsectus is not an offer to sell these shares and the selling stockholders are not soliciting an offer to buy these shares in any state where the offer or sale is not permitted.


                             PRELIMINARY PROSPECTUS

                             SUBJECT TO COMPLETION

                                September 4, 2002

                                   -----------

                           UNITY WIRELESS CORPORATION


                        15,514,974 Shares of Common Stock

                                   -----------

     This is a public offering of 15,514,974 shares of the common stock of Unity Wireless Corporation.

     All of the shares being offered, when sold, will be sold by selling stockholders as listed in this prospectus on pages 10 through 13. The selling stockholders are offering:

     o    8,312,636 shares of common stock acquired in private placements; and

     o    7,202,338 shares of common stock issuable on exercise of warrants.

     We will receive $1,664,324 in proceeds upon exercise of the warrants outstanding on August 15, 2002, if exercised. We will not receive any of the proceeds from the sale of the shares.

     Our common stock is traded on the National Association of Securities Dealers Over-the-Counter Bulletin Board under the symbol "UTYW" and on the TSX Venture Exchange (formerly known as the Canadian Venture Exchange) under the symbol "UWC." On August 15, 2002, the closing sale price for our common stock was $0.20 on the NASD OTCBB and CDN$0.30 on the TSX Venture Exchange.

     Investing   in  the  Shares   involves   risks.   See  "Risk   Factors  and
Uncertainties" beginning on page 3.

     These Securities have not been approved or disapproved by the SEC or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                The date of this prospectus is September 4, 2002.

                                TABLE OF CONTENTS


SUMMARY INFORMATION...........................................................2

RISK FACTORS AND UNCERTAINTIES................................................3

SELLING STOCKHOLDERS.........................................................12

PLAN OF DISTRIBUTION.........................................................17

LEGAL PROCEEDINGS............................................................18

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS.................19

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...............21

DESCRIPTION OF SECURITIES....................................................23

THE SEC'S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES.........24

DESCRIPTION OF THE BUSINESS..................................................24

MARKET OVERVIEW..............................................................31

MANAGEMENT'S DISCUSSION AND ANALYSIS.........................................41

DESCRIPTION OF PROPERTY......................................................50

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...............................51

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.....................51

EXECUTIVE COMPENSATION.......................................................53

FINANCIAL STATEMENTS........................................................F-1

                           FORWARD-LOOKING STATEMENTS

     We use words like "expects," "believes," "intends," "anticipates," "plans," "targets," "projects" or "estimates" in this prospectus. When used, these words and other, similar words and phrases or statements that an event, action or result "will," "may," "could," or "should" occur, be taken or be achieved identify "forward-looking" statements. We have made forward-looking statements with respect to the following, among others:

     o    our goals and strategies;
     o our expectations related to growth of the wireless telecommunication industry in the markets in which we conduct business;
     o our ability to develop, manufacture and market telecommunications amplifiers on a competitive basis;
     o    our ability to earn sufficient revenues from sales of our products;
     o    the pace of changes in wireless telecommunications technologies;
     o    the  demand  for  our  products;
     o    competition in the wireless telecommunications industry; and
     o    our anticipated results of operations.

     We are making these forward-looking statements only as of the date of this prospectus, based on our management's current beliefs and expectations. Our forward-looking statements are subject to a number of risks and uncertainties that could cause our actual results or actual events to differ materially from those reflected in our forward-looking statements. These risks and uncertainties include, but are not limited to, changes in the economic and political environments in the markets in which we conduct business, changes in technology, increased competition and changes in the wireless telecommunications industry and the other factors described under the heading "Risk Factors" beginning on page 3. Forward-looking statements are by their nature subject to many varied uncertainties and risks. Actual results could vary greatly. You should not place undue reliance on forward-looking statements. Potential investors should review the "Risk Factors and Uncertainties" below for a discussion of some of these risks.

                               SUMMARY INFORMATION

     Because this section is a summary, it may not contain all of the information important to an investor. Investors should read this prospectus and our financing statement and notes completely and carefully before deciding whether to invest.

Summary of the Offering

     This is an offering of up to 15,514,974 shares of our common stock, including up to 8,312,636 shares held by our security holders, referred to in this Prospectus as the selling stockholders, and 7,202,338 shares issuable upon the exercise of outstanding warrants issued by us to some of the selling stockholders. We will not receive any proceeds from the sale of the shares by the selling stockholders, but we will receive up to $1,664,324 in proceeds upon exercise of the warrants, if exercised. We cannot assure you that the warrants will be exercised.

Summary of Our Business

     We, Unity Wireless Corporation, are a designer, developer and manufacturer of wireless technologies and products for a broad range of industrial and commercial applications. Our business is primarily focused on high power linear radio frequency amplifiers.

     High power linear radio frequency amplifiers are used in both mobile and fixed wireless voice, Internet and data base station and repeater networks and support cellular, personal communications services referred to as "PCS", Paging and wireless local loop frequencies. We produce more than 16 different models of high power radio frequency amplifiers. We are also currently in the process of developing a new feed forward radio frequency amplifier that is designed to improve the performance of wireless telecommunications networks, making them faster and more cost effective for our customers to build out the next-generation 2.5 and third generation 3G networks.

     We have one subsidiary, Unity Wireless Systems Corporation, a British Columbia Corporation.

     Our principal office is at 7438 Fraser Park Drive, Burnaby, British Columbia V5J 5B9, and our telephone number is (800) 337-6642. We maintain a website at www.unitywireless.com. Information contained on our website is not part of this prospectus.

                         RISK FACTORS AND UNCERTAINTIES

     Readers should carefully consider the risks and uncertainties described below before deciding whether to invest in shares of our common stock.

     Our failure to successfully address the risks and uncertainties described below would have a material adverse effect on our business, financial condition or results of operations, and the trading price of our common stock may decline and investors may lose all or part of their investment.

     We cannot assure any investor that we will successfully address these risks.

Risks and uncertainties relating to our common stock

     You may lose your entire investment

     Given our continued need for additional capital and our history of losses, our stock involves a high degree of risk, and should not be purchased by any person who cannot afford the loss of the entire investment. A purchase of our stock is currently "unsuitable" for a person who cannot afford to lose his entire investment.

     We have a history of losses and may never achieve profitability

     We have a history of losses. We had an accumulated deficit at June 30, 2002 of $14,415,321 and at December 31, 2001 of $12,830,289. During 2001 and the
first half of 2002, we focused our business entirely on the wireless product segment, primarily our amplifier products, and incurred a net loss in 2001, after deducting expense attributed to stock option grants to employees, of $2,098,014 (2000 - loss of $5,318,633), and a net loss for the six month period ended June 30, 2002 after giving effect to accounting gains as a result of stock option grants of $1,585,032 (2001 - loss of $505,164). We also used cash from operations of $1,847,392 in 2001 (2000 - $3,097,829 in cash used) and $1,014,663
(2001 - $644,838 in cash used) during the six month period ended June 30, 2002. Our operations to date have been primarily financed by the sale of equity securities. We anticipate that we will continue to incur net losses during our current year ending December 31, 2002 due to increased research & development costs and additional sales & marketing costs related to pursuing our revised business strategy of securing long-term customer supply agreements and a prolonged slow down in the telecommunications industry. Our ability to earn a profit will depend on the commercial acceptance and profitability of our products. We may never achieve profitability.

     We anticipate that we will require additional capital

     Our  capital  requirements  are  difficult  to plan in light of our current strategy to expand our customer base and to develop new products and technologies. Since our inception, we have been dependent on investment capital as our primary source of liquidity. As of June 30, 2002, we had working capital deficiency of $286,159. Our operations presently are generating negative cash flow, and we do not expect positive cash flow from operations in the near term. In early July 2002, we received gross proceeds of $270,000 from the exercise of $0.30 warrants by certain stockholders including some of our officers and directors. We need to secure additional working capital in the short-term in order to sustain our operations and met our current obligations.

     In addition, we will require additional capital for inventory, components and work in process or to expand our manufacturing capacity if we enter into contracts for large quantities of our amplifiers. We are incurring expenses in anticipation of future sales that may not materialize. If future sales fall significantly below our expectations or if we incur unanticipated costs or expenses our financing needs could be increased. Any inability to obtain sufficient capital to sustain our existing operations, to meet commitments or to fund our obligations under our existing sales orders may require us to delay delivery of products, to default on one or more agreements or to significantly reduce or eliminate sales and marketing, research and development or administrative functions. The occurrence of any of these, or other adverse affects of inability to raise adequate capital may have a material adverse effect on our business, financial condition and results of operations.

     Our auditors have expressed doubt about our ability to continue as a "going concern"

     Our financial statements have been prepared on the going concern basis under which an entity is considered to be able to realize its assets and satisfy our liabilities in the ordinary course of business. Our operations to date have been primarily financed by long-term debt and equity transactions. Our future operations are dependent upon the identification and successful completion of additional long-term debt or permanent equity financing, the continued support of creditors and stockholders, and, ultimately, profitable operations. We can not assure you that we will be successful. If we are not, we will be required to reduce operations or liquidate assets. We will continue to evaluate projected expenditures relative to available cash and to seek additional means of financing in order to satisfy our working capital and other cash requirements. Our auditors' report on our December 31, 2001, consolidated financial statements includes an explanatory paragraph that states that as we have suffered recurring losses from operations and a working capital deficiency, substantial doubt exists about our ability to continue as a going concern. Our consolidated financial statements do not include any adjustments relating to the recoverability of assets and classification of assets and liabilities that might be necessary should we be unable to continue as a going concern.

     Our common stock is subject to penny stock regulation

     The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 per share (other than securities registered on certain national securities exchanges or quoted on the NASDAQ National Market System). Our common stock is considered penny stock. The penny stock rules require a broker-dealer, before consummation of a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with bid and ask quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that, before consummation of a transaction in a penny stock not otherwise exempt from such rules, the broker-dealer must make a special written determination that a penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements often have the effect of reducing the level of trading activity in any secondary market for a stock that becomes subject to the penny stock rules. Our stock is currently subject to the penny stock rules, and accordingly, investors may find it difficult to sell their shares.

     We may issue additional shares in the future which would result in dilution to our existing stockholders

     Our Certificate of Incorporation authorizes the issuance of 100,000,000 shares of common stock and 5,000,000 shares of preferred stock. Our Board of Directors have the authority to issue additional shares up to the authorized capital stated in the certificate of incorporation, subject to the regulatory requirements of the TSX Venture Exchange. Our Board of Directors may choose to issue some or all of such shares to acquire one or more businesses or other types of property, or to provide additional financing in the future. The issuance of any such shares may result in a reduction of the book value or market price of the outstanding shares of our common stock. If we do issue any such additional shares, such issuance also will cause a reduction in the proportionate ownership and voting power of all other stockholders. Further, any such issuance may result in a change of control of our corporation. Our Board of Directors has the authority to issue shares of preferred stock with such liquidation preferences, voting rights, dividend rights, conversion rights and other terms as the Board may determine, without approval of our shareholders. The rights and preferences of holders of any preferred stock we issue could make acquisition of the Company by a third party more difficult or costly and could operate to discourage or frustrate acquisition proposals.

     We do not anticipate we will pay any dividends

     We have never paid dividends on our common stock and do not anticipate paying any dividends in the foreseeable future. The declaration and payment of dividends are subject to the discretion of our Board of Directors. Any determination as to the payment of dividends in the future will depend upon results of operations, capital requirements, and restrictions in loan agreements, if any, and such other factors as our Board of Directors may deem relevant.

     Exercise  of  warrants  and  stock  options  may  cause   dilution  to  our
     stockholders

     We have adopted a stock option plan. The total number of shares of common stock to be delivered on the exercise of all options granted under the plan may equal up to 20% of all outstanding shares of our common stock, including shares of common stock previously issued under the plan. We had options for 3,924,917 shares of common stock issued and outstanding as of August 15, 2002 (out of 6,903,379 issuable under the plan as of that date) at the following exercise prices:

                 Number of                Exercise
                 Shares(1)                Price ($)
                 ---------                ---------

                 2,887,500                     0.17

                    20,000                     0.21
                    15,000                     0.22
                   155,000                     0.23
                    25,000                     0.24
                    30,000                     0.25
                   150,000                     0.31
                    10,000                     0.33
                   105,000                     0.35
                   397,000                     0.38
                     1,667                     0.40
                   143,750                     1.00


     (1) These numbers do not include options for 500,000 shares at an exercise price of $1.00 originally granted to Integrated Global Financial Corporation. Integrated Global has sued us for a declaration that the grant of 500,000 options is of unlimited duration. We believe the options have expired. See "Legal Proceedings."

     As of August 15, 2002, we had warrants outstanding to acquire 7,202,338 shares of our common stock as follows:

                Number of Shares             Exercise Price ($)
                ----------------             ------------------
                2,454,786 (1)                $0.35
                4,247,552 (1)                $0.30
                  200,000                    $0.38
                  300,000                    $0.29


     (1) On July 31, 2002, the exercise price of the above 6,702,338 un-exercised warrants were re-priced to Cdn$0.35 on the condition that warrant holders exercise their warrants within a 30 day period, otherwise the original warrant terms would prevail. As well, if the closing price of the Company's shares on the TSX venture Exchange or the NASD OTC-BB is Cdn$0.437 or greater for a period of 10 consecutive trading days, then the warrant holders must exercise their warrants within 30 days otherwise the warrants will expire of the 31st day.

     The existence of options or warrants could adversely affect the market price of our common stock and impair our ability to raise additional capital through the sale of our equity securities or debt financing.

     It is unlikely that options or warrants will be exercised unless the market price of our common stock exceeds the exercise price of the warrants or options. Accordingly, we cannot assure you that any of these warrants or options will be exercised. Exercise of any options or warrants will result in dilution of the proportional interests of our stockholders at the time of exercise, and, to the extent that the exercise price is less than the book value of the common stock at that time, dilution of the book value per share of the common stock.

     Re-pricing of options and warrants may affect our results

     We have modified the exercise price of options and warrants in the past and may do so in the future. Re-pricing of options has resulted in variable accounting treatment for our stock options plan and as a result has impacted our quarterly results. Variable accounting treatment requires us to record an expense with respect to the re-priced stock options or warrants when our stock price increases and an compensation recovery when our stock price declines. Further re-pricing of options and warrants may further amplify the variation of our quarterly results as a result of variable accounting treatment of such options and warrants.

     Industry and Market Trend

     In general, starting in the first half of 2001, the telecom markets have softened and currently many wireless providers and equipment makers have significantly cut back staff and expectations. Planned deployment of new third generation networks has been delayed in almost all markets. Many countries have already sold or allocated the required frequency spectrum for third generation network deployment, and operators are caught in a difficult position having on the one hand enormous pressure to deploy equipment and make use of their expensive asset (the spectrum) and on the other hand enormous expense with an uncertain payback to build the network. Several countries have reduced the cost of the spectrum or offered other incentives for the operators to build the third generation network networks. This situation has caused some new technologies to be developed in an effort to reduce the cost of deploying third generation network. These include methods of reducing the amount of infrastructure investment (in particular the number of base stations and antennas) required to complete the minimum coverage footprints required. Although it remains to be seen which, if any, of these new technologies will be successful, they all appear to have the possibility of reducing capital costs of network operators to meet their third generation network coverage obligations and they all utilize the kind of repeater-style amplifiers that we specialize in. However, if conditions in the wireless telecommunications industry do not improve in the near term, the roll-out of third generation networks may be slowed or delayed indefinitely.

Risks and Uncertainties Related to Our Business and Operations

     Lack of Prior Operations and Experience

     We have a limited history of revenues from operations and have no significant tangible assets. We have yet to generate positive earnings and there can be no assurance that we will ever operate profitably. Our business involves the development, manufacture and marketing of products, novel and otherwise, in the wireless communications industry. Future development and operating results will depend on many factors, including:

     o    the completion of developed products,

     o    levels of demand for our products,

     o    levels of product and price competition,

     o    the relative strength or weakness of the telecommunications industry,

     o    general economic trends,

     o    success in setting up and expanding distribution channels, and

     o    whether we can develop and market new products and control costs.

     In addition, our future prospects must be considered in light of the risks, expenses and difficulties frequently encountered in establishing a new business in the technology industry, which is characterized by intense competition, rapid technological change, and significant regulation. We cannot assure you that our actual financial results will be consistent with our financial forecasts or that any positive trends will continue.

     We depend on experienced management and key technical employees

     We are a growing company dependent upon the services of our senior management team. The loss of the services of any one of these persons, or an inability to recruit and retain additional qualified personnel, could have a material adverse effect on our business. We have no plans at present to obtain key person life insurance for any of our officers and directors.

     We are also dependent on highly qualified technical and engineering personnel. Although we have had success in recruiting these employees in today's competitive marketplace, there can be no assurance that this will continue which may put us at risk of being able to sustain and grow our business.

     We face substantial competition

     The wireless communications industry is characterized by rapidly evolving technology and intense competition. We may be at a disadvantage to other companies having larger technical staffs, established market shares and greater financial and operational resources. Some competitors have achieved greater brand recognition and technologies than we currently enjoy. We may not be able to successfully compete. Our competitors may succeed in developing products or competing technologies that are more effective or more effectively marketed than products marketed by us, or that render our technology obsolete. Earlier and larger entrants into the market often obtain and maintain significant market share relative to later entrants. We believe that an increasing number of products in the market and the desire of other companies to obtain market share will result in increased price competition. Price reductions by us in response to competitive pressure or our desire to also successfully increase market penetration or market share could have a material, adverse effect on our business, financial condition, and results of operations.

     We experience significant fluctuations in revenues and results on a quarterly basis

     Our revenues and operating results experience fluctuations from one quarter to the next due to among other things:

     o    customers changing delivery schedules or canceling orders,

     o    long sales cycle,

     o    availability of component parts,

     o    competitive pressures on sales prices and discounts,

     o    delays in product development and redesign of customer specifications,

     o    mix of products with varying gross margins,

     o management of our variable accounting and non-cash compensation expenses, and

     o    fixed expenses and warranty expenses.

     Our customers also provide us with varying order sizes, short lead times, tight delivery time requests and even change their orders on short notice.

     We have experienced these fluctuations in the past and may continue to do so in the future. As a result, our historical results are not a reliable indicator of our future results.

     We depend on protection of our proprietary technology

     Our success will depend in part on our ability to preserve and protect trade secrets and any proprietary technology, and to operate without infringing upon the patents or proprietary rights of third parties in both the United States and other countries. We may inadvertently fail to do so and consequently could face infringement claims that could be costly and thus adversely affect our business.

     We do not own any patents in connection with our products or technologies and depend entirely on trade secrets, confidentiality agreements and continual improvement to our products to protect our proprietary technology. We have applied for patent protection for certain technologies we have developed and we have filed applications for trademark protection in the U.S. and Canada. However, there can be no assurance that our efforts to protect our proprietary technology will be effective and failure to protect such technology could have a material adverse effect on our results of operation and financial condition.

     Disputes related to our intellectual property may adversely impact our business

     While we are not aware of any disputes with respect to any of our intellectual property and we are not currently involved in any litigation respecting our intellectual property, there can be no assurances that we will avoid such disputes in the future. The use of trade marks, service marks, trade names, slogans, phrases and other expressions in the course of our business and our subsidiary may be the subject of dispute and possible litigation. We may have to defend ourselves from infringement claims by others. Such litigation is expensive and time-consuming, and can be used by well-funded adversaries as a strategy for depleting the resources of a small enterprise. This could also affect our competitive position. There is no assurance that we will have sufficient resources to successfully protect our interests in any litigation that may be brought. There can be no assurance that we or our subsidiary will be able to continue to use our current trade names and marks. Any changes could result in confusion to potential customers and loss of valuable name recognition and negatively affect our business and our financial condition.

     We have limited manufacturing capacity

     We currently assemble, tune and test our products in our manufacturing facility located in Burnaby, British Columbia. Current models of our products are required to be individually assembled, tuned and tested to meet the specifications of the end-user. This process is time consuming and labor intensive and our ability to increase manufacturing output is limited by the size of our facilities and our ability to hire, train and retain qualified personnel. On August 1, 2002, we announced that we have selected Burnaby, British Columbia based contract electronics manufacturer Creation Technologies Inc. for volume production of our power amplifiers. We expect to start outsourcing our larger orders during the third quarter of 2002. This is expected to allow us to take advantage of better purchasing power, reduce our inventory levels and ensure that a consistent quality product is delivered on time.
However, we may not be able to effectively control quality of outsourced products. In addition, the loss of such an outsourcing relationship could have a material adverse effect on our business, financial condition and results of operations and there can be no assurances that we will be able to find another manufacturer on a timely basis necessary to fill orders or at all.

     In the future, we may be required to out source additional manufacturing or expand our facility, hire additional personnel and automate the assembly, tuning and/or testing process to increase our manufacturing capacity in order to meet future demand for our products. Such expansion will require additional capital investments and allocation of resources, which may affect our results of operations. We cannot assure you that adequate resources will be available or that we will be able to increase our manufacturing capacity in a timely manner, if at all. Our inability to meet the demand for our products would have an adverse effect on our business and our results of operations.

     We depend on suppliers and other third parties

     We are a small enterprise and have yet to establish substantial internal management, personnel and other resources. We depend substantially upon third parties for several critical elements of our business including, among other things, promotion and marketing, technology and infrastructure development and distribution activities. We also depend substantially upon third party sales agents. A substantial portion of our high power radio frequency amplifier revenues to date have been derived through a single South Korean sales agent. Historically, we have generated approximately 90% of our revenues from the Korean market. During the second quarter of 2002, the Korean market contributed less than 10% of our revenues, while sales to new customers in United States, China, Israel and Sweden increased. We anticipate that this trend will continue during the second half of 2002 and beyond. The loss of any of these resources could have a material adverse effect on our business, financial condition and results of operations.

     We rely on outside suppliers for some components and the assembly of some portions of our products. There can be no assurance that component parts, materials or services obtained from outside suppliers will continue to be available in adequate quantities or on adequate terms. The inability to obtain sufficient quantities of such materials, parts or services at reasonable cost could have a material adverse effect on our business, financial condition and results of operations.

     Our success will depend upon future strategic partnerships

     The successful execution of our business strategy is partially dependent upon enlisting a number of strategic partners regionally, nationally and globally to assist in a focused marketing effort and to provide financial strength. There is no assurance that we will continue to be successful in developing such strategic partnerships on a timely basis or in developing enough strategic partnerships to successfully market our technologies and products globally or in a volume sufficient to sustain our operations.

     We depend on telecommunication system providers to accept our technology and products

     There can be no assurance that our existing technologies will be incorporated into products, or that products based on our technologies will be marketed successfully. In addition, there can be no assurance that our technologies will be adopted widely as industry standards, even if products based on its technologies have been introduced successfully to the marketplace.

     The markets for our technologies and products have only recently begun to develop. As is typical in the case of a new and rapidly evolving industry, demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty and risk. Because the markets for our technologies and products are new and/or evolving, it is difficult to predict the future growth rate, if any, and size of these markets. There is no assurance that the markets for our technologies and products will emerge or become or remain sustainable. If the markets fail to develop, develop more slowly than expected or become saturated with competitors, or if our technologies and products do not achieve or sustain market acceptance, our business, results of operations and financial condition will be materially and adversely affected.

     There are risks and uncertainties related to our development of new products

     We have only recently released additional commercial versions of some of our technologies and products. Additional efforts and expenditures to enhance their capabilities are critical to commercial viability. We invest heavily in the research and development of new products and we cannot assure you that the new products we develop will be commercially viable or that a sufficient demand will develop for such products. If markets do not accept our products in sufficient numbers to offset costs of developing and marketing such products, our results of operation and financial condition will be materially and adversely affected.

     Product warranty risks and uncertainties

     Our products are relatively new to their respective markets and lack extensive field operating experience. While we have tested our products for failure in certain circumstances, there can be no assurance that our products will continue to operate satisfactorily after sustained field use. If a substantial number of products are returned and accepted for warranty replacement, the cost to us could have a material adverse effect on our business and financial condition.

     Potential product liability related to our Sonem products

     In the past, we sold emergency traffic preemption devices of our Sonem division (which we sold in October 2000) that are installed at traffic intersections. Also, we have sold some of our UniLinx(TM) devices (we sold the UniLinx in June 2001) for use with traffic control equipment located at intersections. If any of these products fail to perform properly, significant personal injury, property damage or death could arise from traffic accidents resulting from such failure. Although we maintain product liability insurance, there is no assurance that the amount of coverage will be sufficient in the event of a claim, that the actual claim would be covered by our insurance, or that coverage will continue to be available to us on reasonable terms and conditions or at all.

     Risks and uncertainties related to failure to maintain technological advantages and risks of obsolescence

     We are dependent upon what we perceive as the technological advantages of our products and the ability to maintain trade secret protection for our products. There can be no assurance that we will be able to obtain or maintain such advantages; failure to do so would have substantial adverse consequences to our business.

     Technological obsolescence of our technologies and products remains a possibility. There is no assurance that our competitors will not succeed in developing related products using similar processes and marketing strategies before us, or that they will not develop technologies and products that are more effective than any which have been or are being developed by us. Accordingly, our ability to compete will be dependent on timely enhancement and development of our technologies and products, as well as the development and enhancement of future products. There is no assurance that we will be able to keep pace with technological developments or that our products will not become obsolete.

     We face risks and uncertainties of foreign currency exposure

     Our functional currency is the Canadian dollar, which means that most of our operations are undertaken in Canadian dollars. We are exposed to fluctuations in the US dollar relative to the Canadian dollar, because we collect revenues in US dollars. As we expand our operations, we may begin to collect revenues from customers in currencies other than the US or Canadian dollar. We do not currently engage in any hedging activities.

                              SELLING STOCKHOLDERS

     This prospectus covers the offering of shares of common stock by selling stockholders, and the sale of common stock by us to certain warrant holders upon the exercise of their warrants. This prospectus is part of a registration statement filed in order to register, on behalf of the selling stockholders and us, a total of 15,514,974 shares of common stock as follows:

     o 5,147,551 shares of common stock issued to investors on December 24, 2001 in a private placement of units, each unit consisting of one share of common stock and one warrant;

     o a total of 4,247,552 shares of common stock issuable by us upon the exercise of outstanding warrants issued on December 24, 2001 in the unit private placement;

     o 2,317,857 shares of common stock issued to investors on May 14, 2002 in a private placement of units, each unit consisting of one share of common stock and one warrant;

     o a total of 2,454,786 shares of common stock issuable by us upon the exercise of outstanding warrants issued on May 14, 2002 in the unit private placement;

     o 847,228 shares of common stock issued to investors pursuant to the acquisition of Ultratech Linear Solutions, Inc.;

     o shares issued to consultants and shares purchased by investors in various private transactions named in previously filed registration statements;

     o 250,000 shares of common stock issuable to Mueller & Company, Inc. upon the exercise of warrants issued under a consulting agreement, as amended November 15, 2001; and

     o 250,000 shares of common stock issuable to Ideas Inc. upon the exercise of warrants issued. under a consulting agreement, as amended by a letter dated November 13, 2001.

     The shares issued to the selling stockholders are "restricted" shares under applicable federal and state securities laws and are being registered to give the selling stockholders the opportunity to sell their shares. The registration of such shares does not necessarily mean, however, that any of these shares will be offered or sold by the selling stockholders. The selling stockholders may from time to time offer and sell all or a portion of their shares in the over-the-counter market, in negotiated transactions, or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices.

     The registered shares may be sold directly or through brokers or dealers, or in a distribution by one or more underwriters on a firm commitment or best efforts basis. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution." Each of the selling stockholders reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the registered shares to be made directly or through agents. The selling stockholders and any agents or broker-dealers that participate with the selling stockholders in the distribution of registered shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of the registered shares may be deemed to be underwriting commissions or discounts under the Securities Act.

     We will receive no proceeds from the sale of the registered shares, and we have agreed to bear the expenses of registration of the shares, other than commissions and discounts of agents or broker-dealers and transfer taxes, if any.

     We will sell the warrant shares to the holders of the above-described warrants if and when they choose to exercise them. If this (or any subsequent) registration statement is then in effect, once the warrant holders have exercised their warrants, they will be free to re-sell the stock they receive at such time or times as they may choose, just as any purchaser of stock in the open market is allowed to do. We do not know how much, if any, of such stock these investors will hold or re-sell upon exercise of their warrants.

     The foregoing summary of the warrant terms is qualified in its entirety by the full terms of the applicable warrant agreements, a sample form of which is incorporated by reference in this Prospectus as an exhibit to the registration statement.

     Selling stockholders who acquired their shares through private placements

     The following is a list of the selling stockholders who own or have the right to acquire 15,514,974 of the registered shares, including 8,312,636 shares of common stock acquired in private placements, acquisitions & private transactions and 7,202,338 which are acquirable upon the exercise of warrants. Some of these selling stockholders hold or have held a position, office or any other material relationship with us or our predecessors or affiliates within the past three years. See "Directors, Executive Officers, Promoters, and Control Persons." At August 15, 2002, we had 34,516,894 shares of common stock issued and outstanding.

                                      Number of           Number of                        Total Number    Amount to be
                                      Shares of            Shares        Total Number of   of Shares of    Owned After
                                    Common Stock         Acquirable         Shares of      Common Stock    Offering is
             Name of                  Owned on              Upon           Common Stock        to be       Complete(c)
       selling stockholder         August 15, 2002       Exercise of       Beneficially     Offered for
                                                          Warrants            Owned          Security
                                                                                             Holder's
                                                                                              Account
---------------------------------- ------------------   --------------   ---------- ------ -------------- ---------- ----
                                                                          Amount     %                      Amount   %
---------------------------------- ------------------   --------------   ---------- ------ -------------- ---------- ----
324168 AB Ltd.                                159,086         57,086        216,172 (b)         114,172     102,000 (b)

3OE Enterprises Inc(1)                         65,000(8)                     65,000 (b)          25,000      40,000 (b)

Abraham Muller                                 19,857         17,857         37,714 (b)          35,714       2,000 (b)

Alan Gelfand                                   35,713         35,713         71,426 (b)          71,426           - (b)

Albert Betar                                  130,000        100,000        230,000 (b)         200,000      30,000 (b)

Ben Rosenblum                                  91,269(10)     91,269(11)    182,538 (b)         182,538           - (b)

Beth Medrash Govohah of America               333,333        333,333(11)    666,666  2%         666,666           - (b)

Chris Neumann                                 117,262(8)           -        225,596(a) (b)      117,262     108,334 (b)

Clayton Duxbury                               132,386         57,086        189,472 (b)         114,172      75,300 (b)

David Zajac                                    53,571         53,571        107,142 (b)         107,142           - (b)

Doug Stewart                                   25,000(9)           -         25,000 (b)          15,000      10,000 (b)

Ezra Schnapp                                  285,714        285,714        571,428  2%         571,428           - (b)

Friendly Trend Fund Inc.                       97,086         57,086        154,172 (b)         114,172      40,000 (b)
Halkin Management Ltd. FBO Ilan
Kenig(2)                                      416,667(10)    255,608(11)    711,858(a)  2%      672,275      25,000 (b)

Holger Spielberg                               27,500(8)           -         27,500 (b)          25,000       2,500 (b)

Hugh Notman                                   645,000(10)    395,680(11)  1,040,680  3%       1,040,680           - (b)

James Carruthers                               31,000(8)           -         81,000(a) (b)       25,000      56,000 (b)

James Fletcher                                507,500(10)    345,000(11)    852,500  3%         690,000     162,500 (b)

Jeffery Rubin                                 222,697(10)    162,697(11)    385,394  1%         325,394      60,000 (b)

John Leslie                                   721,822(10)    521,822(11)  1,243,644  4%       1,043,644     200,000 (b)

John MacBain                                   43,706(8)           -         43,706 (b)          43,706           - (b)

John Robertson(3)                             203,315(8)           -        203,315 (b)         203,315           - (b)

Jon Gahre                                      53,000         30,000         83,000 (b)          60,000      23,000 (b)

Jong Kil Kim(4)                                50,000(8)           -         50,000 (b)          50,000           - (b)

                                      Number of           Number of                        Total Number    Amount to be
                                      Shares of            Shares        Total Number of   of Shares of    Owned After
                                    Common Stock         Acquirable         Shares of      Common Stock    Offering is
             Name of                  Owned on              Upon           Common Stock        to be       Complete(c)
       selling stockholder         August 15, 2002       Exercise of       Beneficially     Offered for
                                                          Warrants            Owned          Security
                                                                                             Holder's
                                                                                              Account
---------------------------------- ------------------   --------------   ---------- ------ -------------- ---------- ----
                                                                          Amount     %                      Amount   %
---------------------------------- ------------------   --------------   ---------- ------ -------------- ---------- ----
Ken Coward                                    107,086         57,086        164,172 (b)         114,172      50,000 (b)

Keren MYCB Elias Foundation Inc.              352,629(10)    272,818(11)    625,447  2%         545,636      79,811 (b)

Louise Blouin                                  43,706(8)           -         43,706 (b)          43,706           - (b)

Mark Godsy(5)                               3,252,079(8)(10) 562,337(11)  3,966,916(a) 11%    1,500,432   2,449,402 7%

Mark Hammerstone                               36,508(10)     36,508(11)     73,016 (b)          73,016           - (b)

Michael Hammerstone                            80,158(10)     80,158(11)    160,316 (b)         160,316           - (b)

Mirza Kassam                                  144,198(8)           -        144,198 (b)         144,198           - (b)

Morten Borch                                  597,143         97,143        694,286  2%         194,286     500,000 1%

Murray Weitman                                 74,603(10)     74,603(11)    149,206 (b)         149,206           - (b)

Nochum Barnetsky                                8,929          8,929         17,858 (b)          17,858           - (b)

Ole Nyflot                                     50,000         30,000         80,000 (b)          60,000      20,000 (b)

Patrick Robinson                              446,112(10)    361,112(11)    807,224  2%         722,224      85,000 (b)

Pemo AS                                       110,000         40,000        150,000 (b)          80,000      70,000 (b)

Pergola AS                                    120,000         40,000        160,000 (b)          80,000      80,000 (b)

Peter A Scott Consulting Ltd                   26,250(8)           -         26,250 (b)          26,250           - (b)

Rachel Mendelovitz                            183,333(10)    183,333(11)    366,666  1%         366,666           - (b)

Robert Fetherstonhaugh                         82,363(8)           -         82,363 (b)          82,363           - (b)

Robert Millham                                 35,713         35,713         71,426 (b)          71,426           - (b)

Robert W Singer(6)                             25,000              -         62,500(a) (b)       25,000      31,250 (b)

Roland Sartorius(7)                           350,000(10)    214,710(11)    870,127(a)  3%      564,710     281,935 (b)

Salvatore Amato                                71,775         71,775        143,550 (b)         143,550           - (b)

Shalom Torah Centers                          292,857        267,857        560,714  2%         535,714      25,000 (b)

Sondre Invest AS                              514,000         80,000        594,000  2%         160,000     434,000 1%

Van Wyck Window Fashions Inc.                 242,857(10)    242,857(11)    485,714  1%         485,714           - (b)

Wayne Gambell                               1,206,434(10)    833,234(11)  2,039,668  6%       1,666,468     373,200 1%

                                      Number of           Number of                        Total Number    Amount to be
                                      Shares of            Shares        Total Number of   of Shares of    Owned After
                                    Common Stock         Acquirable         Shares of      Common Stock    Offering is
             Name of                  Owned on              Upon           Common Stock        to be       Complete(c)
       selling stockholder         August 15, 2002       Exercise of       Beneficially     Offered for
                                                          Warrants            Owned          Security
                                                                                             Holder's
                                                                                              Account
---------------------------------- ------------------   --------------   ---------- ------ -------------- ---------- ----
                                                                          Amount     %                      Amount   %
---------------------------------- ------------------   --------------   ---------- ------ -------------- ---------- ----
Wayne Saker                                   135,714      135,714          271,428 (b)       271,428            -   (b)

Wimo Invest AS                                 90,000       40,000          130,000 (b)        80,000       50,000   (b)

Canaccord Capital Corporation                       -       20,550           20,550 (b)        20,550            -   (b)

John Anderson                                       -       21,429           21,429 (b)        21,429            -   (b)

Liz Biderman                                        -       17,143           17,143 (b)        17,143            -   (b)

Mueller & Company Inc.                              -       75,664           75,664 (b)        75,664            -   (b)

Wolverton Securities Ltd.                           -        2,143            2,143 (b)         2,143            -   (b)

Ideas Inc.                                          -      250,000(12)      250,000 (b)       250,000            -   (b)

Mueller & Company Inc.                              -      250,000(12)(13)  250,000 (b)       250,000            -   (b)
-------------------------------------------------------------------------------------------------------------------------
                            TOTAL                        7,202,338                         15,514,974

     (a) Includes shares of common stock acquirable upon exercise of Warrants by the selling stockholder and options exercisable to acquire common stock within 60 days of August 15, 2002. See "Security Ownership of
          Certain Beneficial Owners and Management" for additional information regarding warrants and options held by management.
     (b)  Less than 1%.
     (c) Assuming all shares registered for the benefit of the selling stockholder are sold.
     (1) Includes 40,000 shares owned directly or indirectly by Norm Dowds, the principal of 3OE Enterprises.
     (2)  Mr. Kenig is our President and a Director.
     (3) Mr. Robertson resigned as our President, Chief Executive Officer effective March 31, 2002 and as a Director of the Company on June 13, 2002.
     (4) Mr. Kim is a sales agent for the Company responsible for sales in Korea.
     (5)  Mr. Godsy is our Chairman and a Director.
     (6)  Mr. Singer is a Director of the Company.
     (7)  Mr. Sartorius is our Chief Financial Officer
     (8) Includes shares that were previously registered on a registration statement on Form SB-2/A filed with the Securities and Exchange
          Commission on October 18, 2001.

     (9) Includes shares that were previously registered on a registration statement on Form SB-2 filed with the Securities and Exchange Commission May 3, 2001.

     (10) Includes shares that were previously registered on a registration statement on Form SB-2 filed with the Securities and Exchange Commission February 15, 2002.

     (11) Includes shares issuable upon exercise of warrants that are registered on a registration statement on Form SB-2 filed with the Securities and Exchange Commission on February 15, 2002.

     (12) Including 100,000 shares issuable upon exercise of warrants registered on a registration statement on Form SB-2/A filed on May 3, 2001, and 200,000 shares issuable upon exercise of warrants registered on a registration statement on Form SB-2/A filed on October 18, 2001.

     (13) 100,000 shares are acquirable by Mueller upon the exercise of warrants at $0.38 per share, 90,628 of which are fully vested and the balance of which vest quarterly beginning September 30, 2002; and 150,000 shares are acquirable by Mueller upon the exercise of warrants at $0.29 per share, of which 62,500 are fully vested and the balance of which vest quarterly beginning September 30, 2002.

                              PLAN OF DISTRIBUTION

     We are registering the shares on behalf of the selling stockholders. When we refer to selling stockholders, we intend to include donees and pledgees selling shares received from a named selling stockholder after the date of this prospectus. All costs, expenses and fees in connection with the registration of the shares offered under this registration statement will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholders. Sales of shares may be effected by the selling stockholders from time to time in one or more types of transactions (which may include block transactions) on the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

     The selling stockholders may effect such transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     The selling stockholders and any broker-dealers that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify the selling stockholders against some liabilities arising under the Securities Act.

     The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against some liabilities arising under the Securities Act.

     Because the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

     Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meets the criteria and conform to the requirements of such Rule.

     Upon being notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, under Rule 424(b) of the Act, disclosing:

          o the name of each selling stockholder(s) and of the participating broker-dealer(s),

          o    the number of shares involved,

          o    the price at which the shares were sold,

          o the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable,

          o that the broker-dealer(s) did not conduct any investigation to verify information set out or incorporated by reference in this prospectus; and

          o    other facts material to the transaction.

     In addition, upon being notified by any selling stockholder that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.

                                LEGAL PROCEEDINGS

     We, along with Sonic Systems Corporation and M&M Realty Incorporated, have been sued in the Supreme Court of British Columbia, Canada, by Integrated Global Financial Corporation. The action is dated January 5, 2001. Integrated Global alleges it has options to purchase 500,000 shares at an alleged exercise price of $1.00 per share, plus unspecified damages. We dispute the allegations and are defending the claim vigorously. No trial date has been set. No Examinations for Discovery have been conducted or are set down. The matter is at a very preliminary stage. It is our view that the claim has little, if any, merit and we do not expect the proceeding to have any material adverse effect on us. It is our position that these options have expired and we have not included such options in our outstanding options at August 15, 2002.

     We have filed a lawsuit against Cobratech Industries Inc. in the Supreme Court of British Columbia, Canada, to recover $88,000 owed to us by Cobratech. The action is dated October 24, 2001. We made a bridge loan of $200,000 to Cobratech in November 2000, secured by a security interest in all of the personal and real property of Cobratech. The obligation was evidenced by a promissory note bearing interest at the rate of 1% per month. Cobratech owes us approximately $85,600, including principal and accrued, but unpaid interest, under the note. We have reached a tentative settlement arrangement with Cobratech whereby Cobratech would satisfy the obligation by converting the debt into shares of its parent's, CTI Diversified Holdings Inc., shares at a conversion price determined by the average of the bid and ask price of CTI Diversified Holdings Inc. shares as quoted on the NASD OTC BB on the day immediately before conversion. There can be no assurances that the settlement will be finalized, or that we will realize any cash value from any shares of CTI Diversified Holdings Inc. we receive pursuant to the settlement. For financial reporting purposes, we have already set up a provision for the full amount owing against income in 2001 for the possibility of non-repayment. See "Certain Relationships and Related Transactions" below for further details.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

     Our directors, executive officers, and significant employees and the significant employees of our subsidiary, Unity Wireless Systems Corporation (Unity Wireless Systems Corporation), are as follows:

NAME                               POSITION                                           APPOINTMENT

Mark Godsy            Director and Chairman of Board of Directors                     February 22, 2000
                      Director and Chairman of Board of Directors of Unity Wireless
                      Systems Corporation
Ilan Kenig            President                                                       April 1, 2002
                      President and Director of Unity Wireless Systems Corporation
                      Director                                                        June 17, 2002
Roland Sartorius      Chief Financial Officer and Secretary                           August 15, 2000
                      Chief Financial Officer and Secretary of Unity Wireless
                      Systems Corporation
Thomas Dodd           Senior Vice President                                           February 22, 2000
                      Senior Vice President of Unity Wireless Systems Corporation
Ken Maddison          Director                                                        October 29, 1998
Robert W. Singer      Director                                                        June 22, 2001
Brian Nixon           Director and Vice Chairman                                      July 11, 2002
Doron Nevo            Director                                                        July 11, 2002

     Mark Godsy - Age 47. Mr. Godsy is a Director and the Chairman of the Board of Directors of Unity Wireless and Unity Wireless Systems Corporation. He previously served as a Director and the Chairman of the Board of Directors of Unity Wireless Systems Corporation from May 1993 to November 1998, and as the Secretary of Unity Wireless Systems Corporation from May 1993 to July 1995, and from May 1997 to November 1998. Mr. Godsy was also the Chief Executive Officer from February 2000 until November 17, 2000. His term as a Director of Unity Wireless runs until the next annual meeting of the stockholders unless earlier terminated. Mr. Godsy is an experienced entrepreneur working in the areas of corporate development and venture capital. He practiced law for approximately five years before entering business and co-founding two successful companies, ID Biomedical Corporation and Angiotech Pharmaceuticals Ltd., both of which are leading Canadian biotechnology firms. Mr. Godsy's responsibilities included building executive management teams, coordinating corporate finance activities and strategic positioning. Mr. Godsy is a graduate of the University of British Columbia and received his law degree from McGill University. He is currently a member of the Law Society of British Columbia.

     Ilan Kenig - Age 42. Mr. Kenig is a Director of Unity Wireless and our Company's President. His term as a Director of Unity Wireless runs until the next annual meeting of the stockholders unless earlier terminated. Mr. Kenig has over 17 years of legal, venture capital and investment banking experience on Wall Street with specific emphasis in the technology and telecommunications arena. Mr. Kenig, with his experience in international business activities, corporate mergers and acquisitions, joined the Company as Vice President of Business Development in December 2001 before assuming the position of President in April 2002. Prior to pursuing international finance activities in New York, Mr. Kenig was a founder of a successful law firm in Tel-Aviv representing mostly technology and telecommunications interests. Mr. Kenig holds a law degree from Bar-Ilan University

     Roland Sartorius - Age 49. Mr. Sartorius is the Chief Financial Officer and Secretary of Unity Wireless and of Unity Wireless Systems Corporation. Mr. Sartorius has over 12 years experience in the position of Chief Financial Officer in several public and private multinational entities. Most recently, he was based in Switzerland and held the same position with a private equity/venture capital firm managing several equity funds, with investments in various European and North American technological/industrial companies. His focus has been in the areas of corporate finance, strategic planning, financial reporting and controls, international tax planning, compliance and investor/stockholder relations. From 1981 to 1988, Mr. Sartorius was employed with KPMG, initially as an auditor and subsequently as a Management Consultant in Corporate Finance. Mr. Sartorius, a Certified General Accountant, holds a Bachelor of Commerce & Business Administration degree from the University of British Columbia. He currently serves and has previously served on boards of directors for a variety of private companies.

     Thomas Dodd - Age 51. Mr. Dodd is Senior Vice President of Unity Wireless and of Unity Wireless Systems Corporation. Mr. Dodd is a senior marketer/manager with over 25 years experience as an end user, original equipment manufacturer, consultant, and manufacturer, in roles ranging from field technical support to executive management. He has held senior executive positions with Dynapro Systems Inc. and Campbell Technologies with primary responsibilities in sales and marketing. .

     Ken Maddison - Age 61. Mr. Maddison is a Director of Unity Wireless . His term runs until the next annual meeting of the stockholders unless earlier terminated. Mr. Maddison, a Chartered Accountant since 1966 and elected a Fellow of the Institute of Chartered Accountants of British Columbia in 1975, retired in August 1997 after a lengthy career as a partner with the accounting firm KPMG. In public practice over the past 32 years, Mr. Maddison provided auditing, accounting and business advisory services to a wide range of clients in the hospitality, real estate, construction, non-profit and insurance industries. Mr. Maddison currently serves on the boards of International Wayside Gold Mines Ltd., Island Mountain Gold Mines Ltd., Northern Continental Resources Inc., Northern Hemisphere Development Inc. and Golden Cariboo Resources Ltd.

     Robert W. Singer - Age 54. Senator Singer is a director of Unity Wireless. Senator Singer is a New Jersey state senator and serves within the Senate leadership circle as Assistant Majority Leader. Senator Singer is also Vice-Chairman of the Senate Commerce Committee and a member of the Senate Health Committee. In his former duties as an elected representative in the Upper House, Senator Singer was Chairman of the Senate Senior Citizens, Veterans Affairs and Agriculture Committee and was Vice-Chairman of the Senate Environment Committee, and had been appointed to chair the Joint Legislative Biotechnology Task Force and the Software Task Committee. Senator Singer is presently Chairman of the Senate Task Force on Science and Technology, which was established in 2001. On a national level, Senator Singer was also appointed as a member of the Health Committee of the Assembly on Federal Issues of the National Conference of State Legislatures. Members of the Assembly on Federal Issues meet with federal officials and play a key role in developing recommendations on a wide range of national issues that affect state-federal relations. Senator Robert Singer has distinguished himself among his national peers through his recognition and understanding of high technology industries, particularly biotechnology and the economic development, health care, agricultural and environmental benefits this industry offers his state and the nation. The Senator has also been honored at the national and state level for his leadership and support in promoting the biotechnology industry. Senator Singer currently serves on the boards of Brocker Technology Group and Healthchoice Incorporated.

     Brian Nixon - Age 47. Mr. Nixon is a Director and Vice Chairman of Unity Wireless. His term runs until the next annual meeting of the stockholders unless earlier terminated. Mr. Nixon brings over 20 years of corporate and entrepreneurial leadership experience to the Board of Unity Wireless. Most recently he was Senior Vice President, Business Solutions with BCE Media Inc. In this position, Mr. Nixon was responsible for the development of Business Television and Interactive e-Learning services in Canada. He also continued as the President of Infosat Communications, Inc., a position held since 1993 and was appointed Chairman of the Board of Directors of Vistar Telecommunications Inc. an Ottawa based high technology company controlled by BCE Media Inc. Vistar was restructured an subsequently divested resulting in a substantial return on investment. Prior, he was Vice President of Finance with an Oil & Gas Company that specialized in asset management and divestiture. Previous positions included responsibility for distribution and business development of the Canadian market for a large, multi-national US corporation. In addition to holding the Certified Management Accountant designation, Mr. Nixon has an MBA from the University of Calgary.

     Doron Nevo - Age 47. Mr. Nevo is a Director of Unity Wireless. His term runs until the next annual meeting of the stockholders unless earlier terminated. Mr. Nevo brings more than 20 years of business experience in high technology and telecommunications companies to the Board of Unity Wireless. Currently, Mr. Nevo is President and CEO of KiloLambda Technologies, Ltd. an optical subsystems company he founded in early 2001. Prior to Kilolambda, Mr. Nevo was President and CEO of NKO, Inc. a company he founded that designed and developed a carrier grade IP Telephony system platform and established its own IP network. Mr. Nevo was also President and CEO of Clalcom Ltd., an international telecommunications service provider in Israel which he founded in 1992. Prior to Clalcom, he held various positions with Sprint International Inc. He also serves on the board of a number of companies including Audiocodes, Ltd (NasdaqNM: AUDC), Elcom Technologies (a manufacturer of Satcom and Digital Radio synthesizers), Notox, Ltd. (a biotech company) and Cellaris, Ltd. (a new materials company). Mr. Nevo received a B.Sc. in Electrical Engineering from the Technion and an M.Sc. in Telecommunications Management from Brooklyn Polytechnic.

     Our directors are elected at the annual meeting of the stockholders and serve until their successors are elected and qualified, or their earlier resignation or removal. Officers are appointed by our Board of Directors and serve at the discretion of the Board of Directors or until their earlier resignation or removal.

     There are no family relationships among our directors or executive officers.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of shares of our common stock as of August 15, 2002 by

     o each person who is known by us to beneficially own more than 5% of our issued and outstanding shares of common stock;

     o our chief executive officer and our two former chief executive officers during our last fiscal year, individually named in the executive compensation table below;

     o    our directors; and

     o    all of our executive officers and directors as a group.

Unless otherwise indicated, the persons named below have sole voting and investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable. As of August 15, 2002, there were 34,516,894 of our shares of common stock issued and outstanding. To the best of our knowledge, there exist no arrangements that could cause a change in voting control of our corporation.

                                                                           SHARES BENEFICIALLY
TITLE OF CLASS  NAME AND ADDRESS OF OWNER     RELATIONSHIP TO COMPANY            OWNED             PERCENT OWNED(1)
Common Stock    Mark Godsy                    Chairman, Director, 5%           3,966,916               11.49%
                7575 Carnarvon Street         Stockholder and Past CEO
                Vancouver, B.C.  V6N 1K6      (February 22, 2000 -
                                              November 17, 2000)

Common Stock    Ilan Kenig                    Director and President             736,858                2.13%
                1859 Spyglass Place,#201
                Vancouver, B.C. V5Z 4K6

Common Stock    Brian Nixon                   Vice-Chairman, Director             17,500                0.05%
                1742 Hampton Drive
                Coquitlam, BC V3E 3E1

Common Stock    Doron Nevo                    Director                             6,667                0.02%
                15 Yakov Hazan
                Raanana, Israel 43563

Common Stock    Ken Maddison                  Director                            84,375                0.24%
                2591 Lund Avenue
                Coquitlam, B.C.  V3K 6J8

Common Stock    Robert W. Singer              Director                            62,500                0.18%
                2110 West County Line Road
                Jackson, NJ  08527

Common Stock    John Robertson                Past Director (November            203,315                0.59%
                #203 - 728 Farrow Street      17, 2000 - June 17, 2002)
                Coquitlam, B.C.  V3J 3S6      and Past CEO (November
                                              17, 2000 - March 31, 2002)

                                                                           SHARES BENEFICIALLY
TITLE OF CLASS  NAME AND ADDRESS OF OWNER     RELATIONSHIP TO COMPANY            OWNED             PERCENT OWNED(1)
Common Stock    H. William Brogdon            Past CEO (February 1999            550,000                1.59%
                1817 Sleepy Hollow Lane       to February 22, 2000)
                Petaluma, CA 94954

Common Stock    Wayne Gambell                 5% Beneficial Owner              2,039,668                5.91%
                1040 Memorial Dr., NW
                Calgary, AB T2N 3E1
------------------------------------------------------------------------------------------------------------------------------------
Common Stock    All directors and executive                                    6,791,175(1)            19.67%
                officers as a group (10
                individuals)

(1) Includes the following numbers of shares of common stock (total of 1,974,114 shares) that may be acquired by the exercise of stock options or warrants that are now exercisable or will become exercisable within 60 days of August 15, 2002:

     Mark Godsy - 714,837 shares, including 562,337 shares acquirable upon exercise of warrants and 152,500 shares exercisable upon the exercise of options.
     Ilan Kenig - 295,191 shares, including 255,608 shares acquirable upon the exercise of warrants and 39,583 shares acquirable upon the exercise of options.
     Brian Nixon -17,500 shares acquirable upon the exercise of options.
     Doron Nevo - 6,667 shares acquirable upon the exercise of options.
     Ken Maddison - 84,375 shares acquirable upon the exercise of options. Robert Singer - 37,500 shares acquirable upon the exercise of options. Wayne Gambell - 833,234 shares acquirable upon the exercise of warrants.

                            DESCRIPTION OF SECURITIES

General Provisions of Common Stock

     All outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. Upon liquidation, dissolution or winding up of the corporation, the holders of common stock are entitled to share ratably in all net assets available for distribution to stockholders after payment to creditors. The common stock is not convertible or redeemable and has no preemptive, subscription or conversion rights.

     Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There are no cumulative voting rights.

     The holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefore at such times and in such amounts as our Board of Directors may from time to time determine. Holders of common stock will share equally on a per share basis in any dividend declared by the Board of Directors. We have not paid any dividends on our common stock and do not anticipate paying any cash dividends on such stock in the foreseeable future.

     In the event of a merger or consolidation, all holders of common stock will be entitled to receive the same per share consideration.

General Provisions of Preferred Stock

     Our Board of Directors is authorized by the Certificate of Incorporation of the Company to issue up to 5,000,000 shares of preferred stock on such terms as the Board may determine. No such stock has been issued to date. The preferred shares could, in certain instances, render more difficult or discourage a merger, tender offer, or proxy contest and thus potentially have an "anti-takeover" effect, especially if preferred shares were issued in response to a potential takeover. In addition, issuances of authorized preferred shares can be implemented, and have been implemented by some companies in recent years, with voting or conversion privileges intended to make acquisition of the corporation more difficult or more costly. Such an issuance could deter the types of transactions which may be proposed or could discourage or limit the stockholders' participation in certain types of transactions that might be proposed (such as a tender offer), whether or not such transactions were favored by the majority of the stockholders, and could enhance the ability of officers and directors to retain their positions.

      THE SEC'S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Our bylaws provide that directors and officers shall be indemnified by us to the fullest extent authorized by the Delaware General Corporation Law, against all expenses and liabilities reasonably incurred in connection with services for us or on our behalf. The bylaws also authorize the board of directors to indemnify any other person who we have the power to indemnify under the Delaware General Corporation Law, and indemnification for such a person may be greater or different from that provided in the bylaws. To the extent that indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                           DESCRIPTION OF THE BUSINESS

General

     We are a designer, developer and manufacturer of wireless technologies and products for a broad range of industrial and commercial applications. Our business is focused on developing, marketing and selling our high power linear radio frequency amplifiers.

     High performance linear radio frequency amplifiers are used in current generation wireless voice, Internet and data base station and repeater networks and support cellular, personal communications services also referred to as PCS, paging, and wireless local loop wireless local loop frequencies.

Corporate History

     We, Unity Wireless Corporation, were incorporated in the State of Delaware on October 1, 1998, under the name Sonic Systems Corporation. We are the successor to M&M International Realty, Inc., a Florida corporation, which effected a re-incorporation as a Delaware corporation by merger on December 1, 1998, with Unity Wireless Corporation as the surviving corporation. Before the merger, the Florida corporation had no material commercial activity. On December 11, 1998, we acquired all of the issued and outstanding stock of Unity Wireless Systems Corporation in exchange for 11,089,368 shares of our common shares. As a result, the former stockholders of Unity Wireless Systems Corporation owned a majority of our outstanding stock. Therefore, for accounting purposes, Unity Wireless Systems

Corporation was deemed to have acquired Unity Wireless Corporation. Unity Wireless Systems Corporation survived as a wholly owned subsidiary.

     Prior to the introduction of our radio frequency communications products, we had designed, manufactured, and sold an acoustic-based traffic signal preemption system under the trade name "Sonem." The system detected approaching sirens and issued commands to the traffic signal controller to adjust the traffic lights to give priority passage to the emergency vehicle(s). The Sonem product accounted for all revenues earned in the fiscal years ended December 31, 1998 and 1999, and the quarter ending March 31, 2000. In view of our strategic repositioning toward radio frequency wireless products during 2000, we, through our subsidiary Unity Wireless Systems Corporation, sold our Sonem business to Traffic Systems, L.L.C. on October 6, 2000. Accordingly, revenue from acoustic products ended in the third quarter of 2000.

     Also, in late 1999, we increased our marketing efforts in Asia, resulting in a contract in the first quarter of 2000 with the Transportation Management Systems division of Orbital Sciences. Under the Orbital contract, UW
Integration, through one of our wholly owned subsidiaries, UW Singapore, provided systems integration support, warranty and maintenance services for the Automatic Vehicle Management System to be delivered by Orbital and Sanyo Trading Company to Singapore Bus Services Ltd. Revenue from this contract started in the quarter ended June 30, 2000, and continued for the rest of the year. As we continued to refocus upon radio frequency communication products, we assigned the Orbital contract to Lyma Sales & Management Corp. on December 30, 2000, and therefore we had no further interest in any revenue resulting from the contract

     In 1999 and 2000, we designed a specialized radio frequency communication product with the trademark "UniLinx", which we introduced commercially in the later part of 2000. This wireless internet protocol gateway was deployed in the traffic control market and the remote POS market during 2000. Sales from UniLinx commenced in the quarter ended June 30, 2000, and continued for the rest of the year and into the first quarter of 2001. In order to focus solely on the radio frequency communication products, we sold the UniLinx business and assets on June 12, 2001 to Horton Automation Inc. for Cdn $150,000, which is payable on a percentage of unit sales by Horton. Consequently, revenue from the Unilinx business ended in second quarter on 2001.

     On November 16, 2000, we acquired Ultratech Linear Solutions Inc., a designer, developer and manufacturer of linear power amplifiers for the wireless network infrastructure industry. Ultratech's operations have been consolidated from the date of acquisition. The revenues from sales of Ultratech amplifiers from its inception on April 22, 1999 to December 31, 2000 were approximately $3,200,000. We received revenue from the sale of radio frequency power amplifiers starting in the quarter ended December 31, 2000. Management expects that the Ultratech acquisition will have a significant positive impact on our revenues in the current year and beyond.

     We have incurred net losses since we became active in July 1995. Losses resulted from low sales of our Sonem traffic signal preemption system, combined with startup manufacturing activity and engineering and research and development costs relating to product improvement and new technologies.

     Losses continued into 2000 as our revenue from Sonem sales, and the later revenue from UniLinx and the Orbital contract, did not exceed expenditures for research and development, marketing, and general and administrative activities. In the first half of 2000, we became a registrant with the SEC, requiring additional expenditures on legal and accounting services. Also, up to the time of the sale of the Sonem product, we made further development expenditures on this product to improve performance and to reduce unit costs. Marketing and additional development costs were also incurred on the UniLinx product.

     With the completion of the Ultratech purchase, the discontinuance of the contract services (Singapore) business segment, the ending of active participation in the Sonem product and the sale of the Unilinx business, we have restructured our operations and staff complement to adjust for the needs of higher manufacturing volumes and development activities for radio frequency power amplifier products. We have also reviewed other costs and eliminated expenditures not directly required to implement our radio frequency wireless focus.

     During 2001, we focused on developing our marketing, sales and global distribution network by increasing the number of distributors from one to over twenty by year-end. As well, we introduced over twenty-five new products into the marketplace. Our development activities were concentrated on increasing our engineering resources to develop our new products and the new feed forward radio frequency power amplifier technology. Feed forward is a technique to minimize the distortion effects introduced by amplification of radio frequency signals. We listed our common shares on the TSX Venture Exchange (formerly known as the Canadian Venture Exchange) during December 2001.

     To focus our business and eliminate contingencies, we agreed, pursuant to a term sheet dated January 31, 2001, that warranty obligations of Unity Wireless Systems Corporation for Sonem products already installed would be assumed by Traffic Systems LLC, the purchaser of the Sonem business, in consideration of UW System's transfer of its equity interest in Traffic Systems LLC and our residual interest in the Sonem patents.

     By mid 2002, our business strategy evolved and focused on securing long-term supply agreements with strategic key customers, thereby providing for a stabilized revenue base and consistent growth.

Acquisition and Dispositions

     Sale of Sonem Business

     We were founded to commercialize the Sonem technology traffic system devices. Based on our knowledge of intersection controllers gained in the traffic signal preemption business, specifically the specialized computers that control the signal lights, we developed our "UniLinx(TM)" technology. With further development of the UniLinx(TM) technology, management came to believe that the Sonem business should be de-emphasized in favor of a focus on UniLinx(TM) and other wireless technologies.

     In keeping with this change in focus, we sold our Sonem business on October 6, 2000, to Traffic Systems LLC , an Arizona limited liability corporation owned 37% by Unity Wireless Systems Corporation and 63% by one of the Sonem contractors of Unity Wireless Systems Corporation, under the terms of an Asset Purchase Agreement among Unity Wireless Systems Corporation, Traffic Systems LLC and others. Under the Asset Purchase Agreement, Unity Wireless Systems Corporation licensed substantially all of its Sonem patent rights to Traffic Systems LLC (on an exclusive world-wide basis) and Traffic Systems LLC covenanted to commercialize and sell the Sonem technology. In addition to its equity interest in Traffic Systems LLC, Unity Wireless Systems Corporation was entitled to receive $2,000,000 from the gross profits of Traffic Systems LLC. Unity Wireless Systems Corporation also agreed to assist Traffic Systems LLC in the transition of the Sonem business, by providing limited technical, consulting and financial support.

     Although Traffic Systems LLC agreed under the Asset Purchase Agreement to assume the warranty obligations of Unity Wireless Systems Corporation for Sonem products already installed, Unity Wireless Systems Corporation was required to advance the costs of such obligations, with repayment to come from the gross profits of Traffic Systems LLC. We believe that the costs of such obligations in the future may be substantial, and have agreed, pursuant to a term sheet dated January 31, 2001, that these obligations will be assumed by Traffic Systems LLC in consideration of UW System's transfer of its equity interest in Traffic Systems LLC and our residual interest in the Sonem patents. On April 30, 2001, Unity Wireless Systems Corporation and Traffic Systems LLC signed a definitive agreement consummating the term sheet.

     For financial reporting purposes, the ultimate disposition of the Sonem business results in it being considered to be a discontinued operation.
Accordingly, all discussions of our continuing operations in this Prospectus exclude the Sonem business.

     Acquisition of Ultratech

     Also as part of our strategy to focus on wireless technologies, we acquired Ultratech Linear Solutions, Inc., of Burnaby, British Columbia, Canada, in a share purchase transaction that was completed on November 16, 2000. Ultratech is a wireless communications technology designer, developer and marketer specializing in high power linear radio frequency amplifiers. In consideration of the Ultratech shares, we paid to the stockholders of Ultratech Cdn.$72,000 ($48,000) on account of stockholder loans, and issued 700,000 shares of our common stock. We had loaned Cdn.$300,000 ($200,000) to Ultratech before closing.

     Disposition of Integration Services Business

     To complement internally developed transportation-related products such as Sonem and UniLinx, we formed wholly owned UW Integration (and its wholly owned subsidiary Unity Wireless Integration (S) Pte Ltd.) in early 2000 to further pursue alliances, licensing agreements and marketing partnerships in the transportation systems and communications markets. In order to better focus on our new high power linear amplifier business, we sold UW Integration to Lyma Sales & Management Corp., a British Columbia, Canada, company wholly owned by Siavash Vojdani, a former officer and director of ours, on December 30, 2000.

Principal Products & Services

     In general, we make and sell high power radio frequency power amplifiers. Radio frequency power amplifiers are used to boost the power of a radio signal before it is broadcast from an antenna. Our amplifiers are targeted primarily at radio systems used in wireless communications networks such as those which support cellular telephones.

     Industry and Market Trends

     In general, starting in the first half of 2001, the telecom markets have softened and currently many wireless providers and equipment makers have significantly cut back staff and expectations. Planned deployment of new third generation networks has been delayed in almost all markets.

     Third generation network networks hold the promise of higher capacity and faster data rates commonly referred to as "higher bandwidth". Third generation networks use network resources much more efficiently, allowing multiple connections for voice and/or data to share the same channel simultaneously.

     Many countries have already sold or allocated the required frequency spectrum for third generation network deployment, and operators are caught in a difficult position having on the one hand enormous pressure to deploy equipment and make use of their expensive asset (the spectrum) and on the other hand enormous expense with an uncertain payback to build the network. Several countries have reduced the cost of the spectrum or offered other incentives for the operators to build the third generation network networks.

     This situation has caused some new technologies to be developed in an effort to reduce the cost of deploying third generation network. These include methods of reducing the amount of infrastructure investment (in particular the number of base stations and antennas) required to complete the minimum coverage footprints required. We have started working with companies in four such areas:

     -    smart antennas

          o technology to increase the capacity and/or coverage of a cell site by directing the energy broadcast from the antenna towards a particular cell phone, rather than sending it equally in all directions; can increase the effective signal strength by "focusing" it, can permit re-use of the same frequency channel within a cell by directing it in different directions

     -    tower top amplifiers

          o technology to increase the efficiency of broadcast signals by locating the final amplifier stage close to the antenna; traditional systems locate the amplifiers at the base of the antenna (indoors) - by putting them closer to the broadcast point, less energy is lost in cables, the cables used can be much smaller and less expensive, and as a result lower powered amplifiers can be used to deliver more effective power to the antenna

     -    super coverage antennas

          o by combining smart antennas and very high power tower top amplifiers with larger and more efficient antennas on very high towers, the overall coverage area ("footprint") of a cell site can be increased; this is of particular interest for networks operating at higher frequencies, such as third generation networks, because higher frequency signals do not travel as far as lower frequency signals - so super coverage antennas may permit new generation cellular networks to be deployed using the same base station sites as earlier networks (otherwise, many more base stations will be required for 3G because of the smaller cell size)

     -    distributed / extended base stations (remote heads)

          o another approach to overcoming the distance limitations of third generation signals is to deploy a larger number of smaller broadcast points; this can be accomplished by separating the base station from the antenna. One way to do this is by linking the base station to the broadcast points by fiber optic links, in this case the computer portions of a number of base stations can be co-located in a "base station hotel" with convenient network connections and air-conditioned environment, and then the broadcast points are called remote heads and consist of a smaller unit, sometimes mounted at the tower top, to convert the signal from fiber, amplify it and send to the antenna.

     Although it remains to be seen which, if any, of these new technologies will be successful, they all appear to have the possibility of reducing capital costs of network operators to meet their third generation network coverage obligations and they all utilize the kind of repeater-style amplifiers that we


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


specialize in. However, if conditions in the wireless telecommunications industry do not improve in the near term, the roll-out of third generation networks may be slowed or delayed indefinitely.

     Technology Background

     A typical cellular network includes a number of base stations (also called base transceiver stations ), repeaters, and handsets or cell phones. The base stations are organized into "cells" which can be up to several miles in diameter in rural areas, but are much smaller in urban areas. Each base station manages all the calls in its cell, connects the mobile handsets to the wired telephone network, looks after collection of billing data, and transfers the calls to the next cell as the handsets move to the edge of the cell. Base stations generally contain eight or more very high power (60-100 watts average output power) amplifiers for the broadcast of signals "down" from the antenna to the handsets; the process is sometimes referred to as a "downlink". A different type of amplifier, called a low noise amplifier, is located close to the antenna for receiving the weak signals sent from handsets back to the base station, sometimes referred to as an "uplink" - we do not currently make low noise amplifiers. Base station amplifiers usually fit into an equipment rack in an air-conditioned room, and often have built-in cooling fans; most manufacturers of base transceiver station equipment have their own proprietary mechanical and electrical interface requirements for the amplifiers.

     Cells in urban areas are typically "capacity constrained" (i.e. limited by the number of simultaneous calls the base transceiver station can support), where rural and suburban cells are typically "coverage constrained" (i.e., limited by the geographic area they can cover with a signal strong enough to communicate clearly. In many cases, repeaters can be used to extend coverage). Repeaters are breadbox-sized units usually designed for outdoor, pole mounting, which receive a weak signal "off air" (i.e. having been broadcast by a distant base station), filter distortion and noise from the signal, then amplify and rebroadcast the clean signal in stronger form. Repeaters can be used to provide coverage along a remote highway, for example, or to a town hidden in a valley from the nearest base station. Repeaters can be designed for use in tunnels and buildings, or public spaces such as malls or airports. Some versions of repeaters can receive their input signal by coaxial or fiber optic cable instead of from the air, further extending their range from the base transceiver station. Repeaters generally contain a radio frequency power amplifier of 10-30 watts average output power, about the size and shape of a small hardcover book; in-building repeaters can be as small as 1 or 2 watts. Radio frequency amplifiers for repeaters generally are designed to mount inside an outdoor equipment box that will be mounted on a pole or tower.

     A big challenge in broadcasting voice or data is to ensure that the broadcast signals are as perfect as possible, maintaining the integrity of the communications and not interfering with other radio equipment or other channels running on the same equipment. This requires radio frequency power amplifiers which amplify signals with the least distortion and maximum fidelity possible. Unfortunately, the power transistors around which power amplifiers must be built do not on their own exhibit all these characteristics so amplifier designs must include complex circuitry to compensate for the inherent non-linearity of the chips. Linearity is a measure of an amplifier's ability to faithfully reproduce the weak input signal as a stronger output signal without introducing any distortion in the amplification process.

     Several methods exist to compensate for the non-linearity of the devices, with various technical and cost trade-offs. In all cases, the "efficiency" of the amplifier is an important factor, where efficiency is the ratio of direct current or DC power consumed vs. the radio frequency power emitted (the balance, often more than 90%, being dissipated as heat which must be removed by air-conditioning or heat fins).

     The amplifiers must also contain temperature compensation circuitry to ensure they maintain effective operation across a very wide temperature range, often from -20(0)C to +70(0)C or more, and control


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


and monitoring circuitry so they can be integrated into the original equipment manufacturer's equipment as part of a larger system.

     Principal Products of the Company

     We make high power radio frequency amplifiers. Most of our products are high power amplifiers, defined as single channel power amplifiers used for sending signals from a network to a terminal such as a cell phone. Most are used in repeaters that are used to extend coverage in cellular telephone networks. Some products are also used in base station equipment and some are multi-channel power amplifiers. One product has been tested for digital television broadcasting in Korea, and one product is for base stations used in wireless local loop applications. Wireless local loop networks are sometimes referred to as "the last mile" solution - unlike cellular phone systems which are mobile wireless networks, wireless local loop is designed to deliver voice and high speed data (e.g., Internet) services to fixed locations such as homes and small offices without the need for special wiring via wireless communication devices.

     A radio frequency power amplifier for a repeater is typically a rectangular box about the size of a hardcover book. The box is made from a block of aluminum with an aluminum cover securely attached. The amplifier will have connectors for receiving and emitting radio frequencies, DC power in (usually either 12 volts, 27 volts or -48 volts), and a control/monitoring interface for adjusting the operation of the amplifier. The circuit boards and components inside the amplifier are designed for the maximum heat dissipation through the base plate of the box, which when installed by the customer in a repeater will be bonded to a finned heat sink to best transfer the heat energy from the amplifier to the outside air.

     A radio frequency power amplifier for a base station usually mounts as a slide-in module in an industry standard electronics equipment rack. These amplifiers may be designed as repeater amps and then mounted on a slide-in heat sink, sometimes with other circuitry provided by the base station manufacturer; or they may be designed as base transceiver station-specific modules.

     Our family of amplifiers covers a range of average output power levels (from 2 watts to 80 watts) and a number of different operating frequency bands:

     Frequency Band      Usage
     --------------      -----
     - 450 MHz           Russian third generation  cellular phones
     - 470 - 860 MHz     digital television
     - 800/900 MHz       first generation cell phones know as Cellular Band
     - 1800/1900 MHz     second generation cell phones know as PCS Band
     - 2100 MHz          third generation network cell phones and mobile devices
     - 3.5 GHz           wireless local loop fixed wireless

     Most of our sales to date have been of amplifiers in the cellular and PCS bands, for repeater applications. Recent contracts for supply of third generation network and wireless local loop products have been signed, and test or development is underway for the 450MHz and digital television products, as well as for three base station amplifiers.

     Our principal customers are the original equipment manufacturers of repeaters and base stations. The original equipment manufacturers sell their products, which include radio frequency power amplifiers, to the operators of wireless networks.


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


                                MARKET OVERVIEW

     The market for cellular band, PCS band, third generation networks and wireless local loop networks has grown significantly during the past decade, due to decreasing prices for wireless handsets, increasing competition among network operators resulting in lower costs to consumers and a greater availability of high quality services. In addition, several developing countries are expected to install wireless telephone networks as an alternative to installing, expanding or upgrading traditional wire-line networks. Emerging bi-directional wireless data applications such as Internet browsing and location-based services (where the service provider can send a user different information depending on the user's location when making the request) also have the potential to further expand the market for wireless networks by allowing network operators to increase revenue-generating traffic on their networks.

     We believe that the potential for future growth of the global wireless market is dependent on several economic and other factors:

          o Consumers and businesses worldwide are driving up penetration and usage rates and therefore increasing the demands for voice, Internet and data wireless networks.

          o Affordable telecommunication infrastructure is becoming necessary in developing countries and the construction of wireless local loop networks is one of the quickest and most cost-effective solutions.

          o    Traditional     telecommunications    service    providers    are
               incorporating and bundling wireless technologies into their suite of offerings.

          o The move to one or two global standards for third generation network wireless services will cause most current infrastructure to be upgraded or replaced.

     Despite the persistent downturn in the wireless telecommunications industry, we expect that factors such as these will eventually increase global demand for wireless technologies. According to industry analysts, the Carmel Group in a report published in January 2002, the global mobile subscriber base of 480 million in 1999 will grow to 1.8 billion in 2005. The corresponding traffic volume is also expected to increase to 2,074 billion minutes in 2005 from 541 billion minutes in 1999. We anticipate a significant and corresponding increase in global wireless network infrastructures to support this subscriber and traffic growth.

     The growth of infrastructure equipment is also influenced by the industry's focus on price reductions. While the traffic volume is increasing as noted above, the average revenue per wireless user has been flat or declined.
Competition between network operators for subscribers is significant and influenced by subscriber plans that include flat rates, free long distance, no roaming charges (i.e., additional charges assessed for making calls outside your local calling area) and free minutes of use. This pricing pressure extends to the equipment manufacturers, including suppliers of amplifiers and components, in the form of steadily increasing pressure for higher performance, lower cost equipment to reduce infrastructure capital costs and operating expenses.

     Several trends have affected the supply and demand for power amplifiers in the global market. As recently as a decade ago, the global market was small and dominated by a few suppliers. With the rapid growth of wireless technology in the late 1990s, the number of competitors has increased and smaller companies that supplied amplifiers to niche markets grew quickly and gained market share.

     Another trend in the wireless market is the convergence of high-speed Internet access with mobile and fixed wireless systems. Cellular Band and PCS
Band systems are currently adopting limited Internet capability, and many traditional mobile communications systems providers are attempting to provide high Internet access speeds that should create additional opportunities for new systems to gain market acceptance. Clearly, as these trends cyclically slow or accelerate, the wireless market in general will be similarly affected and that will have a corresponding affect on our potential sales of amplifiers into that market.

     These specialized markets are expected to become even more important as the third generation network networks begin to build out over the next few years. The demand for third generation network will be driven from two sources:

     o third generation network networks are expected to address consumer demands by providing higher speed communications and wireless Internet services; and

     o the needs of network operators for higher call capacity and more billable "subscriber minutes".

The nature of third generation network radio frequency signals is such that the signals have higher attenuation rates that means that the size of each third generation network cell site is much smaller in coverage area than that of earlier generations of wireless technology. The solution for network operators who wish to (or need to) move to third generation network is to

     o    build out as many as 5 times as many base stations, or

     o to deploy one or more "infill" technologies such as repeaters, smart antennas, distributed base stations and micro-cells.

     Both solutions imply that third generation network networks will need a lot more radio frequency power amplifiers than earlier generation networks.

     Wireless carriers are also actively working to increase system capacity by implementing additional radio carriers to existing base stations, and by adding new radio interface standards such as Global System for Mobile Communications
(GSM), General Packet Radio Service (GPRS) and Wideband Code Division Multiple Access (WCDMA). In adding new radio traffic, the network operator must increase the radio frequency power available in the transmission equipment in order to cover the same geographical area. Therefore, the need to increase system capacity has led many wireless base station manufacturers and network operators to procure high power amplifiers designed to handle these advanced digital communications signal formats.

     The transition to advanced wireless networks will entail large expense. According to an UpsideToday Magazine Special Report on March 5, 2002, AT&T Wireless estimates that it will spend $3.8 billion on third generation network deployment while Cingular, the second largest wireless service provider in the United States, estimates spending $2.88 billion. US Cellular, which provides wireless service to more than 3.5 million subscribers in 25 states, is spending between $400 million and $450 million on radio and switching equipment for 3,500 base stations and related infrastructure as reported May 16, 2002 in Reuters Company News.

     If the usage of wireless applications increases, the demand for more system capacity and greater system coverage also increases, thus creating an increased demand for power amplifiers.


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


Market Sectors

     The market for radio frequency power amplifiers can be divided in 2 large sections, called in the industry "captive" and "merchant". The captive market refers to those amplifier manufacturers who are owned by or have special allegiance to a specific original equipment manufacturer. For example, Ericsson recently (late 2000) purchased MPD Inc. to increase their in-house capacity for amplifiers. The merchant market refers to those independent manufacturers of amplifiers who sell to independent original equipment manufacturers. We operate in the merchant market.

     According to RadioWAVES Wireless Technology Quarterly, January, 2002, an SG Cowen publication, in 2001, the overall market for "mobile infrastructure" was estimated at $47 billion; of that about $785 million represents the radio frequency power amplifier market. Of the $785 million, about 75% is accounted for by the five largest merchant suppliers, leaving 25% available for the smaller players such as Unity Wireless. The 75% includes Celiant, spun off from Lucent about a year ago and recently purchased by Andrew Corp.; 90% of Celiant's sales still come from Lucent so although it is technically in the merchant market, it could also be considered captive

     RadioWAVES Wireless Technology Quarterly, January, 2002, also reports that the merchant market for amplifiers is expected to grow from about 19% of the total amplifier market in 1998, to about 40% in 2003, and show a 35% cumulative annual growth rate from 2001 reaching about $1.6 billion by 2005. This strong growth comes from (1) significant cutbacks by the large original equipment manufacturers (Ericsson, Nortel, Lucent, Motorola, Siemens) in their staff and internal abilities to keep current with amplifier technology, and (2) the anticipated return to growth of the wireless infrastructure markets (in particular third generation network, which requires two times the number of power amplifiers to deploy as previous networks).

     We believe the growth rate in small- to mid-sized amplifiers as used in repeaters and smart antennas may be even higher than in the general markets as third generation network networks are deployed. As well as their traditional "infill" and coverage extension roles, in third generation network networks repeaters can be used by network operators to reduce deployment costs. "Smart antennas", a new technology that increases the performance and coverage of cells using antennas with beam forming arrays, also favor the use of smaller repeater-style amplifiers like those made by us. The larger companies so far appear to be continuing their concentration on traditional network technologies where they have had a traditional advantage. We believe the new technologies will make an increasing impact on the way networks are built over the coming years and are positioning to take advantage of this anticipated trend.

Geographic Sectors

     The global market for power amplifiers can also be divided geographically. Forecast growth rates (shown below as cumulative annual growth rates for the years 2001 through 2003) for number of subscribers (which can be loosely indicative of the amount of infrastructure spending and growth rate of the related amplifier markets) for each of the major markets are given below:

        -        North & South America      17.9%
        -        Europe                     24.3%
        -        Asia                        9.0%
        -        Africa/Middle East         23.4%

     As at the mid-point of 2002, we feel that the projections above, derived from RadioWAVES Wireless Technology Quarterly, January, 2002, an SG Cowen publication, may be optimistic and we feel that such growth may be delayed by one year or more.

     We have only recently begun to open new markets beyond our initial sales in Korea, and for 2002 the Korean market is still expected to be the most significant for us in 2002. Historically, we have generated over 90% of our revenues from the Korean market. During the second quarter of 2002, the Korean market contributed less than 10% of our revenues, while sales to new customers in United States, China, Israel and Sweden increased. We anticipate that this trend will continue in the later half of 2002, and beyond.

     Initial sales results in China have shown mixed results - we were successful in signing three companies as sales agents and in securing sales or trials in several original equipment manufacturers of repeaters and base stations, but had one order cancelled after completion and have experienced difficulty collecting on other sales, even when shipped against letters of credit.

Product Research and Development

     We have recently augmented our research and development capabilities in the area of our high power linear amplifiers, with the addition of radio frequency design engineers and the leasing of additional test and measurement equipment. We have devoted and will continue to devote a large portion of our research and development resources towards next generation products, using our understanding of current best practices for design techniques and other progressive technologies.

     We are also working with technology developers in seeking to increase the performance and efficiency of our amplifiers. Most recently we have entered into a licensing agreement with an Israeli company, for the development of a new generation of amplifiers targeted for production in the third quarter of 2002. The first bench prototypes using this technology have been demonstrated, and show significant improvement to the efficiency of the amplifiers for the same output power and improved linearity.

     We  have  recently   been   selected  by  a  major   developer  of  digital
pre-distortion technology to develop an amplifier designed for optimal performance with its chip set, and to publish the design as a reference; simultaneously we are also developing an amplifier with the digital pre-distortion technology built in.

Sales and Marketing

     We have started building long-term strategic alliances and partnerships to assist in technology development that will help to extend our position in the wireless communications market as well as reduce our exposure to shorter-term projects. By signing multi-year development and supply agreements, we hope to benefit from a more predictable revenue stream.

     On July 9, 2002, we announced the signing of three additional such agreements, which we believe provide potential revenue of up to US$25.8 million in new revenue for Unity Wireless with volume shipments commencing in 2003 and extending through 2005.

     The first agreement is to supply a North American manufacturer of wireless local loop network equipment with power amplifiers over a three-year period (2003-2005). Unity Wireless has delivered samples and pre-production units of a custom "Orca" model power amplifier meeting the customer's specifications and aggressive delivery schedule. The potential revenues generated by this relationship are estimated at US$15.7 million reflecting a contractual minimum supply of 75% of the customer's forecast Orca power amplifier requirements.

     The second agreement specifies delivery of standard production model Cougar power amplifiers to a European manufacturer of repeater antenna systems and components. Initial production units to this customer have already been delivered, and the first units are currently under field trial in the UK. Potential revenues generated by this relationship for the first application over an initial 18-month period are estimated at US$1.4 million with Unity Wireless being named the prime supplier of the customer's power amplifier requirements.

     The third agreement, a preliminary agreement with a European manufacturer of third generation network (third generation) base station equipment, is contingent on modifying Unity's "Cougar" model radio frequency power amplifier to meet the customer's physical size and control features. To date, production samples of the Cougar tested by the customer have met their performance specifications. Assuming the customer's acceptance of further samples modified to their requirements in September, the parties anticipate signing a definitive, multi-year supply agreement in Q4, the basic terms of which are defined in the preliminary agreement. Revenues generated by this relationship over a three-year period (2003-2005) are estimated at US$8.7 million reflecting supply of 50% of the customer's minimum forecast for their power amplifier requirements.

     The above captioned agreements are subject to many factors that may have a material effect upon the potential value of the contracts. Forecasts provided by the customers represent an expectation of business and do not represent firm orders, or a commitment to order, power amplifiers for the estimated values. The forecasts have been used by both parties to determine delivery schedules and volume pricing models. The customer's may delay or terminate the agreements with a minimum of 30 days notice provided that Unity Wireless fail to consistently meet delivery and quality requirements as defined in the agreements.

     In addition, each customer could be subject to penalties imposed by us should accepted orders be delayed or cancelled by the customer. Theses penalties include, but not limited to, any inventory carried by Unity Wireless specifically for that customer's product. The customers could impose penalties on us should we fail to meet delivery schedules or quality for accepted orders. Further penalties could be levied by the customer if they incur late penalties as a result of a delivery or quality issue relating to our power amplifier product.

     We sell our high power linear radio frequency amplifiers primarily through sales agent channels and on-site visits with customers. The majority of amplifier sales to date have been in South Korea through one agent. The agent is under contract with us for sales commissions, and has been granted a significant number of options (vesting over three years) in our stock as a longer-term incentive. Sales from our Korean agent comprised of 87% of our total 2001 revenues.

     We have expanded our marketing efforts to include North America, China, Israel and Europe. Initial sales have already been made in each of those regions.

     On March 27, 2002, we announced that we signed our first joint development agreement with Radio Components Sweden AB for the design and manufacture of an advanced feedforward multi carrier linear power amplifier (MCLPA) for integration into Radio Components' high coverage transmission antenna systems for the third generation network European markets. Feedforward is a particular technique for improving the signal clarity of an amplifier. This development agreement provides for the sharing of expenses and technology to design and build an amplifier to power Radio Components' Phased Array Antenna technology. The anticipated benefits of a transmission system of this type include a larger coverage area, more powerful signal and lower operating costs per base station for wireless service providers.

     Short-term sales and marketing efforts will focus on current-generation products and original equipment manufacturer customers who make repeaters. Medium and long term sales efforts will continue to focus on original equipment manufacturer developers of new technology solutions and third generation network suppliers with the goal of establishing long term supply agreements. We had some recent successes in achieving design wins with such companies (see above), where we develop product designed specifically for the needs of a customer, and secure a multi-year exclusive supply arrangement for that product. Ideal target companies for this strategy are makers of digital and optical repeaters, smart antennas, specialty fixed wireless equipment, and specialty third generation network base stations.

     Medium and longer-term sales efforts will also center around those customers who can most benefit from the new technology amplifiers currently under development.

     Channel development activities will focus on sales representatives following closely the model already working in Korea, that is, to contract with agents who are currently representing manufacturers of complementary products, selling to system integrators of cellular, PCS and related wireless transceiver equipment.

     A third, longer-term component of our marketing strategy for the radio frequency amplifier products is to align with developers of new technologies in the radio frequency marketplace to keep current with technical advances and position as key supplier to the innovators. Several organizations with exciting technologies have been identified and/or are being worked with currently.

Manufacturing and Suppliers

     We subcontract our electronics components manufacturing to qualified companies with a history of quality assurance. This minimizes the need for capital expenditures related to electronics manufacturing facilities, minimizes staff and allows us to utilize specialists in each stage of manufacturing. All enclosure metalwork is also subcontracted. Alternate contract manufacturers are available, should any of our existing contract manufacturers cease providing services to us. We currently assemble, configure, tune and test our products and radio frequency circuitry in our facility located in Burnaby, British Columbia. We have limited capacity, and the process to assemble, test and tune our current products is labor intensive. We believe our capacity is sufficient to meet our requirements during 2002.

     In the future, we plan to out-source the manufacturing for our products. On August 1, 2002, we announced that we have selected Burnaby, British Columbia based contract electronics manufacturer Creation Technologies Inc. for volume production of our power amplifiers.

     Our growth orientated business model provides for the out-sourcing of volume manufacturing so that we may remain focused on developing and marketing our advanced power amplifier solutions. We believe this flexible model allows us to respond effectively to orders of various sizes since meeting our customer's volume and delivery schedules would require substantial investment in manufacturing facilities, equipment and additional resources. Creation is located close to our facility and has a proven track record for quality.

     Creation Technologies, an ISO 9002 (a manufacturing quality assurance standard recognized worldwide) certified contract electronics manufacturer, is 100 percent employee owned with assembly plants in British Columbia and Ontario and provides full manufacturing solutions from design support and new product development to final assembly, packaging and product distribution.

     The principal raw materials used in the production of our products are mostly standard electronic, plastic and hardware components. We have, from time to time, experienced difficulties in obtaining raw materials and we reduce supply risk by using alternate suppliers.

Competition

     Within the merchant market for amplifiers, there are three dominant companies and a number of smaller ones. The dominant companies are Powerwave, Spectrian/Remec and Celiant/Andrew. Collectively, they represent 92% of the merchant market for amplifiers. Historically they have concentrated their efforts on the high-end, multi-carrier, high power amplifiers used by the tier-one base station manufacturers.

     The smaller amplifier companies compete for the repeater business, and it is this business that management expects will grow most quickly and be the most likely to grow if the wireless infrastructure markets pick up again in the coming quarters.

     Our strategy is to compete on based on superior technology to differentiate our products from the competitors. Initially, for one to two years, we will continue to compete only with the smaller amplifier companies in niche and specialty markets, and expect to win sales based on superior technology. Within two years we hope to make inroads into the larger market segments building on the technology and track record used first in the niches.

     Our products compete on the basis of price, technology, performance, quality, reliability, customer service and on-time delivery. We believe our size, infrastructure and location allow us to provide our customers with timely responses to their individual requests. There can be no assurance that this will continue in the future.

     We also have a business strategy to partner with strategically important niche or new technology companies. For these companies, we will create customer-specific products in exchange for long-term supply agreements.

     Our technology differentiation is based on these development programs:

          - early introduction of third generation network single channel power amplifiers

               o product has been tested and accepted by several customers and field trials are currently underway

          - development of high efficiency power amplifiers (up to 50% better than competitors)

               o bench prototypes have been demonstrated - development of digitally pre-distorted amplifiers for better linearity at reduced cost o company is working closely with the leading supplier of digital pre-distortion chip set technology

     We have included below a brief description of some of our competitors based on publicly available information:

Powerwave Technologies Inc., United States

     o Public company, the largest independent amplifier supplier, with sales of about $400-$500M.

     o Focused almost exclusively on the tier-one base station original equipment manufacturers: Ericsson, Nokia, Lucent, Motorola, Siemens, Nortel.


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


     o Do not participate in the niche or specialty segments of the merchant market.

Spectrian Inc., United States

     o Public company, third largest amplifier company in United States (sales about $150-$200M), recently acquired by Remec, of San Diego.
     o Several hundred engineers in four development facilities; recently (18 months ago) outsourced all manufacturing to independent contract manufacturers in China and Thailand.
     o Started with technology and strategy similar to Unity's, selling primarily to Korea, then started making higher power feedforward (multi-carrier) amps and developed Nortel as a major customer; for unknown reasons that business started to stall about a year ago and Spectrian concentrated on developing new customers.
     o    Has no product in the mid-range power and single-carrier spaces.
     o Have invested in Paragon (an Israeli technology company with power management technology for radio frequency amplifiers, which is also working with Unity);
     o    Is  working  with   PMC-Sierra's   Paladin   technology   for  digital
          pre-distortion.
     o Undergoing some rationalization and integration after merger with Remec.

Andrews/Celiant, United States

     o Large size corporation ($1.3B sales), Celiant was spun off from Lucent (previously the captive supplier of amps to Lucent) and about a year later was acquired by Andrews, a maker of antennas and other radio frequency equipment.
     o Focus on large amps for base station original equipment manufacturers; lead customer is Lucent; does not participate in the repeater and niche amplifier markets.

Japan Radio Corp., Japan

     o Global corporation, maker of all sorts of radio frequency and radio equipment and systems, with an radio frequency amplifier division.
     o    Focus on 30 watt and above base station amps.
     o Excellent technology, very poor marketing outside of Japan; have approached Unity to assist with North American marketing. o Very large supplier of amps to NTT DoCoMo in Japan.
     o    Competitor of ours for the higher power amplifiers.

EMPower, United States

     o Private company generating about $3M in sales, some standard amplifier product similar to Unity's for about 1/3 of their business, 1/3 is broadband and balance is specialty and military amplifiers.

BWI Broadband Wireless Inc., United States

     o    Small private company
     o Mainly manufactures one-off and small-run specialty amplifiers for military market;

Amplidyne, United States

     o Designs, manufactures and sells ultra-linear power amplifiers and related subsystems to the worldwide wireless telecommunications market. These single and multi-carrier linear power amplifiers, which are key components in cellular and PCS base stations, utilize a patented pre-distortion technique.

Stealth, United States


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


     o Designs and manufactures single channel amplifiers for the cellular market and is trying to penetrate the PCS bands with newer technology.

AML Communications,  United States

     o Designs and manufactures high power linear amplifiers for cellular, PCS and satellite markets. Is also involved in the design and manufacture of low noise amplifiers.

Wiseband,  Israel

     o Small private company with high power (30 and 60 watt) base station amps rumored to be built on a third-party's DSP design. o R&D focus with no manufacturing and limited in-house prototyping facilities. o Recently started work on their own digital pre-distortion design.

Eyal Microwave Inc., Israel

     o Private company manufacturer of military radio frequency components and subsystems, recently entered the high power (60 watt) radio frequency amp business.

     Additionly, the Korean marketplace has seen many competitors develop over the last two years, such as Wave Telecom, Chang Won and Sehwon. Most are private companies who started by copying the competitors' designs and are now providing superior amplifiers, with good quality and steadily improving features and performance.

     Most of them are selling almost exclusively in the domestic Korean market, but beginning to compete in the China market (although primarily through Korean original equipment manufacturers of repeater systems, not selling amps as components directly to the Chinese original equipment manufacturers).

     It should be noted that domestic manufacturers in Korea have a significant commercial advantage over our Company, as imported amplifiers are subject to a 12% import duty; the local manufacturers also benefit from other government incentive programs.

Intellectual Property

     Trade-marks

     We registered the trade-marks "We Hear the Future Now(R)," "Sonic Solution(R)," and "Sonic Systems Corporation(R)" with the Canadian Intellectual Property Office in 1997. We are also using the unregistered trade-mark "Unity Wireless". We intend to register this mark in the U.S., Canada and, possibly, other countries.

     In 2002, we registered the trade-mark "Unity Wireless" in Canada .

     Our Sonem business was sold on October 6, 2000, to Traffic Systems LLC, an Arizona limited liability corporation. The US and Canadian siren detector patents and trade-marks related to our Sonem business, except for the trade-mark Sonic Solution(R), were licensed on an exclusive basis to Traffic Systems LLC, and all rights to the trade-mark Sonic Solution(R) were sold to Traffic Systems LLC in connection with the sale. See "Acquisition and Dispositions -- Sale of Sonem Business."

     Patents

     We do not have any patents with respect to our technology, although on March 15, 2002, we filed for a United States Provisional Patent Application for our Multi-Carrier Linear Power Amplifier.

     We have an immaterial residual interest in several patents associated with the Sonem technology, substantially all of which we have transferred to Traffic Systems LLC. See "Acquisition and Dispositions -- Sale of Sonem Business."

Service and Product Warranty

     We offer a standard warranty of one year on parts and labour from date of shipment on our radio frequency amplifiers. In some cases, a warranty period of two years may be negotiated. For instance, radio frequency amplifiers sold into Korea to date typically have a two year warranty. We will repair units under warranty at our cost and return the units freight prepaid back to the customer. A repaired unit will be warranted for the remainder of the original warranty period or for one year from the repair date, whichever is longer.

     Our warranties specifically exclude all liabilities for "special, incidental, direct, indirect, or consequential damages or expenses whatsoever" arising from the functioning or use, or inability to use, the warranted products. The warranties are void if the product has been improperly installed, subjected to abuse or negligence, or tampered with. Consumer protection and other laws may limit our ability to limit our liability or exclude certain types of damages.

     We installed a one-off system for audible tornado warnings in Batesville, Arkansas in 1998. This system was sold with a five year warranty. There is approximately one year remaining on that warranty and no failures have been reported recently.

Government Regulation

     Our  power  amplifiers  are sold as  components  that  form  part of larger systems. The manufacturer or integrator of the systems must test them for compliance with Federal Communications Commission standards, to avoid radio frequency emissions that could interfere with other radio frequency transmissions or similar regulatory standards in other countries. We do not test our amplifier products for compliance at the component level. Nonetheless, if a system in which our amplifiers are included fails to satisfy applicable standards, whether due to emissions from our amplifiers or other causes, sales of our amplifiers would be adversely affected.

Management and Employees

     Our senior management team has experience in exploiting technologies in emerging markets and our technical team is proficient in wireless technologies. Currently each of our employees and managers holds stock and/or options with future vesting dates to encourage continued commitment and focus for several years. As of August 15, 2002, we had approximately 45 full-time employees. Our employees are not represented by a collective bargaining agreement and we consider our relationship with our employees to be good.

Reports to Security Holders

     We are a reporting company under the Exchange Act. We file an annual report on Form 10-KSB and quarterly statements on Form 10-QSB with the SEC. We must also file other reports, such as Form

8-K, as applicable. In addition, we submit a proxy statement for our annual stockholders meeting (and, if applicable, any special meetings).

     The public may read and copy any materials filed by us with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We are an electronic filer. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The Internet address of the site is http://www.sec.gov.

     By virtue of being listed on the TSX Venture Exchange, we are also a reporting company under the Securities Act of British Columbia and Alberta, Canada. We file an annual report and quarterly statements on British Columbia Form 51-901F with the British Columbia Securities Commission. We must also file other reports, such as Material Change Reports, as applicable. We are an electronic filer. The Canadian Depository for Securities through it's subsidiary, CDS Inc., maintains a website which contains all reports regarding issuers that file electronically through the Canadian System for Electronic Document Analysis and Retrieval ("SEDAR"). The Internet address of the site is http://www.sedar.com.

     Our Internet address is http://www.unitywireless.com.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

     The following discussion of our financial condition, changes in financial condition, and results of operations should be read in conjunction with our consolidated financial statements and the accompanying notes.

     The financial statements have been prepared on the going concern basis under which an entity is considered to be able to realize its assets and satisfy its liabilities in the ordinary course of business. Operations to date have been primarily financed by equity transactions. Our future operations are dependent upon the identification and successful completion of additional long-term or permanent equity financing, the continued support of creditors and stockholders, and, ultimately, the achievement of profitable operations. There can be no assurance that we will be successful. If we are not, we will be required to reduce operations or liquidate assets. We will continue to evaluate our projected expenditures relative to our available cash and to seek additional means of financing in order to satisfy working capital and other cash requirements. The auditors' report on our December 31, 2001 consolidated financial statements includes an explanatory paragraph that states that as we have suffered recurring losses from operations, substantial doubt exists about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability of assets and classification of assets and liabilities that might be necessary should we be unable to continue as a going concern.

Critical Accounting Policies

     Our discussion and analysis of our financial condition and results of operations, including the discussion on liquidity and capital resources, are based on our consolidated financial statements that have been prepared in accordance with generally accepted accounting principles. The preparation of these financial statements requires us to make estimates and judgments that affect reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we reevaluate our estimates and judgments, particularly those related to the determination of the recoverability of equipment, and goodwill. We base our estimates and judgments on historical experience, contractual arrangements and commitments, and on various other assumptions that we believe are reasonable in the circumstances. Changes in these estimates and judgments will impact the amounts recognized in the consolidated financial statements, and the impact may be material.

     We  believe  the  following  critical   accounting  policies  require  more
significant estimates and judgments in the preparation of the consolidated financial statements.

     Our consolidated financial statements have been prepared on the going concern basis, which assumes the realization of assets and liquidation of liabilities in the normal course of operations. The continuation as a going concern for the foreseeable future is dependent upon the identification and successful completion of additional debt or equity financing or the generation of positive cash flows from operating activities. Our ability to raise financing is, in part, based on market conditions that are outside of our control. If we are not able to continue as a going concern, we would likely not be able to realize on our assets at values comparable to the carrying value or the fair value estimates reflected in the balances set out in the preparation of the consolidated financial statements. Based on the carrying value of assets at December 31, 2001, the inability to continue as a going concern would require liquidation of assets not in the normal course that would primarily impact inventory, equipment and goodwill's recoverable amounts.

     Inventory is carried at the lower of cost, determined on an average cost method, and market. We provide an allowance that we consider to be reasonable for its non-moving or slow moving inventory items and for items with expected future realizable value lower than cost. Changes in customer demands and requirements in the short term could reduce product demand and prices having a material impact on future realizable value of inventory.

     Equipment is recorded at cost less accumulated depreciation. We review these assets for impairments when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. As actual future net cash flows are uncertain, the estimation process requires us to make reasonable assumptions about future economic trends and events. These trends and events are substantially outside of our control. To the extent that the expected future cash flows generated by the asset are reduced, we may be required to record an impairment charge against the carrying value of the equipment.

     Goodwill is recorded at cost less accumulated amortization. Goodwill is the residual amount that results when the purchase price of an acquired business exceeds the sum of the amounts allocated to the identifiable assets acquired, less liabilities assumed, based on their fair values. Goodwill is allocated as of the date of the business combination to our reporting units that are expected to benefit from the synergies of the business combination. Goodwill is not amortized and is tested for impairment annually, or more frequently if events or changes in circumstances indicate that the goodwill might be impaired. The impairment test is carried out in two steps. In the first step, the carrying amount of the reporting unit is compared with its fair value. When the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not to be impaired and the second step of impairment test is unnecessary. The second step is carried out when the carrying amount of a reporting unit exceeds its fair value, in which case the implied fair value of the reporting unit's goodwill is compared with its carrying amount to measure the amount of the impairment loss, if any. The implied fair value of the reporting unit's goodwill is determined in the same manner as the value of goodwill is determined in a business combination described in the preceding paragraph, using the fair value of the reporting unit as if it was the purchase price. When the carrying amount of a reporting unit exceeds the implied fair value of the goodwill, an impairment loss is recognized in an amount equal to the excess and is presented as a separate line item in the earnings statement before extraordinary items and discontinued operations. We consider ourselves to operate as a single reporting unit. At June 30, 2002, we had completed our first step assessment as described above, and had concluded that the fair value of the reporting unit exceeds its carrying value and accordingly, no impairment of the carrying value of goodwill is required to be recorded. We intend to carry out the annual assessment of goodwill commencing in December of 2002.

     On an ongoing basis, we record our best estimate of our warranty obligations related to products sold. These estimates are made after the consideration of contractual warranty obligations and historical experience. Unforeseen events, including increased technological difficulties with products, could occur that have not been anticipated in estimating the warranty provision. Additional costs or estimates will be recognized as determinable.

     We recognize revenue when criteria specified in generally accepted accounting principles have been met. Specifically, revenue from products is recognized once a sale arrangement exists, delivery has occurred, the revenue is determinable and collectability is reasonably assured which is upon the later of shipment or when title passes to the customer depending on the contractual terms. Although we have no current intention of doing so, changes in our business model could impact the timing of recognition in our consolidated financial statements.

     We apply the intrinsic value-based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations including FASB Interpretation No. 44, "Accounting for Certain Transactions involving Stock Compensation an interpretation of APB Opinion No. 25" issued in March 2000, to account for our employee plan stock option grants. Under this method, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. SFAS No. 123, "Accounting for Stock-Based Compensation", established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, we have elected to continue to apply the intrinsic value-based method of accounting described above, and have adopted the disclosure requirements of SFAS No. 123. Stock compensation granted to non-employees is recognized at its fair value as the services are provided and the options are earned. If the exercise price of fixed employee stock option award is reduced or if the exercise price is not fixed in our functional currency or in the currency the employee is paid, the award is accounted for as a variable award until the award is exercised, forfeited, or expires unexercised. We measure variable plan stock compensation as the amount by which the quoted market value of the common shares of our stock covered by the grant exceeds the option price with changes in the market price included in the measurement of loss.

Results of Operations

     As mentioned in Note 5 of the Notes to Consolidated Statements and in the Corporate History section of Description of the Business above, our operations in 2001 related mainly to the designing, developing and marketing of high power linear radio frequency amplifiers after the discontinuance of the Sonem, Unilinx and UW Integration operations.

Three months Ended June 30, 2002 and June 30, 2001

     Sales

     Net sales of radio frequency amplifiers in the second quarter of 2002 decreased by 52%, or $296,803, to $273,756 from $570,559 in the second quarter of 2001. The decrease resulted from a significant down turn in the wireless telecommunications industry that resulted in slower sales of our products, our strategic decisions to diversify geographically as well as by product type and to develop and seek long-term customer supply contracts. As a result of this new strategy and the fact that our products are customized in nature, there is an approximate four month sales cycle from the time the engineering work starts through the field trials phase, during which the customer orders small sample orders and eventually when the order is placed by the customer. We estimate that we are in the middle of the first sales cycle since we have targeted new long-term customers. Additional factors contributing to the lower sales in the second quarter of 2002 was the general world-wide softening and changing of the market conditions in the wireless sectors and the delayed awarding of wireless infrastructure contracts by the major Chinese telecom companies to which we had made bids to the third quarter of 2002 from the originally planned second quarter of 2002 roll-out. We anticipate that revenues will increase in the second half of 2002 as we near the end of our initial refocused sales cycle

     Operating Expenses

     Cost of goods sold in the second quarter of 2002 increased by 57%, or $192,106, to $528,908 from $336,802 in the second quarter of 2001. The increase was primarily due to increased wages & benefits, sub-contract labor and testing equipment required for the large amount of samples that were produced and shipped to potential long-term supply customers and a one time provision for obsolete inventory that can no longer be used as newer component parts are now required for our new technology RF amplifiers. We have subsequently refinanced and reduced the amount of some of our test equipment, created more efficiency in our staffing requirements and established a relationship with an outsource manufacturing company. We expect to start outsourcing our larger orders during the third quarter of 2002. We believe this will allow us to take advantage of better purchasing power, reduce our inventory levels and ensure that a consistent quality product is delivered on time. We anticipate that our cost of good sold, as a percentage of sales, will be reduced during the second half of 2002 as a result of increased sales and outsourced manufacturing. Costs of goods sold includes stock-based compensation expenses of $520 in the second quarter of 2002 versus $nil for the same period in 2001.

     The gross margin of $(255,152) or (93)% of net sales for the second quarter of 2002 represented decrease from a gross margin of 41% of net Sales for the second quarter of 2001. This decrease represented refocused sales strategy and associated long sales cycle to potential long-term (e.g., three or more years) supply customers which results in costs of goods sold exceeding revenue generated by sales to long-term customers early in the relationship as sales volumes start low and production costs start high as we develop custom amplifiers of each customer's particular installation. If we are successful in establishing favorable relationships with long-term customers, we anticipate that these trends will reverse themselves as sales volumes increase during the term of the relationship with our long-term customers and we are able to standardize production and take advantage of economies of scale. As well, we recorded a provision in the amount of $74,000 for obsolete inventory as newer parts are required for our new technology RF amplifiers. We anticipate that we will increase our gross margin during the second half of 2002 with increased sales and reduced overhead as a result of our new sales and manufacturing strategies.

     Research and development expenses in the second quarter of 2002 increased by 168%, or $365,831, to $584,135 from $218,304 in the second quarter of 2001.
This increase was primarily due to increased R&D activities and related expenditures as a result of the larger number of engineering personnel on staff and the increased development of additional radio frequency amplifier products during the second quarter of 2002 versus the same period of 2001. During the second quarter of 2002 we had an average staff number of over 20 engineers who were working on over 30 projects versus approximately 10 engineers who were working on under 5 projects for the same period in 2001. Research and development expenses include stock-based compensation expenses of $8,905 in the second quarter of 2002 versus $58,621 for the same period in 2001.

     Sales and marketing expenses in the second quarter of 2002 increased by 27%, or $37,876, to $177,863 from $139,987 in the second quarter of 2001. The increase was primarily a net effect of decreased advertising, promotional activities, tradeshow and travel expenses to visit new customers and distributors, which was required in the second quarter of 2002 offset by increased expenses from samples supplied to potential new customers. Providing customers with trial samples is an industry norm that is required in order to secure new long-term customer supply contracts. Over the second half of 2002, we anticipate plan to increase our marketing and sales resources due to the geographic diversification of our new customer base and with the goal of securing additional short and long-term supply agreements Sales and marketing expenses include stock-based compensation recovery of $397 in the second quarter of 2002 versus an expense of $36,870 for the same period in 2001.

     Exchange loss (gain) in the second quarter of 2002 increased by 166%, or $33,695, to $13,375 from $(20,320) the second quarter of 2001 due to fluctuations in the currency exchange rate between the U.S. and Canada. The Company's revenues are received mostly in U.S. dollars, while the majority of expenses are incurred in Canadian dollars. During the quarter the Canadian dollar generally strengthened against the U.S. dollar.

     General and administrative expenses in the second quarter of 2002 decreased by 41%, or $269,965, to $391,875 from $661,840 in the second quarter of 2001.
The reduction was a result of better control of overhead expenses, reduced stock compensation expense and less public company filings and associated expenses than in the same period as last year. General and administrative expenses include stock-based compensation expenses of $30,002 in the second quarter of 2002 versus $218,678 for the same period in 2001.

     Other Income

     Interest income in the second quarter of 2002 decreased by 79%, or $4,780, to $1,289 from $6,069 in the second quarter of 2001. This decrease results primarily from a lower balance on deposited funds on deposit in the quarter.

     Other income in the second quarter of 2002 decreased by 68%, or $418, to $198 from $616 in the second quarter of 2001.

     Comprehensive Loss

     Comprehensive loss increased by $766,523, or 125%, from $611,856 to $1,378,379. This increase was primarily due to the increased focused on long-term contracts that resulted in lower initial sales and higher upfront costs in order to tailor the solution to our customer's needs and the continued weakness in the telecommunications industry. As a percentage of sales, comprehensive loss increased from 107% to 504%.

Six months Ended June 30, 2002 and June 30, 2001

     Sales

     Net sales of radio frequency amplifiers in the first half of 2002 decreased by 11%, or $207,256, to $1,756,250 from $1,963,506 in the first half of 2001.
This decrease was due to the reduced sales in the second quarter of 2002 as a result of the longer sales cycle required from the newly initiated sales strategy that focuses on achieving sales from long-term customer supply agreements. Additional factors contributing to the lower sales for the first six months of 2002 was the general world-wide softening and changing of the market conditions in the wireless sectors during the second quarter of 2002 and the delayed awarding of wireless infrastructure contracts by the major Chinese telecom companies to which we had made bids to the third quarter of 2002 from the originally planned second quarter of 2002 roll-out. We anticipate that revenues will increase in the second half of 2002 as we near the end of our initial refocused sales cycle.

     Operating Expenses

     Cost of goods sold in the first half of 2002 increased by 22%, or $303,676, to $1,686,478 from $1,382,802 in the first half of 2001. The increase was primarily due to increased wages and benefits, sub-contract labor and testing equipment required for the large amount of samples that were produced and shipped to potential long-term supply customers during the first six months of 2002 and a second quarter of 2002 one time provision for obsolete inventory that can no longer be used as newer component parts are now required for our new technology RF amplifiers. We have subsequently, refinanced and reduced the amount of some of our test equipment, created more efficiency in our staffing requirements and established a relationship with an outsource manufacturing company. We expect to start outsourcing our larger orders during the third quarter of 2002. This will allow us to take advantage of better purchasing power, reduce our inventory levels and ensure that a consistent quality product is delivered on time. We anticipate that our cost of goods sold, as a percentage of sales, will be reduced during the second half of 2002 as a result of increased sales and outsourced manufacturing. Cost of goods includes stock-based compensation recovery of $19,221 in the first half of 2002 versus an expense of $350 for the same period in 2001.

     The gross margin of $69,772 or 4% of net sales for the first half of 2002 represented decrease from a gross margin of 30% of net sales for the first half of 2001 due to the initiation during the second quarter of 2002 of our refocused sales strategy which transitioned from a focus on short-term relationships resulting in immediate sales, but no commitment for additional purchases, to a focus on building long-term relationships with customers who would commit to purchase a specified percentage of their amplifier requirement from us over a term of three or more years. The associated long sales cycle to potential long-term supply customers results in costs of goods sold exceeding revenue generated by sales due to low initial volume of sales as the long-term customer begins to deploy their applications using our products and the higher production cost initially associated with designing a custom solution for each long-term customer's installation needs. If we are successful in establishing favorable relationships with long-term customers, we anticipate that these trends will reverse themselves over the course of the supply relationships as sales volumes increase and we are able to standardize production and realize economies of scale in production as a result of the standardization and increased sales. As well, we recorded a provision in the amount of $74,000 for obsolete inventory as newer parts are required for our new technology RF amplifiers. We anticipate that we will increase our gross margin during the second half of 2002 with increased sales and reduced overhead as a result increased volumes and lower per unit costs associated with more standardized production of our amplifiers and increased volumes of amplifiers we hope to sell.

     Research and development expenses in the first half of 2002 increased by 174%, or $543,745, to $856,628 from $312,883 in the first half of 2001. This increase was primarily due to increased R&D activities and related expenditures as a result of the larger number of engineering personnel on staff and the increased projects for development of additional RF amplifier products during the first six months of 2002 versus the first six months of 2001. Research and development expenses include stock-based compensation recovery of $56,433 in the first half of 2002 versus an expense of $33,985 for the same period in 2001.

     Sales and marketing expenses in the first half of 2002 increased by 20%, or $35,977, to $216,649 from $180,672 in the first half of 2001. The increase was a net effect of decreased advertising, promotional activities, tradeshow and travel expenses to visit new customers and distributors which was required in the first six months of 2002 offset by increased expenses from samples supplied to potential new customers. Providing customers with trial samples is an industry norm that is required in order to secure new long-term customer supply contracts. Over the second half of 2002, we plan to increase our marketing and sales resources due to the geographic diversification of our new customer base and with the goal of securing additional short and long-term supply agreements. Sales and marketing expenses include stock-based compensation recovery of $61,123 in the first half of 2002 versus an expense of $25,897 for the same period in 2001.

     Exchange loss in the first half of 2002 increased by 129%, or $97,445 to $22,127 from an exchange gain of $75,318 in the first half of 2001 due to fluctuations in the currency exchange rate between the U.S. and Canada. The Company's revenues are received mostly in U.S. dollars, while the majority of expenses are incurred in Canadian dollars.

     General and administrative expenses in the first half of 2002 decreased by 22%, or $184,345, to $651,005 from $835,350 in the first half of 2001. The reduction was a result of better control of overhead expenses, reduced stock compensation expense and less public company filings and associated expenses than in the same period as last year. General and administrative expenses include stock-based compensation recovery of $84,737 in the first half of 2002 versus an expense of $165,183 for the same period in 2001.

     Other Income

     Interest income in the first half of 2002 decreased by 92%, or $31,968, to $2,671 from $34,639 in the first half of 2001. This decrease results primarily from a lower balance on deposited funds on deposit during the period.

     Other income in the first half of 2002 increased by 708%, or $65,649, to $74,927 from $9,278 in the first half of 2001. This increase results primarily from a $74,451 settlement of a government debt.

     Comprehensive Loss

     Comprehensive  loss  increased by  $1,187,792,  or 306%,  from  $388,336 to
$1,576,128. This increase was primarily due to the increased focused on long-term contracts that resulted in lower initial sales and higher upfront costs in order to tailor the solution to our customer's needs and the continued weakness in the telecommunications industry. As a percentage of sales, comprehensive loss increased from 20% to 90%.

     Years Ended December 31, 2001 and 2000

     Sales

     Net Sales in fiscal 2001 increased by 648%, or $3,070,767, to $3,544,770 from $474,003 in 2000. 2001 sales were totally attributable to radio frequency amplifier sales and in 2000 net sales were $474,003 from radio frequency amplifiers between November 16 and December 31, 2000.

     Operating Expenses

     Cost of goods sold in fiscal 2001 increased by 605%, or $2,206,031, to $2,570,454 from $364,423 in 2000. The increase was primarily due to costs associated with building an increased number of radio frequency amplifiers. The cost of goods sold in 2001 was also increased by an inventory write down of $88,429 for the UniLinx inventory.

     The gross margin for the radio frequency amplifiers was positive. Stock compensation resulting from the granting of stock options was $30,548 in 2001 and $354 in 2000.

     Research and development expenses for fiscal 2001 were $842,487, including $152,436 in stock based compensation as compared to $880,818 in 2000, including stock compensation of $238,655. Expenses in 2001 were primarily due to the hiring of senior level radio frequency engineering positions, leasing of radio frequency test equipment and development of additional amplifier products.
During  2001,  we  also  received  $225,448  related  to a  Canadian  Government
Investment Tax Credit that was paid to us as a result of radio frequency amplifier research and development activities in 2000. Stock compensation resulting from the granting of stock options was $152,436 in 2001.

     Sales and marketing expenses in fiscal 2001 increased by 4,696%, or $504,560, to $515,305 from $10,745. Costs in 2001 were primarily attributable to the radio frequency amplifier business and included the restructuring of sales and marketing staff, hiring senior level sales and marketing positions, revamping corporate and promotional material, attendance at various industry trade shows, building up a worldwide distributor network as well as travel to visit customers and distributors. In 2000, sales and marketing expenses were attributable to radio frequency amplifier sales between November 16 and December 31, 2000. Stock compensation resulting from the granting of stock options was $112,331 in 2001 and $88,766 in 2000.

     Depreciation and amortization in fiscal 2001 increased by 14,175%, or $286,900, to $288,924 from $2,024 in 2000. $185,399 of the increase was attributable to amortization of goodwill arising from the acquisition of Ultratech Linear Solutions Inc. on November 16, 2000.

     Exchange gain increased by $46,222 to $49,258 from $3,036 in 2000. The exchange gain in 2001 was due to fluctuations in the currency exchange rate between the United States and Canada. Our revenues are received mostly in US dollars, while the majority of expenses are incurred in Canadian dollars. As we measure our financial results in Canadian dollars, strength of the US dollar results in exchange rate gains.

     General and administrative expenses in fiscal 2001 decreased by 6%, or $108,323, to $1,844,146 from $1,952,469 in 2000. Expenses in 2001 included non-recurring legal and regulatory related costs associated with restructuring our operations during the year, hiring additional operations related administrative staff, general operating overhead expenses associated with the leased premises, expenses related to listing our shares on the TSX Venture Exchange (formerly known as the Canadian Venture Exchange), financing costs of the private placement which was completed in December 2001 as well as increased legal, audit, regulatory, investor relations and corporate finance activities which are associated with being a public company. Stock compensation resulting from the granting of stock options was $360,139 in 2001 and $354,426 in 2000.

     Other Income

     Interest income in 2001 was $43,545. This amount results primarily from interest earned from term deposits.

     Net gain from discontinued operations amounted to $267,504. A loss of $165,125 is attributable to sale of the UniLinx business on May 1, 2001 and a gain of $432,629 resulting from the sale of the Sonem business from a reduction of the warranty accrual for the Sonem product due to the replacement of previously installed Sonem systems and the sale of the remaining interest in the Sonem business.

     Comprehensive Loss

     Comprehensive loss decreased by $3,305,403, or 63%, from $5,284,615 to $1,979,212. This decrease was primarily due to the increased the re-structuring and increased our focus on the production and marketing of amplifiers. As a percentage of sales, comprehensive loss decreased from 1,115% to 56%.

Liquidity and Capital Resources

     Since our inception, we have been dependent on investment capital as our primary source of liquidity. Prior to December 31, 2000, sales of the our Sonem traffic signal priority product, and sales of our UniLinx product, provided insufficient cash flow to sustain operations. We had an accumulated deficit at June 30, 2002 of $14,415,321. During the 6 months ended June 30, 2002, we focused entirely on the wireless product segment, primarily our amplifier products, and incurred a net loss, after stock-based compensation expense, of $1,585,032 (2001 - loss of $505,164).

     During the first six months of 2002, our cash position decreased significantly. The primary use of cash was for operations which also included non-cash charges in depreciation expense, stock-based compensation recovery, write down of research and development and outdated inventory, write off of non recoverable samples inventory and a gain on settlement of debt. Other significant non-cash working capital changes included a decrease in accounts receivable and a significant increase in accounts payable and accrued liabilities.

     Our  investing  activities  during  the  first  six  months  of  2002  were
attributable   mainly  to  purchases  of  testing  and  tuning   equipment   and
expenditures in related to securing intellectual property.

     Financing activities during the first six months included replacing the previous HSBC Bank Canada operating line in February 2002 with a $82,500 (Cdn $125,000) operating line from Canadian Imperial Bank of Commerce, at an interest rate of prime, and secured by a $82,500 (Cdn $125,000) guaranteed investment certificate and a general security agreement over all our assets. In March 2002, we secured a $750,000 account receivable credit facility with Canadian Imperial Bank of Commerce at an interest rate of Canadian Imperial Bank of Commerce's prime rate plus 1% and an administrative fee of 1% of invoice value. As well, on May 14, 2002, we completed an equity financing through a private offering of 2,317,857 units at $0.28 per unit, thereby raising equity capital for gross proceeds of $649,000. Each unit consisted of one share of common stock and one warrant exercisable to acquire one additional common share at $0.35 per share until May 14, 2003. On July 2, 2002 certain stockholders of our Company exercised share purchase warrants issued pursuant to the December 24, 2001 private placement. A total of 899,999 warrants were exercised at $ 0.30 per share for total gross proceeds of $270,000. In the short term, we plan to raise additional equity capital for working capital and expansion through the exercise of existing warrants, an offering or a combination both.

     Other than operating loan commitments and a commitment under a existing leases for an aggregate of $442,000 through 2004, we have no material commitments, including capital commitments, outstanding at June 30, 2002.

     Our  capital  requirements  are  difficult  to plan in light of our current strategy to expand our customer base and to develop new products and technologies. Since our inception, we have been dependent on investment capital as our primary source of liquidity. Our operations to date have been primarily financed by sales of equity securities. As of June 30, 2002, we had working capital deficiency of $286,159. Our operations presently are generating negative cash flow, and we do not expect positive cash flow from operations in the near term. During early July, we received gross proceeds of $270,000 from the exercise of $0.30 warrants issued in December 2001 by certain stockholders including officers and directors of the Company. We cannot assure you that additional outstanding warrants will be exercised. We need to secure additional working capital in the short-term in order to sustain our operations and execute our business plan.

     We anticipate that we will require a greater amount of additional working capital for inventory, components and work in process or to expand our manufacturing capacity if we enter into contracts for large quantities of our amplifiers. We are incurring expenses in anticipation of future sales that may not materialize. If future sales fall significantly below our expectations or if we incur unanticipated costs or expenses our financing needs could be increased. Any inability to obtain sufficient capital to sustain our existing operations, to meet commitments or to fund our obligations under our existing sales orders may require us to delay delivery of products, to default on one or more agreements or to significantly reduce or eliminate sales and marketing, research and development or administrative functions. The occurrence of any of these, or other adverse affects of inability to raise adequate capital may have a material adverse effect on our business, financial condition and results of operations.

     Subsequent Events

     On July 2, 2002 certain stockholders exercised share purchase warrants issued pursuant to the December 24, 2001 private placement. A total of 899,999 warrants were exercised at $ 0.30 per share for total gross proceeds of $270,000.

     On July 31, 2002, the exercise price of 6,702,338 un-exercised warrants were re-priced to Cdn$0.35 on the condition that warrant holders exercise their warrants within a 30 day period, otherwise the original warrant terms would prevail. As well, if the closing price of our shares is Cdn$0.437 or greater for a period of 10 consecutive trading days, then the warrant holders must exercise their warrants within 30 days otherwise the warrants will expire of the 31st day. A total of 1,032,655 of the 6,702,338 re-priced warrants were held by certain of our directors, officers and employees.

     On August 20, 2002, our Chairman repaid and satisfied his obligations under the terms of a loan by repaying the $90,000 principal amount and exercising 500,000 warrants at an exercise price of Cdn$0.35 per share for total gross proceeds of $205,000. For financial statement reporting purposes, this loan was recorded as a reduction in stockholders' equity until August 20, 2002, the repayment date. See - Certain Relationships and Related Transactions.

     Inflation

     We do not believe that inflation has had a significant impact on our consolidated results of operations or financial condition. However, we have recently experienced some significant price increases for certain components that are used in the wireless industry.

                             DESCRIPTION OF PROPERTY

     We currently lease 11,425 square feet of office, research and development, and production space on a triple net basis at 7438 Fraser Park Drive, Burnaby, British Columbia, Canada. The lease has a five-year term expiring on August 31, 2005, with an option to renew for an additional three-year term. Minimum basic rental rates are as follows:

     (a)  years 1 and 2 - Cdn$10.00 ($6.70) per square foot per annum;

     (b)  year 3 - Cdn$10.25($6.87) per square foot per annum; and

     (c)  years 4 and 5 - Cdn$10.50 ($7.04) per square foot per annum.

     We do not currently maintain any investments in real estate, real estate mortgages or persons primarily engaged in real estate activities, nor do we expect to do so in the foreseeable future.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     We have a November 2000 loan receivable from Cobratech Industries Inc., a company with which we had two former directors in common, in the principal amount of $200,000. Interest is payable to us at 1% per month, calculated monthly not in advance. The loan is secured by a general security agreement which includes all of the personal and real property of Cobratech. The loan is repayable upon demand. As of January 31, 2001, Cobratech has repaid $111,112. We have sued Cobratech in the Supreme Court of British Columbia, Canada for some $78,000 in respect of the remaining balance. The obligation was evidenced by a promissory note bearing interest at the rate of 1% per month. Cobratech owes us approximately $85,600, including principle and accrued, but unpaid interest, under the note. We have reached a tentative settlement arrangement with Cobratech whereby Cobratech would satisfy the obligation by converting the debt into shares of its parent, CTI Diversified Holdings Inc., at a conversion price determined by the average of the bid and ask price of CTI Diversified Holdings Inc. shares as quoted on the OTC-BB on the day immediately before conversion. There can be no assurances that the settlement will be finalized, or that we will realize any cash value from any shares of CTI Diversified Holdings Inc. we receive pursuant to the settlement. For financial reporting purposes, we have already set up a provision for the full amount owing against income in 2001 for the possibility of non-repayment. See "Legal Proceedings."

     The Board of Directors agreed to advance $90,000 to John Robertson, our President, CEO and director, at the time, to enable him to subscribe for 500,000 units in conjunction with the private placement completed on December 24, 2001. The loan principal plus interest is due on December 24, 2003, bears interest at 4% per annum and is secured by the subscribing shares. The units as well as all obligations under this loan were transferred to Mark Godsy, our Chairman of the Board, on May 24, 2002. On August 20, 2002, Mark Godsy repaid and satisfied his obligations under the terms of the loan by repaying the $90,000 principal amount and exercising 500,000 warrants at an exercise price of Cdn$0.35 per share for total gross proceeds of $205,000. For financial statement reporting purposes, this loan was recorded as a reduction in stockholders' equity until August 20, 2002, the repayment date.

     There are no other material related transactions or related contracts with a value of over $60,000.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     In Canada, our common stock trades on the TSX Venture Exchange (formerly known as the Canadian Venture Exchange) under the symbol "UWC". Our common stock is traded on the NASD over-the-counter or "Bulletin Board" market under the symbol "UTYW." Between February 6, 1999 and August 17, 2000, our common stock traded under the symbol "ZSON." Before February 6, 1999, our common stock traded under the symbol "MMIM." The following comprises the high and low bid prices for our common stock as of the end of each period indicated since March 31, 1999 (the stock was not "publicly traded" before December 31, 1998), unless otherwise indicated on the NASDA Bulletin Board and the TSX Venture Exchange:

                                         UTYW                                             UWC

                                         (US$)                                            (Cdn$)
            Period                     High Bid                 Low Bid             High          Low
January 1 - March 31, 1999              3.3125                  0.0000
April 1 - June 30, 1999                 3.0000                  0.8750
July 1 - September 30, 1999             1.0625                  0.4375
October 1 - December 31, 1999           1.1875                  0.3750
January 1 - February 9, 2000             1.27                    0.89
February 10 - April 27, 2000*            6.25                   0.9000

                                  (No Bid/Ask - High       (No Bid/Ask - Low
                                        Trade)                  Trade)
April 28 - June 30, 2000                 4.50                   1.0625
July 1 - September 30, 2000              1.90                    1.16
October 1 - December 31, 2000            1.53                    0.37
January 1 - March 31, 2001               0.68                    0.26
April 1 - June 30, 2001                  0.48                    0.19
July 1- September 30, 2001               0.30                    0.11
October 1, - December 31, 2001           0.35                    0.15               0.60         0.40
January 1, - March 31, 2002              0.38                    0.16               0.60         0.27
April 1, 2002 - June 30, 2002            0.48                    0.20               0.73         0.35

     Source: UTYW - Nasdaq Trading & Marketing Services, UWC - Yahoo.com Historical Data

     * Our common shares were traded on the National Quotation Bureau "Pink Sheets" from February 10, 2000 until April 27, 2000, and therefore high and low bid information is not available during this period.

     Over-the-counter  market  quotations  reflect  inter-dealer  prices without
retail  mark-up,   mark-down  or  commission,   and  may  not  represent  actual
transactions.

     Our common stock began trading on the TSX Venture Exchange (formerly known as the Canadian Venture Exchange) on December 24, 2001. On August 15, 2002, the closing price of our common stock was Cdn $0.30 on the TSX Venture Exchange and $0.20 on the OTCBB.

     As of August 15, 2002 there were approximately 180 holders of record of our common stock. We have never declared a cash dividend on our common stock.

     EXECUTIVE COMPENSATION

     The following table sets forth all compensation earned by all persons serving as our Chief Executive Officer during the fiscal years ended December 31, 2001, 2000 and 1999. None of our other officers or those of any of our subsidiaries earned greater than $100,000 in total salary and bonus during 2001, 2000 or 1999.

                                             Summary Compensation Table

                                Annual Compensation                     Long Term Compensation
                      ----------------------------------------------------------------------------------
                                                                          Awards              Payouts
                                                               -----------------------------------------
                                                    Other                        Restricted
                                                    Annual        Securities     Shares or
                       Fiscal                       Compen          under        Restricted     LTIP      All Other
 Name and Principal     Year   Salary     Bonus     sation        Option/SAR     Share Units   Payouts   Compensation
      Position         Ended    (US$)     (US$)     (US$)(5)      Granted(#)        (US$)       (US$)
---------------------------------------------------------------------------------------------------------------------
John Robertson,         2001    107,137       0         0         100,000(2)          0          0           0
Chief Executive         2000     10,300       0                   275,000(2)          0          0           0
Officer(1)              1999

Mark Godsy,             2001          0       0         0           5,000(4)          0          0           0
Chief Executive         2000          0       0                   200,000(4)     72,000          0           0
Officer(3)              1999

William Brogdon,
Chief Executive         1999     38,756       0         0               0           0            0           0
Officer(5)


NOTES:

(1)  Mr. Robertson served as our Chief Executive  Officer from November 17, 2000
     - March 31, 2002.
(2) Mr. Robertson received 200,000 options in December 2000 and 100,000 options in February 2001 as partial compensation for serving as our Chief Executive
     Officer. He also received 75,000 options in December 2000 as compensation for serving as a director of our company.
(3)  Mr. Godsy served as our Chief Executive  Officer during the period February
     22 - November 17, 2000. At the end of this period, Mr. Godsy was paid accrued wages in restricted stock (171,428 shares) equivalent to $72,000 on the date of issue.
(4) Mr. Godsy received 200,000 options in December 2000 as compensation for serving as our Chairman of the Board and 5,000 options in June 2001 as compensation for serving on the Compensation Committee.
(5)  Mr. Brogdon  served as Chief  Executive  Officer of Unity Wireless  Systems
     Corporation from February 1, 1998 and our company from December, 1998. Both appointments concluded on February 22, 2000.
(6) In accordance with the rules of the SEC, no amounts are shown with respect to certain "perquisites" where such amounts do not exceed the lesser of $50,000 or 10% of any named executive officer's salary and bonus.

                                      Option/SAR Grants in Last Fiscal Year
                                               Option Grants

                                               Individual Grants
            -------------------------------------------------------------------------------------------

             (a)                      (b)               (c)               (d)                     (e)
                                  Number of         % of Total
                                  Securities          Options        Exercise or
                                  Underlying         Granted(1)       Base Price
                                    Options                             ($/Sh)               Expiration Date
             Name                 Granted(#)
------------------------------------------------------------------------------------------------------------
John Robertson,                   100,000(2)            6.1%            $0.17                 Dec. 31, 2005
Chief Executive Officer
Mark Godsy,                         5,000(3)            0.3%            $0.17                 June 30, 2006
Chief Executive Officer

(1) The denominator (of 1,629,500) was arrived at by calculating the net total number of new options awarded during the year.
(2)  John Robertson  received 100,000 options at $0.51  (time-based  vesting) on
     February 6, 2001.  These  options  were  re-priced  on December 11, 2001 to
     $0.17.
(3)  Mark Godsy received 5,000 options at $0.38 (time-based vesting) on June 22,
     2001. These options were re-priced on December 11, 2001 to $0.17.

     FISCAL YEAR-END OPTION VALUE

     The following table presents the value of unexercised options held as of December 31, 2001 by each of the named executive officers appearing in the Summary Compensation Table in this section. None of these named executive officers exercised any of their options in 2001. Mr. Brogdon held no options as of December 31, 2001.

                                                          Aggregated Options Exercised
                                               During the Financial Year Ended December 31, 2001
                                                      and Financial Year-End Option Values

---------------------------------------------------------------------------------------------------------------------
          Name               Securities     Aggregate        Unexercised Options       Value of Unexercised in the
                            Acquired on       Value             At FY-End (#)            Money-Options at FY-End
                            Exercise (#)   Realized ($)        Exercisable(2)/               ($) Exercisable/
                                                                Unexercisable               Unexercisable (1)
---------------------------------------------------------------------------------------------------------------------
John Robertson,                 Nil           Nil          206,250 (exercisable)          $72,188 (exercisable)
Chief Executive Officer                                    168,750 (unexercisable)        $59,063 (unexercisable)
---------------------------------------------------------------------------------------------------------------------
Mark Godsy,                     Nil           Nil           84,166 (exercisable)          $29,458 (exercisable)
Chief Executive Officer                                    120,834 (unexercisable)        $42,292 (unexercisable)
---------------------------------------------------------------------------------------------------------------------
(1)  Based on NASD OTCBB closing price of $0.35 on December 31, 2001.

     Compensation of Directors

     Our directors do not receive salaries or fees for serving as directors, nor do they receive any compensation for attending meetings of the Board of Directors or serving on committees of the Board of Directors. We may, however, determine to compensate its directors in the future. Directors are entitled to reimbursement of expenses incurred in attending meetings. In addition, our directors are entitled to participate in our stock option plan. We have adopted a policy whereby members of the Board of Directors receive initial grants of options upon appointment or upon adoption of the policy, as follows:

          Chairman                                          200,000 options
          Director (other than Chairman)                    75,000 options
          Compensation Committee                            5,000 options
          Audit Committee                                   5,000 options

Employment Agreements

     There are no employment agreements between us or any of our subsidiaries and the named executive officers appearing in the Summary Compensation Table in this section.

                           UNITY WIRELESS CORPORATION

                           CONSOLIDATED BALANCE SHEETS
                           (expressed in U.S. dollars)

                                                                                    June 30,         Dec. 31,
                                                                                      2002             2001
----------------------------------------------------------------------------------------------------------------
                                                                                   (unaudited)
                                                                                        $               $
ASSETS
Current assets
Cash and cash equivalents                                                             404,277        1,012,430
Restricted cash                                                                        82,500           80,000
Accounts receivable (less allowance for doubtful accounts
   of $34,474 (2001-$26,128))                                                          85,598          263,747
Government grant receivable                                                            30,268           26,457
Inventory (note 4)                                                                    469,584          519,516
Prepaid expenses                                                                       55,302           38,643
Other receivable                                                                        9,009           18,241
----------------------------------------------------------------------------------------------------------------
                                                                                    1,136,538        1,959,034

      Equipment, net                                                                  299,946          276,909
      Patents and licenses, net                                                        33,392                -
      Goodwill                                                                        741,596          741,596
----------------------------------------------------------------------------------------------------------------
                                                                                    2,211,472        2,977,539
----------------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Bank indebtedness (note 5)                                                            100,412          238,667
Accounts payable and accrued liabilities (note 6)                                   1,270,934          658,583
Product warranty                                                                       33,000           31,500
Obligations under capital leases                                                       18,351           45,900
----------------------------------------------------------------------------------------------------------------
                                                                                    1,422,697          974,650

   Loans payable                                                                            -           74,451
   Obligations under capital leases                                                     3,654            3,488
----------------------------------------------------------------------------------------------------------------
Total liabilities                                                                   1,426,351        1,052,589
----------------------------------------------------------------------------------------------------------------
Stockholders' Equity
 Common stock, $0.001 par value 100,000,000 authorized,
 33,616,895 (2001 - 30,915,704) issued and outstanding                                 33,617           30,916
 Additional paid-in capital                                                        15,158,267       14,896,893
 Share subscription receivable                                                        (90,600)         (90,600)
 Deferred stock compensation                                                          (26,974)        (199,198)
 Accumulated deficit                                                              (14,415,321)     (12,830,289)
 Other accumulated comprehensive gain                                                 126,132          117,228
----------------------------------------------------------------------------------------------------------------
                                                                                      785,121        1,924,950
----------------------------------------------------------------------------------------------------------------
                                                                                    2,211,472        2,977,539
----------------------------------------------------------------------------------------------------------------

Commitments and contingent liabilities (note 12)


See accompanying notes to consolidated financial statements

                       UNITY WIRELESS SYSTEMS CORPORATION

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                         AND COMPREHENSIVE INCOME (LOSS)
                           (expressed in U.S. dollars)
                                   (Unaudited)


                                                                   Three months ended June 30,        Six months ended June 30,
                                                                      2002            2001            2002                2001
Net sales:                                                          273,756          570,559       1,756,250           1,963,506
Cost of goods sold (3 months data includes stock-based
compensation expenses $520 in 2002 and nil in 2001; 6
months data includes stock-based compensation
(recovery) expense $(19,221) in 2002 and $350 in 2001)              528,908          336,802       1,686,478           1,382,802
---------------------------------------------------------------------------------------------------------------------------------
                                                                   (255,152)         233,757          69,772             580,704
---------------------------------------------------------------------------------------------------------------------------------
Expenses:
Research and development (3 months data includes
stock-based compensation expenses $8,905 in 2002 and
$58,621 in 2001; 6 months data includes stock-based
compensation (recovery) expense $(56,433) in 2002 and
$33,985 in 2001)                                                    584,135          218,304         856,628             312,883

Sales and marketing (3 months data includes stock-based
compensation (recovery) expenses $(397) in 2002 and
$36,870 in 2001; 6 months data includes stock-based
compensation (recovery) expense $(61,123) in 2002 and
$25,897 in 2001)                                                    177,863          139,987         216,649             180,672

Less: Government assistance                                         (65,348)               -         (65,348)                  -
Depreciation and amortization                                        22,944           73,250          46,372             141,483
Exchange (gain) loss                                                 13,375          (20,320)         22,127             (75,318)
Interest expense                                                      3,536            1,151           4,969               2,219
General and administrative (3 months data includes stock-
based compensation expenses $30,002 in 2002 and
$218,678 in 2001; 6 months data includes stock-based
compensation (recovery) expense $(84,737) in 2002 and
$165,183 in 2001)                                                   391,875          661,840         651,005             835,350
---------------------------------------------------------------------------------------------------------------------------------
                                                                  1,128,380        1,074,212       1,732,402           1,397,289
---------------------------------------------------------------------------------------------------------------------------------
Operating loss for the period                                    (1,383,532)        (840,455)     (1,662,630)           (816,585)
Interest income                                                       1,289            6,069           2,671              34,639
Other income                                                            198              616          74,927               9,278
Provision for income taxes                                                -                -               -                   -
---------------------------------------------------------------------------------------------------------------------------------
Loss from continuing operations                                  (1,382,045)        (833,770)     (1,585,032)           (772,668)
---------------------------------------------------------------------------------------------------------------------------------
Gain from discontinued operations                                         -          217,966               -             267,504
---------------------------------------------------------------------------------------------------------------------------------
Loss for the period                                              (1,382,045)        (615,804)     (1,585,032)           (505,164)

Comprehensive loss:
Loss for the period                                              (1,382,045)        (615,804)     (1,585,032)           (505,164)
Currency translation adjustment                                       3,666            3,948           8,904             116,828
---------------------------------------------------------------------------------------------------------------------------------
Comprehensive loss                                               (1,378,379)        (611,856)     (1,576,128)           (388,336)
---------------------------------------------------------------------------------------------------------------------------------
Basic and diluted loss per common share (note 8):
     Continuing operations                                           (0.043)          (0.032)         (0.050)             (0.030)
     Discontinued operations                                              -            0.008               -               0.010
---------------------------------------------------------------------------------------------------------------------------------
Basic and diluted loss per common share                              (0.043)          (0.024)         (0.050)             (0.020)
---------------------------------------------------------------------------------------------------------------------------------


See accompanying notes to consolidated financial statements

                           UNITY WIRELESS CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (expressed in U.S. dollars)
                                   (Unaudited)


                                                                                         Six months ended June 30,
Cash provided by (used in):                                                              2002                2001
Operating activities:
  Loss for period                                                                    (1,585,032)          (505,164)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
      Amortization of patents and licenses                                                  455                  -
      Depreciation of equipment                                                          45,917             48,783
      Amortization of goodwill                                                                -             92,700
      Shares issued for service                                                               -              7,000
      Stock based compensation                                                         (221,514)           225,415
      Gain on settlement of debt                                                        (74,451)                 -
  Changes in non-cash working capital relating to operations:
      Accounts receivable                                                               178,149             68,716
      Government grant receivable                                                        (3,811)            13,733
      Inventory                                                                          49,932            182,741
      Prepaid expenses                                                                  (16,659)           (19,521)
      Accounts payable and accrued liabilities                                          612,351           (287,541)
      Product warranty                                                                        -           (471,700)
--------------------------------------------------------------------------------------------------------------------
  Net cash used in operating activities                                              (1,014,663)          (644,838)

Investing activities:
  Acquisition of equipment                                                              (56,863)           (77,278)
  Increase in patents and licenses                                                      (33,847)                 -
  Other receivables                                                                       9,232             30,750
--------------------------------------------------------------------------------------------------------------------
  Net cash used in investing activities                                                 (81,478)           (46,528)

Financing activities:
  Repayment of loan receivable                                                                -            118,824
  Restricted cash                                                                        (2,500)            20,000
  Bank overdraft                                                                       (138,255)           (34,872)
  Repayment of loan payable                                                                   -            (83,642)
  Cash proceeds from issued and to be issued common shares                              714,167                  -
  Share issue costs                                                                     (56,354)                 -
  Obligations under capital lease                                                       (27,383)                 -
--------------------------------------------------------------------------------------------------------------------
  Net cash provided by financing activities                                             489,675             20,310

Effect of foreign exchange rate changes on cash and cash equivalents                     (1,687)           117,662

Decrease in cash                                                                       (608,153)          (553,394)
Cash, beginning of period                                                             1,012,430          2,002,084
Cash,  end of period                                                                    404,277          1,448,690


See accompanying notes to consolidated financial statements

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (Unaudited)


1.   Basis of Presentation:

     The accompanying interim unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Regulation SB. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for a complete annual set of consolidated financial statements. In the opinion of management, all adjustments (consisting of normally recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six-month period ending June 30, 2002 are not necessarily indicative of the results that may be expected for the year ended December 31, 2002.

     For further information, refer to the consolidated financial statements and footnotes thereto included in Unity Wireless Corporation's annual report on Form 10-KSB for the year ended December 31, 2001. Except as indicated in note 2, the accounting principles applied in the preparation of these interim consolidated financial statements are consistent with those applied in the consolidated financial statements filed with the Company's annual report.

     The Company's ability to realize the carrying value of its assets is dependent on achieving profitable operations, and continuing development of new technologies, the outcome of which cannot be predicted at this time. Accordingly, the Company will require for the foreseeable future ongoing capital infusions in order to continue its operations, fund its research and development activities, and ensure orderly realization of its assets at their carrying values. The consolidated financial statements do not include any adjustments relating to the recoverability of assets and classification of assets and liabilities that might be necessary should the Company be unable to continue as a going concern.

2.   Change in accounting policies:

     In June 2001, the Financial Accounting Standards Board issued Financial Accounting Standards ("FAS") 141, Business Combinations, and FAS 142, Goodwill and other Intangible Assets. Under FAS 141, intangible assets acquired in a business combination should be identified and recognized apart from goodwill when they arise from either contractual or other legal rights or they can be separated from the acquired enterprise and sold, transferred, licensed, rented or exchanged, either individually or with a group of related assets or liabilities. Under FAS 142, goodwill and intangible assets having indefinite lives are not amortized and tested for impairment at least annually. Intangible assets with definite lives are amortized over their estimated useful lives.

     The Company has adopted FAS 141 and 142 effective January 1, 2002. As of the date of adoption, the Company had unamortized goodwill in the amount of $741,596. This change in accounting policy resulted in a reduction in amortization expense related to goodwill of $92,700 ($0.003 per share), for the six months ended June 30, 2002. In accordance with the requirements of FAS 142, this change in accounting policy is not applied retroactively and the amounts presented for prior periods have not been restated for this change. If this change in accounting policy had been applied retroactively, net loss for the six months ended June 30, 2001 would have decreased by $92,700 to

     $412,464 and the net loss for the three months ended June 30, 2001 would have decreased by $46,350 to $569,454.

3.   Significant Accounting Policies

     a)   Goodwill

     Goodwill is the residual amount that results when the purchase price of an acquired business exceeds the sum of the amounts allocated to the identifiable assets acquired, less liabilities assumed, based on their fair values. Goodwill is allocated as of the date of the business combination to the Company's reporting units that are expected to benefit from the synergies of the business combination.

     Goodwill is not amortized and is tested for impairment annually, or more frequently if events or changes in circumstances indicate that the goodwill might be impaired. The impairment test is carried out in two steps. In the first step, the carrying amount of the reporting unit is compared with its fair value. When the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not to be impaired and the second step of impairment test is unnecessary. The second step is carried out when the carrying amount of a reporting unit exceeds its fair value, in which case the implied fair value of the reporting unit's goodwill is compared with its carrying amount to measure the amount of the impairment loss, if any. The implied fair value of the reporting unit's goodwill is determined in the same manner as the value of goodwill is determined in a business combination described in the preceding paragraph, using the fair value of the reporting unit as if it was the purchase price. When the carrying amount of a reporting unit exceeds the implied fair value of the goodwill, an impairment loss is recognized in an amount equal to the excess and is presented as a separate line item in the earnings statement before extraordinary items and discontinued operations.

     The Company considers itself to operate as a single reporting unit. At June 30, 2002, the Company had completed its first step assessment as described above, and had concluded that the fair value of the reporting unit exceeds its carrying value and accordingly, no impairment of the carrying value of goodwill is required to be recorded. The Company intends to carry out its annual assessment of goodwill commencing in December of 2002 .

     b)   Patents

     Consideration paid for the patents is amortized on a straight-line basis over three years commencing with the date the patents are granted.

     c)   License fees

     Consideration paid for license fees is amortized on a straight-line basis over the shorter of the term of the license or three years.

     d)   Government assistance

     Government assistance consists of government grants. The Company follows the cost reduction method of accounting for government assistance, whereby the benefit of the assistance is recognized as a reduction in the cost of the related asset or expenditure when there is reasonable assurance the government grants will be received. Certain government assistance has a contingent liability for repayment. The liability to repay government assistance is recognized in the period in which conditions arise that will cause government assistance to be repayable.

     e)   Stock compensation expense (recovery)

     The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations including FASB Interpretation No. 44, "Accounting for Certain Transactions involving Stock Compensation an interpretation of APB Opinion No. 25" issued in March 2000, to account for its employee plan stock option grants. Under this method, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. SFAS No. 123, "Accounting for Stock-Based Compensation", established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic value-based method of accounting described above, and have adopted the disclosure requirements of SFAS No. 123. Stock compensation granted to non-employees is recognized at its fair value as the services are provided and the options are earned. If the exercise price of fixed employee stock option award is reduced or if the exercise price is not fixed in the functional currency of the Company or in the currency the employee is paid, the award is accounted for as a variable award until the award is exercised, forfeited, or expires unexercised. The Company measures variable plan stock compensation as the amount by which the quoted market value of the common shares of the Company covered by the grant exceeds the option price with changes in the market price included in the measurement of loss.


4.   Inventory:

     The components of inventory consist of the following:

                                               June 30,           December 31,
                                                 2002                 2001
                                                  $                     $
     ------------------------------------------------------------------------
                                             (unaudited)
     Raw materials                             259,279              261,220
     Finished goods                            210,305              258,296
     ------------------------------------------------------------------------
                                               469,584              519,516
     ------------------------------------------------------------------------

5.   Bank indebtedness

     In February 2002, the HSBC Bank of Canada revolving operating line was replaced with a U.S. $82,500 (Cdn. $125,000) operating line from CIBC Bank, at an interest rate of prime and secured by a U.S. $82,500 (Cdn. $125,000) guaranteed investment certificate and a general security interest in all of the Company's assets. In March 2002, the Company arranged for a U.S. $750,000 accounts receivable credit facility with CIBC at an interest rate of CIBC prime plus 1% and an administrative fee of 1% of invoice value.

6.   Accounts payable and accrued liabilities:

                                              June 30,           December 31,
                                                2002                 2001
                                                  $                   $
     ------------------------------------------------------------------------
                                           (unaudited)
     Trade accounts payable                  1,068,836            415,164
     Accrued liabilities                       202,098            243,419
     ------------------------------------------------------------------------
                                             1,270,934            658,583
     ------------------------------------------------------------------------

7.   Other income:

     During the six months ended June 30, 2002, the Company recognized a gain of $74,451 on an extinguishment of debt which is included in other income.

8.   Earnings per share data:

     The following  table sets forth the computation of basic and diluted income
     (loss) per share:

                                                      Three months ended June 30,      Six months ended June 30,
                                                         2002            2001           2002             2001
----------------------------------------------------------------------------------------------------------------
Numerator
Loss from continuing operations ($)                   (1,382,045)     (833,770)      (1,585,032)       (772,668)
Gain from discontinued operations ($)                          -       217,966                -         267,504
Net loss for the period ($)                           (1,382,045)     (615,804)      (1,585,032)       (505,164)

Denominator
Weighted average number of common shares
  outstanding                                         32,348,299    25,745,626       31,635,959      25,744,396

Basic and diluted loss per common share ($):
  Continuing operations                                   (0.043)       (0.032)          (0.050)         (0.030)
  Discontinued operations                                      -         0.080                -           0.010
Basic and diluted loss per common share ($):              (0.043)       (0.024)          (0.050)         (0.020)
----------------------------------------------------------------------------------------------------------------

     For the 6-month period ended June 30, 2002, all of the Company's common shares issuable upon the exercise of stock options and warrants were excluded from the determination of diluted loss per share as their effect would be anti-dilutive.

9.   Stock Option Plan:

     During the year ended December 31, 1998, the Company established a stock option plan pursuant to which 3,000,000 common shares were reserved for issuance. This plan was replaced on December 6, 1999, by a new stock option plan ("1999 Plan") pursuant to which 5,000,000 common shares were reserved for issuance. On July 5, 2000 the shareholders approved a change in the maximum number of options issuable under this plan to 20% of the number of common shares outstanding including shares of common stock previously issued under the plan. As of June 30, 2002 this maximum number was 7,345,666. On August 8, 2002 the Board of Directors further amended and restated the 1999 Plan to create a new plan ("2002 Plan"). The 2002 Plan authorizes the maximum issuance of 6,903,379 shares of the Company's Common Stock upon exercise of options granted under the 2002 Plan.

Stock option transactions for the respective periods and the number of stock options outstanding are summarized as follows:

                                                                           Outstanding options
     -------------------------------------------------------------------------------------------------
                                               Shares available    No. of common      Weighted average
                                                 under option      shares issuable     exercise price
     -------------------------------------------------------------------------------------------------
     Balance, December 31, 2001                    3,388,250         4,340,750               0.20
     Options granted                                (285,000)          285,000               0.33
     Options expired                                 386,666          (386,666)              0.18
     -------------------------------------------------------------------------------------------------
     Options exercised                                     -          (383,334)              0.17
     Increase in reserve for issuance                722,389                 -                  -
     -------------------------------------------------------------------------------------------------
     Balance, June 30, 2002                        4,212,305         3,855,750               0.24
     -------------------------------------------------------------------------------------------------

     Had compensation cost been determined based on the fair value at the grant dates for those options issued to employees, consistent with the method described in SFAS No.123, the Corporation's loss and loss per common share would have been increased to the pro forma amounts indicated below.

     ------------------------------------------------------------------------------------------------------
                                                                             Six months ended June 30, 2002
     ------------------------------------------------------------------------------------------------------
     Income (loss) for the period, as reported                                       $(1,585,032)
     Pro forma loss                                                                   (1,967,900)
     ------------------------------------------------------------------------------------------------------
     Basic and diluted loss per common shares, net as reported                       $    (0.050)
     Pro forma                                                                            (0.062)
     ------------------------------------------------------------------------------------------------------

     The fair value of each option granted during the six months ended June 30, 2002, was estimated on the date of the grant using Black-Scholes option-pricing model with the following weighted-average assumptions: no dividend yield; volatility of 156% based on weekly stock price; risk-free interest rate of 3.25% and an expected life of four years.

     The weighted-average fair value of options granted during these months ended June 30, 2002 was $0.26.

10.  Segmented information:

     a.   Segment information:

          During the six months ended June 30, 2002, the Company is operating only in the RF power amplifier product segment. During the six months ended June 30, 2001, the Company was operating in the wireless product segment and the RF power amplifier product segment.

     b.   Geographic information ($000):

          Substantially all assets and operations are in Canada. A summary of sales by region, based on location of customers, is as follows:

                                                Six months ended June 30,
          ------------------------------------------------------------------
                                               2002                  2001
          ------------------------------------------------------------------
         Korea                               $  987               $  1,821
         China                                  280                      -
         Sweden                                  42                      -
         Canada                                   -                     17
         United States                          447                    126
          ------------------------------------------------------------------
         Total sales                         $1,756               $  1,964
          ------------------------------------------------------------------

     c.   Major customers ($000):

          The approximate sales to major customers is as follows:

                                                Six months ended June 30,
          ------------------------------------------------------------------
                                               2002                  2001
          ------------------------------------------------------------------

         Customer A                          $  612               $    852
         Customer B                             331                    810
         Customer C                             386                      -
          ------------------------------------------------------------------


11.  Warrants:

     As at June 30, 2002, the Company has warrants outstanding to purchase 8,102,337 common shares at $0.29 to $0.38 per share.

     5,147,551 warrants, which were issued in December 2001 with an exercise price of $0.30, may be callable for exercise by the Company at any time after the closing price for the Company's common stock is equal to or exceeds $0.75 for at least ten consecutive trading days. After the issuance of these warrants, the share price level has not reached $0.75. These warrants expire in December 2003. On July 2, 2002, 899,999 warrants were exercised by certain shareholders at $0.30. In addition, 2,454,786 warrants, which were issued in April 2002, may be callable for exercise by the Company at any time after the closing price for the Company's common stock is equal to or exceeds $1.50 for at least ten consecutive trading days. After the issuance of these warrants, the share price level has not reached $1.50. These warrants expire in May 2003. On July 31, 2002, the exercise price of the above 6,702,338 un-exercised warrants were re-priced to Cdn$0.35 on the condition that warrant holders exercise their warrants within a 30 day period, otherwise the original warrant terms would prevail. 6,565,409 of these re-priced warrants had not been previously issued in connection with the provision of employment or consulting services. As well, if the closing price of the Company's shares is Cdn$0.437 or greater for a period of 10 consecutive trading days, then the warrant holders must exercise their warrants within 30 days otherwise the warrants will expire of the 31st day.

     Of the remaining 500,000 warrants, 403,128 warrants are fully vested of which 250,000 expire on December 15, 2002 and 153,128 expire on March 31, 2005 and 96,872 warrants vest until December 31,2002 and expire on March 31,2005.

12.  Commitments and contingent liabilities:

     a.   Lease commitments

          The Company has the following future minimum lease commitments for premises and equipment:

                                                         $000
                                                         ----
          2002                                            120
          2003                                            186
          2004                                             82
          2005                                             54
          2006                                              -


     b.   Legal proceedings

          The Company is currently a party to an action in the Supreme Court of British Columbia, Vancouver Registry, brought by an option holder seeking a declaration that 500,000 options to purchase shares in the common stock of the Company held by it have a term of unlimited duration.

          The Company provides for costs related to contingencies when a loss is probable and the amount is reasonably determinable. It is the opinion of management, based in part on advise of legal counsel, that the ultimate resolution of this contingency, to the extent not previously provided for, will not have a material adverse effect on the financial condition of the Company.

     c.   Contingent liability on sale of products

          (i) Under a certain  license  agreement,  the Company is  committed to royalty payments based on the sales of products using certain technologies. The Company recognizes royalty obligations as determinable in accordance with agreement terms.

          (ii) Under an agreement with the Government's National Research Council Canada IRAP (IRAP) program, the Company is eligible to receive conditionally repayable government assistance amounting to Cdn$483,491 to support the development of a multi-carrier linear power amplifier. During the first six months ended June 30, 2002, the Company has claimed $65,348 (Cdn$99,012) which has been recorded as government grant income. Under the terms of the agreement, an amount up to a maximum of Cdn.$725,236 is to be repaid at a rate of 1.5% of quarterly gross revenue commencing on September 1, 2003, on a quarterly basis.

Financial Statements for the Years Ended December 31, 2001 and 2000


                      Consolidated Financial Statements
                      (Expressed in United States dollars)


                      UNITY WIRELESS CORPORATION (Prepared in accordance with United States generally accepted accounting principles)


                      Years ended December 31, 2001 and 2000

AUDITORS' REPORT

To the Stockholders
Unity Wireless Corporation

We have audited the accompanying consolidated balance sheets of Unity Wireless Corporation as at December 31, 2001 and 2000 and the related consolidated statements of operations and comprehensive loss, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America and in Canada. U.S. standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Unity Wireless Corporation and subsidiaries as at December 31, 2001 and 2000 and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 2 to the financial statements, the Company has incurred recurring losses from operations and has a working deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

On March 1, 2002, we reported separately to the stockholders of the Company on the consolidated financial statements as at and for the periods presented above, which consolidated financial statements were prepared in accordance with Canadian generally accepted accounting principles.



Chartered Accountants

Vancouver, Canada

March 1, 2002

UNITY WIRELESS CORPORATION
Consolidated Balance Sheets
(Expressed in United States dollars)
(Prepared in accordance with United States generally accepted accounting principles)

December 31, 2001 and 2000
================================================================================



-----------------------------------------------------------------------------------------------------
                                                                        2001                 2000
-----------------------------------------------------------------------------------------------------
Assets

Current assets:
  Cash and cash equivalents                                         $ 1,012,430          $ 2,002,084
  Restricted cash (note 11(b, c))                                        80,000              100,000
  Accounts receivable (less allowance for doubtful
    accounts of $26,128 in 2001 and $4,245 in 2000)                     263,747              232,591
  Loan receivable (note 7)                                                    -              204,434
  Government grant receivable                                            26,457               13,905
  Inventory (note 8)                                                    519,516              463,412
  Prepaid expenses and deposits                                          38,643               14,309
  Other receivable (note 5)                                              18,241               61,500
-----------------------------------------------------------------------------------------------------
                                                                      1,959,034            3,092,235

Equipment, net (note 9)                                                 276,909              221,651
Goodwill (net of accumulated amortization
  2001 - $185,399; 2000 - nil) (note 6)                                 741,596              926,995
-----------------------------------------------------------------------------------------------------
                                                                    $ 2,977,539          $ 4,240,881
-----------------------------------------------------------------------------------------------------
Liabilities and Stockholders' Equity

Current liabilities:
  Bank indebtedness                                                 $   238,667          $   276,811
  Accounts payable and accrued liabilities (note 10)                    658,583              728,807
  Loans payable (note 11)                                                     -               42,312
  Product warranty (note 3(m))                                           31,500              623,497
  Obligations under capital leases (note 12)                             45,900                    -
-----------------------------------------------------------------------------------------------------
                                                                        974,650            1,671,427

Loans payable (note 11)                                                  74,451              115,781
Obligations under capital leases (note 12)                                3,488                    -
-----------------------------------------------------------------------------------------------------
                                                                      1,052,589            1,787,208
Stockholders' equity:
  Common stock, $0.001 par value 100,000,000 authorized,
    30,916,000 (2000 - 25,743,153) issued and outstanding                30,916               25,743
  Additional paid-in capital                                         14,896,893           13,251,498
  Share subscription receivable (note 14)                               (90,600)                   -
  Deferred stock compensation                                          (199,198)             (89,719)
  Accumulated deficit                                               (12,830,289)         (10,732,275)
  Cumulative translation adjustments                                    117,228               (1,574)
-----------------------------------------------------------------------------------------------------
                                                                      1,924,950            2,453,673
-----------------------------------------------------------------------------------------------------
                                                                    $ 2,977,539          $ 4,240,881
-----------------------------------------------------------------------------------------------------


Future operations (note 2)
Commitments (note 15)
Subsequent event (notes 13(a) and 19)
Contingent liabilities (note 20)



See accompanying notes to consolidated financial statements.

UNITY WIRELESS CORPORATION
Consolidated Statements of Operations and Comprehensive Loss
(Expressed in United States dollars)
(Prepared in accordance with United States generally accepted accounting principles)

Years ended December 31, 2001 and 2000
================================================================================


-----------------------------------------------------------------------------------------------------
                                                                        2001                 2000
-----------------------------------------------------------------------------------------------------
Net sales                                                          $  3,544,770          $   474,003
Cost of goods sold (includes stock-based compensation
  $30,548 in 2001 and $354 in 2000)                                   2,570,454              364,423
-----------------------------------------------------------------------------------------------------
                                                                        974,316              109,580

Expenses:
  Research and development (includes stock-based
    compensation $152,436 in 2001 and $238,655 in 2000)                 842,487                    -
  Government grant (note 16)                                            (52,036)                   -
  Sales and marketing (includes stock-based compensation
    $112,331 in 2001 $88,766 in 2000)                                   515,305               10,745
  Depreciation and amortization                                         288,924                2,024
  Exchange gain                                                         (49,258)              (3,036)
  Interest expense                                                        5,890                  659
  General and administrative (includes stock-based
    compensation $360,139 in 2001 and $354,426 in 2000)               1,844,146            1,952,469
-----------------------------------------------------------------------------------------------------
                                                                      3,395,458            1,962,861
-----------------------------------------------------------------------------------------------------
Operating loss for the year                                          (2,421,142)          (1,853,281)

Interest income                                                          43,545                3,855

Other income                                                             12,079               10,217
-----------------------------------------------------------------------------------------------------
Loss from continuing operations                                      (2,365,518)          (1,839,209)

Discontinued operations:
  Gain (loss) from discontinued operations (note 5)                     267,504           (3,479,424)
-----------------------------------------------------------------------------------------------------
Loss for the year                                                  $ (2,098,014)         $(5,318,633)
-----------------------------------------------------------------------------------------------------
Comprehensive loss:
  Loss for the year                                                $ (2,098,014)         $(5,318,633)
  Currency translation adjustment                                       118,802               34,018
-----------------------------------------------------------------------------------------------------
Comprehensive loss                                                 $ (1,979,212)         $(5,284,615)
-----------------------------------------------------------------------------------------------------
Basic and diluted earnings (loss) per common share (note 13(c)):
  Continuing operations                                            $      (0.09)         $     (0.08)
  Discontinued operations                                                  0.01                (0.14)
-----------------------------------------------------------------------------------------------------
                                                                   $      (0.08)         $     (0.22)
-----------------------------------------------------------------------------------------------------


See accompanying notes to consolidated financial statements.

                                                          3
UNITY WIRELESS CORPORATION
Consolidated Statements of Stockholders' Equity
(Expressed in United States dollars)
(Prepared in accordance with United States generally
accepted accounting principles)
================================================================================

====================================================================================================================================
                                       Common                                                                  Other
                                        stock   Additional                     Deferred                  accumulated         Total
                          Common   issued and      paid-in   Subscription         stock   Accumulated  comprehensive   stockholders'
                           stock  outstanding      capital     receivable  compensation       deficit  (loss) income         equity
------------------------------------------------------------------------------------------------------------------------------------
Balance
 December 31, 1999    20,588,725    $ 20,589   $ 5,909,624    $       -     $        -   $ (5,413,642)   $  (35,592)     $  480,979

Issued for debt
 settlement               65,000          65       117,903            -              -              -             -         117,968
Issued for services
 rendered (note 13(a))   254,428         254       142,886            -              -              -             -         143,140
Issued pursuant to
 private placement     3,850,000       3,850     5,771,150            -              -              -             -       5,775,000
Issued for cost of
 share issuance
 (note 13(a))            285,000         285       427,215            -              -              -             -         427,500
Share issue costs              -           -      (427,500)           -              -              -             -        (427,500)
Shares issued on
 acquisition of
 Ultratech               700,000         700       538,300            -              -              -             -         539,000
Compensation expense
 of options and
 warrants                      -           -       682,201            -              -              -             -         682,201
Deferred stock
 compensation                  -           -        89,719            -        (89,719)             -             -               -
Loss for the year              -           -             -            -              -     (5,318,633)            -      (5,318,633)
Currency translation
 adjustment                    -           -             -            -              -              -        34,018          34,018
------------------------------------------------------------------------------------------------------------------------------------

Balance
 December 31, 2000    25,743,153      25,743    13,251,498            -        (89,719)   (10,732,275)       (1,574)      2,453,673

Issued for services
 rendered (note 13(a))    25,000          25         6,975            -              -              -             -           7,000
Issued pursuant to
 private placement     5,147,551       5,148       921,389            -              -              -             -         926,537
Share issue costs              -           -       (47,902)           -              -              -             -         (47,902)
Compensation expense
 of options and
 warrants                      -           -       655,454            -              -              -             -         655,454
Deferred stock
 compensation                  -           -       109,479            -       (109,479)             -             -               -
Loss for the year              -           -             -                           -     (2,098,014)            -      (2,098,014)
Currency translation
  adjustment                   -           -             -                           -              -       118,802         118,802
Share subscription
 receivable for issuance
 pursuant to private
 placement                     -           -             -      (90,600)             -              -             -         (90,600)
------------------------------------------------------------------------------------------------------------------------------------

Balance
 December 31, 2001    30,915,704    $ 30,916   $14,896,893    $ (90,600)    $ (199,198)  $(12,830,289)   $  117,228      $1,924,950
====================================================================================================================================

See accompanying notes to consolidated financial statements.

UNITY WIRELESS CORPORATION
Consolidated Statements of Cash Flows
(Expressed in United States dollars)
(Prepared in accordance with United States generally accepted accounting principles)

Years ended December 31, 2001 and 2000


=====================================================================================================
                                                                             2001                2000
-----------------------------------------------------------------------------------------------------
Operating activities:
  Loss for the year                                                   $(2,098,014)        $(5,318,633)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
      Amortization of goodwill                                            185,399                   -
      Amortization of patents                                                   -              66,657
      Depreciation of equipment                                           103,525              12,578
      Write down of assets and investment                                       -             581,800
      Shares issued for services rendered (note 13(a))                      7,000             143,140
      Stock based compensation                                            655,454             682,201
      Loss on sale of business (note 5)                                         -              80,726
      Provision for loan receivable (note 7)                               85,611                   -
  Changes in non-cash working capital relating to operations:
    Accounts receivable and government grant receivables                  (43,708)           (146,824)
    Investment tax credit receivable                                            -             123,245
    Inventory                                                             (56,104)             27,224
    Prepaid expenses                                                      (24,334)            (13,283)
    Accounts payable and accrued liabilities                              (70,224)            109,129
    Product warranty                                                     (591,997)            554,211
-------------------------------------------------------------------------------------------------------
                                                                       (1,847,392)         (3,097,829)
Investments:
  Acquisition of equipment                                                (96,545)           (200,941)
  Increase in patents                                                           -              (5,050)
  Other receivable                                                         43,259              10,024
  Sale of business, net cash and cash equivalents
    disposed of (note 5)                                                        -            (314,990)
-------------------------------------------------------------------------------------------------------
                                                                          (53,286)           (510,957)
Financing:
  Loan receivable                                                         118,823            (204,434)
  Bank overdraft                                                          (38,144)            115,001
  Restricted cash (note 11(b, c))                                          20,000            (100,000)
  Repayment of loan payable                                               (83,642)            (49,603)
  Repayment of capital lease obligation                                   (12,850)                  -
  Cash proceeds on issuance of common shares                              835,937           5,775,000
  Share issue costs                                                       (47,902)                  -
-------------------------------------------------------------------------------------------------------
                                                                          792,222           5,535,964

Effect of foreign exchange rate changes on cash and cash equivalents      118,802              41,936
-------------------------------------------------------------------------------------------------------
Increase (decrease) in cash                                              (989,654)          1,969,114

Cash, beginning of year                                                 2,002,084              32,970
-------------------------------------------------------------------------------------------------------
Cash, end of year                                                     $ 1,012,430         $ 2,002,084
=====================================================================================================
Supplementary information:
  Cash paid for:
    Interest                                                                5,890         $    26,749
    Income taxes                                                                -                   -
  Non-cash financing and investing activities:
    Shares issued in acquisition of business (note 6)                           -             539,000
    Shares issued for services rendered (note 13(a))                        7,000             143,140
    Shares issued on settlement of debt                                         -             117,968
    Share issue cost                                                            -             427,500
    Sale of assets for 37% interest in Traffic Systems (note 4)                 -             150,000
    Receivable on sale of business (note 5)                                     -              61,500
    Purchase of equipment funded by obligation under
      capital lease (note 9)                                               62,237                   -
=====================================================================================================

See accompanying notes to consolidated financial statements.

1.   Nature of business:

     Unity Wireless Corporation (the "Corporation") was incorporated in Delaware on October 1, 1998 under the name Sonic Systems Corporation ("Sonic Delaware"). Sonic Delaware changed its name to Unity Wireless Corporation on July 17, 2000. The Corporation is a designer, developer and manufacturer of wireless technologies and produces its Ultratech high power linear radio frequency (radio frequency) amplifiers. Ultratech high power linear radio frequency amplifiers are used in both mobile and fixed wireless voice, Internet and data base station and repeater networks and support Cellular, PCS (Personal Communications Services), Paging and WLL (Wireless Local
     Loop) frequencies.


2.   Future operations:

     During the year, the Corporation incurred a loss, inclusive of stock-based compensation, of $2,098,014 (2000 - $5,318,633) and used cash in operations of $1,847,392 (2000 - $3,097,829).

     The Corporation is investing in new technologies for medium and long-term strategic positioning. A recent licensing partnership, and ongoing investigations of new technologies designed to increase the linearity and efficiency of radio frequency amplifiers when designed into the Corporation's products, is expected to provide a competitive edge in both pricing and performance. The resulting products, planned for introduction starting in the second half of 2002, will be sold to existing customers and are also expected to open new opportunities for the Corporation as the market for third generation network infill products (repeaters, micro-cells and smart antennas) begins an expected growth phase in 2003. The Corporation's medium term strategy is to leverage this technology to increase sales and establish technical credibility in the third generation network market over the next nine to eighteen months.

     The Corporation's third generation network feedforward LPA, being introduced in the spring of 2002, is also expected to open new markets for the Corporation, in particular with base station manufacturers, in the medium to longer term. The feedforward and other new technologies will target original equipment manufacturers of cellular systems and will be design-in products.

     These financial statements have been prepared on the going concern basis under which an entity is considered to be able to realize its assets and satisfy its liabilities in the ordinary course of business. Operations to date have been primarily financed by long-term debt and equity transactions. The Corporation's future operations are dependent upon the identification and successful completion of additional long-term or permanent equity financing, the continued support of creditors and stockholders, and, ultimately, the achievement of profitable operations. There can be no assurances that the Corporation will be successful. If it is not, the Corporation will be required to reduce operations or liquidate assets. The Corporation will continue to evaluate its projected expenditures relative to its available cash and to seek additional means of financing in order to satisfy its working capital and other cash requirements. The consolidated financial statements do not include any adjustments relating to the recoverability of assets and classification of assets and liabilities that might be necessary should the Corporation be unable to continue as a going concern.

3.   Significant accounting policies:

     (a)  Principles of consolidation:

          The consolidated financial statements include the accounts of the Corporation and its wholly-owned subsidiary, Unity Wireless Systems Corp. ("Unity Systems"). The Statements of Operations and Comprehensive Loss also includes the accounts of Unity Wireless Singapore from April 1, 2000 (date of incorporation). All significant intercompany accounts and transactions have been eliminated.

          On December 31, 2000 the Corporation amalgamated three Canadian subsidiaries: Unity Wireless Systems Corp., Ultratech Linear Solutions Inc., and 568608 B.C. Ltd., with Unity Wireless Systems Corp., the surviving entity.

     (b)  Use of estimates:

          The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, particularly the recoverability of inventory, equipment and goodwill, and liabilities (particularly product warranty) and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

     (c)  Financial instruments:

          At December 31, 2001, the Corporation has the following financial instruments: cash and cash equivalents, accounts receivable, other receivable, accounts payable and accrued liabilities, and loans payable. The carrying value of these financial instruments is considered to approximate fair value based on their short-term nature.

          The Corporation adopted SFAS No. 133, "Accounting for Derivative Instruments and for Hedging Activities" in fiscal 2001. SFAS No. 133, as amended, requires the Corporation to recognize derivatives on the balance sheet at fair value. The gains or losses resulting from changes in the fair value of derivative instruments will either be recognized in current earnings or in other comprehensive income, depending on the use of the derivative and whether the hedging instrument is effective or ineffective when hedging changes in fair value. For a derivative not designated as a hedging instrument, the gain or loss is recognized in earnings in the period of change of value. The Corporation did not hold any derivative instruments and was not involved in any hedging activities at December 31, 2001.

     (d)  Cash and cash equivalents:

          Cash equivalents include short-term deposits, which are all highly liquid securities with a term to maturity of three months or less when acquired. Short-term deposits are valued at cost.

     (e)  Inventory:

          Inventory is carried at the lower of cost, determined on an average cost method, and market. Market is considered to be replacement cost for raw materials and net realizable value for work in progress and finished goods. The cost of work in progress and finished goods includes the cost of raw material, direct labour, and an appropriate allocation of related overhead.

     (f)  Equipment:

          Equipment is stated at cost. Depreciation is computed on a declining balance basis over the estimated useful lives of the assets as follows:

          ---------------------------------------------------------------
          Asset                                                    Rate
          ---------------------------------------------------------------
          Computer equipment and software                           30%
          Furniture and fixtures                                    20%
          Production and R&D equipment                              20%
          ---------------------------------------------------------------

          Leasehold improvements are stated at cost and depreciated over the five-year term of the lease on a straight-line basis.

     (g)  Goodwill:

          Goodwill arising on business combinations represents the excess of the purchase price over the fair values of net identifiable assets acquired, and is amortized on a straight-line basis over 5 years. Management periodically reviews the valuation and amortization of goodwill, taking into consideration any events and circumstances which may impair its value. If it is determined that undiscounted future cash flows do not exceed the carrying value of goodwill, an impairment charge is recorded to the extent that the carrying value exceeds the asset's fair value.

     (h) Impairment of long-lived assets:

          The Corporation accounts for long-lived assets in accordance with the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

     (i)  Income taxes:

          Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted or substantially enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the substantive enactment date. To the extent that it is not considered to be more likely than not that a deferred tax asset will be realized, a valuation allowance is provided.

     (j)  Advertising costs:

          Advertising costs are expensed as incurred. The Corporation incurred advertising expenses of $95,259 in 2001 and $19,022 in 2000.

     (k)  Foreign currency translation:

          The Corporation's functional or primary operating currency is the Canadian dollar while the reporting currency in the consolidated financial statements is the United States dollar. The Corporation's financial statements are prepared in Canadian dollars before translation to the U.S. dollar reporting currency. The Corporation translates transactions in currencies other than the Canadian dollar at the exchange rate in effect on the transaction date. Monetary assets and liabilities denominated in a currency other than the Canadian dollar are translated at the exchange rates in effect at the balance sheet date. The resulting exchange gains and losses are recognized in earnings.

          Amounts reported in Canadian dollars have been translated into U.S. dollars as follows: assets and liabilities are translated into U.S. dollars at the rate of exchange in effect at the balance sheet date and revenue and expense items are translated at the average rates for the period. Unrealized gains and losses resulting from the translation to the reporting currency are accumulated in cumulative translation adjustments, a separate component of stockholders' equity.

     (l)  Revenue recognition:

          Revenue from products is recognized once a sale arrangement exists, delivery has occurred, the revenue is determinable and collectibility is reasonably assured which is upon the later of shipment or when title passes to the customer depending on the contractual terms. The Corporation does not enter into sales arrangements having post contract customer support or rights of return. The Corporation records deferred revenue when cash is received in advance of the revenue recognition criteria being met.

     (m)  Product warranty:

          A liability for estimated warranty expense is established by a charge against cost of goods sold at the time revenue is recognized as products are sold. The subsequent costs incurred for warranty claims serve to reduce the product warranty liability. The actual warranty costs the Corporation will ultimately pay could differ materially from this estimate.

     (n)  Research and development:

          Research and development costs are expensed as incurred.

     (o)  Stock option plan:

          The Corporation applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations including FASB Interpretation No. 44, "Accounting for Certain Transactions involving Stock Compensation an interpretation of APB Opinion No. 25" issued in March 2000, to account for its employee plan stock option grants. Under this method, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. SFAS No. 123, "Accounting for Stock-Based Compensation", established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, the Corporation has elected to continue to apply the intrinsic value-based method of accounting described above, and has adopted the disclosure requirements of SFAS No. 123. Stock compensation granted to non-employees is recognized at its fair value as the services are provided and the options are earned.

          If the exercise price of fixed employee stock option award is reduced or if the exercise price is not fixed in the functional currency of the Corporation or in the currency the employee is paid, the award is accounted for as a variable award until the award is exercised, forfeited, or expires unexercised. The Corporation measures variable plan stock compensation as the amount by which the quoted market value of the common shares of the Corporation's stock covered by the grant exceeds the option price with changes in the market price included in the measurement of loss.

     (p)  Loss per common share:

          The basic loss per share is computed by dividing the loss attributable to common stockholders by the weighted average number of common shares outstanding for that period. The Corporation has not included potential common shares representing performance shares in the basic loss per share computation. Escrow shares with time-based vesting which are not contingently returnable are included in the basic loss per share computation. Diluted loss per share is computed using the treasury stock method, giving effect to all dilutive potential common shares that were outstanding during the period except to the extent where anti-dilutive.

     (q)  Government grants:

          Government grants are recognized when there is a reasonable assurance that grant will be received.

     (r)  Comprehensive (loss) income:

          Comprehensive (loss) income measures all changes in stockholders' equity excluding capital transactions. For the periods presented, other comprehensive (loss) income comprises of only foreign currency translation.

     (s)  Comparative figures:

          Certain comparative figures have been reclassified to conform to the presentation adopted in the current year.

     (t)  Recent pronouncements:

          During 2001, the Financial Accounting Standards Board issued the following new pronouncements:

          o Statement 141, Business Combinations, requires the purchase method of accounting for all business combinations and applies to all business combinations initiated after June 30, 2001 and to all business combinations accounted for by the purchase method that are completed after June 30, 2001.

          o Statement 142, Goodwill and Other Intangible Assets, requires that goodwill as well as other indefinite life intangible assets not be amortized but be tested annually for impairment and is effective for fiscal years beginning after December 15, 2001.

          o Statement 144, Accounting for the Impairment or Disposal of Long-Lived Assets, provides that long-lived assets to be disposed of by sale be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations and broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. Statement 144 is effective for fiscal years beginning after December 15, 2001.

          The adoption of Statement 141 will not have an effect on the historical consolidated financial statements. The Corporation is currently assessing the impact of adopting Statements 142 and 144 on its financial condition and results of operations.


4.   Disposal of Sonem business:

     On October 6, 2000, the Corporation disposed of its acoustic emergency traffic preemption business to Traffic Systems LLC ("Traffic Systems"), an Arizona corporation. Unity Systems sold or licensed substantially all of its assets and undertaking involved in its acoustic emergency traffic preemption business. The assets include equipment, inventory, distribution contracts, customer lists, marketing materials and the goodwill of the business. Unity Systems retained ownership of the intellectual property used in connection with the acoustic emergency traffic preemption business, including software, patents and know-how, other than certain trade marks. The intellectual property is being licensed to Traffic Systems under an intellectual property license agreement dated October 6, 2000. The license is royalty-free and has a term expiring on the earlier of October 5, 2020 and the date of the final payment of the purchase price at which time the intellectual property will be transferred to Traffic Systems.

     As consideration for the sale of the traffic preemption business, Unity Systems received a 37% interest in the purchaser, Traffic Systems, and is entitled to receive up to $2,000,000, subject to certain upwards adjustments, payable in quarterly installments equal to 10% of the gross profits of Traffic Systems for the relevant quarter. If Traffic Systems becomes a publicly traded entity before or after payment of the $2,000,000 (as adjusted), Unity Systems will be entitled to a 25% interest in the public entity. In addition to the foregoing, if Traffic Systems becomes a publicly traded entity before payment of the $2,000,000, then the balance owing will be converted into an initial public offering interest of Traffic Systems at a 20% discount to the pricing of the offering. The Corporation has not recorded the $2,000,000 consideration as it is contingent on Traffic Systems generating gross profits.

     The net book value of assets disposed of were as follows:

     ----------------------------------------------------------------------
     Inventory                                                $    150,000
     ----------------------------------------------------------------------

     Since the Corporation has a 37% interest in Traffic Systems over which it can exert significant influence, the sale of the Sonem business was not considered at October 6, 2000 to be a discontinued operation.

     Also under the Asset Purchase Agreement, Traffic Systems was responsible for warranty work on Unity Systems' acoustic emergency traffic preemption products already installed, except Unity Systems had advanced $100,000 for costs in connection with such work. Traffic Systems is responsible for any costs in excess of $100,000, but Unity Systems will fund such costs initially and Traffic Systems will reimburse Unity Systems by adding the costs over the initial $100,000 to the $2,000,000 otherwise payable as part of the purchase price. The $100,000 for the initial warranty costs was paid by Unity Systems on closing and is non-refundable regardless of the costs incurred by Traffic Systems.

     On April 30, 2001, the Corporation disposed of its 37% interest in Traffic System and all remaining intellectual property related to the acoustic business and in return the purchaser assumed the warranty liability related to the acoustic business. The warranty as at June 30, 2001 was estimated to be $383,091. As a result, the Corporation has no direct or indirect continuing interest in the acoustic business.

5.   Discontinued operations:

     Effective December 30, 2000, Unity Wireless Integration Corporation ("UWIC"), a wholly-owned subsidiary of the Corporation, disposed of all of its assets and obligations, including its 100% shareholding interest in Unity Wireless Integration (S) Pte Ltd., a Singapore company ("UW Singapore") to Lyma Sales & Management Corp. ("Lyma"), a British Columbia, Canada company. Unity Wireless Integration (S) Pte Ltd. commenced its operations during 2000.

     Under the terms of the Asset Purchase Agreement, UWIC sold all its assets in return for $61,500 (Cdn. $92,000), payable within one year of closing, in equal semi-annual instalments of $30,730 (Cdn.$46,000), plus interest on the unpaid balance at a rate equal to the prime rate of HSBC Canada per annum. As at December 31, 2001, Lyma paid $43,259 (Cdn.$65,112), and has agreed with the Corporation to pay the remainder in 2002. Also in consideration of the purchase of assets, Lyma agreed to repay a $37,100 (Cdn.$54,000) demand loan within ten business days of closing. The loan has been repaid as agreed.

     The disposition price was arrived at through arm's length negotiations and management's determination that the purchase price of $61,500 (Cdn.$92,000) represented a fair disposition price for the included assets.

     The net book value of assets disposed of were as follows:

     -----------------------------------------------------------------------
     Cash and cash equivalents                                 $   314,990
     Accounts receivable                                            20,396
     Prepaid expenses                                                9,977
     Equipment                                                      26,178
     Accounts payable                                             (229,315)
     -----------------------------------------------------------------------
                                                               $   142,226
     -----------------------------------------------------------------------

     Lyma is wholly-owned by an ex-director of the Corporation who was also responsible for management of the operations of UWIC and its wholly-owned subsidiary UW Singapore.

     Sales from UWIC during 2000 was $383,214.

     As discussed in note 4, on April 30, 2001, the Corporation disposed of its remaining interest in Sonem. As a result, the 2000 consolidated financial statement figures have been retroactively restated to present the results of operations in the Sonem business as a discontinued operation. Sales for Sonem products during 2001 was nil (2000 - $120,741).

     On June 12, 2001, the Corporation also disposed of its last non-amplifier operation, the Unilinx business, to Horton Automation Inc. ("Horton"), a British Columbia, Canada corporation. The Corporation sold all of its assets and undertakings involved in the Unilinx business. The assets involved include inventory, equipment and intellectual property of the business. The purchase price is being paid over time on a percentage of future sales basis within a period of two years until June 12, 2003. The Corporation has not recorded the consideration as it is contingent on Horton generating sales for the Unilinx product. Consequently, the Corporation recorded a loss on the disposition of the Unilinx business. Sales for Unilinx products during 2001 was nil (2000 - $125,425).

     Therefore, in summary, the gain (loss) from discontinued operations presented in the consolidated statements of operations are comprised of the following:

     --------------------------------------------------------------------------------------------------------------------------
                                                                   2001                                                2000
                                    Unilinx   Sonem     UWIC       Total      Unilinx       Sonem         UWIC         Total
     --------------------------------------------------------------------------------------------------------------------------
     Gain (loss) on disposal    $ (165,125)  $432,629   $   -    $ 267,504  $         -   $         -   $      -   $         -
     Gain (loss) from
       discontinued operations           -          -       -            -   (1,803,986)   (1,619,806)   (55,632)   (3,479,424)
     --------------------------------------------------------------------------------------------------------------------------
     Gain (loss) on disposal    $ (165,125)  $432,629   $   -    $ 267,504  $(1,803,986)  $(1,619,806)  $(55,632)  $(3,479,424)
     --------------------------------------------------------------------------------------------------------------------------


6.   Business acquisition:

     On November 16, 2000, the Corporation acquired all the issued and outstanding shares of Ultratech Linear Solutions Inc. ("Ultratech"). Ultratech, founded in May, 1999 and based in Burnaby, British Columbia, Canada, is a wireless communications technology designer, developer, manufacturer and marketer specializing in radio frequency high power linear amplifiers.

     The acquisition was recorded by the purchase method with the results of Ultratech included in the financial statements from the date of acquisition (November 16, 2000). The total consideration paid was allocated, based on estimated fair values of the assets acquired and the liabilities assumed on November 16, 2000 as follows:

     -----------------------------------------------------------------------------------------
     Net assets acquired at assigned values:
         Bank indebtedness                                                        $ (143,590)
         Accounts receivable                                                          68,083
         Inventories                                                                 111,108
         Intellectual property                                                           606
         Equipment                                                                    17,114
         Accounts payable and accrued liabilities                                   (393,316)
         Loans payable to stockholders of Ultratech                                  (48,000)
         Goodwill                                                                    926,995
     -----------------------------------------------------------------------------------------
                                                                                  $  539,000
     -----------------------------------------------------------------------------------------
     Consideration:
         Issuances of shares (700,000 common shares at $0.77 per share)           $   539,000
     -----------------------------------------------------------------------------------------

     Shares issued on the combination were valued at $0.77, the market price of the shares at the date the acquisition was announced to the public. The Corporation repaid the loans payable to the stockholders of Ultratech for $48,000 (Cdn. $72,000).

     All of Ultratech's management and key employees have been retained. Ultratech has combined its operations with Unity Systems through an amalgamation on December 31, 2000 (note 3(a)).


7.   Loan receivable:

     The Corporation has a loan receivable from Cobratech Industries Inc. ("Cobratech"), a company with two common directors, the original principal amount being $200,000. Interest is payable to the Corporation at 1% per month, calculated monthly not in advance. The loan is secured by a general security agreement which includes all of the personal and real property of Cobratech. The loan is repayable upon demand. Cobratech repaid the Corporation $122,222 in 2001, and has agreed to repay the balance in 2002, repaying 10% of all funds received from any future financing it receives. As at December 31, 2001, the Corporation has recorded an $85,611 provision on the remaining balance for uncollectibility because of uncertainty with regard to future operations, profitability and cash flows of Cobratech.

8.   Inventory:

     ---------------------------------------------------------------------------
                                                        2001              2000
     ---------------------------------------------------------------------------
     Raw materials                               $   261,220       $   248,863
     Work in progress                                      -           195,504
     Finished goods                                  258,296            19,045
     ---------------------------------------------------------------------------
                                                 $   519,516       $   463,412
     ---------------------------------------------------------------------------


9.   Equipment:

     Equipment consists of the following:

     ---------------------------------------------------------------------------------------------------
                                                     2001                               2000
     ---------------------------------------------------------------------------------------------------
                                                         Accumulated                       Accumulated
                                               Cost     depreciation           Cost       depreciation
     ---------------------------------------------------------------------------------------------------
     Computer equipment                  $  162,004    $    70,479        $  150,475       $   38,331
     Computer software                       48,406         39,386            27,073                -
     Furniture and fixtures                  43,116         12,379            33,784            6,825
     Leasehold improvements                  23,623          2,784            12,172                -
     Production and R&D equipment           154,894         30,106            56,783           13,480
     ---------------------------------------------------------------------------------------------------
                                         $  432,043    $   155,134        $  280,287       $   58,636
     ---------------------------------------------------------------------------------------------------
     Net book value                              $   276,909                        $  221,651
     ---------------------------------------------------------------------------------------------------


     Included in equipment are capital leases consisting of research and development equipment at cost of $62,237 with accumulated depreciation of $6,224. The Corporation recorded $6,224 of depreciation during 2001.


10.  Accounts payable and accrued liabilities:

     -------------------------------------------------------------------------
                                                        2001             2000
     -------------------------------------------------------------------------
     Trade accounts payable                       $  415,164       $  468,866
     Accrued liabilities                             243,419          259,941
     -------------------------------------------------------------------------
                                                  $  658,583       $  728,807
     -------------------------------------------------------------------------

     --------------------------------------------------------------------------------
                                                                 2001           2000
     --------------------------------------------------------------------------------
     Government of Canada - Ministry of Western Economic
       Diversification (d)                                   $ 74,451     $   74,451
     Royal Bank of Canada (b)                                       -         83,642
     --------------------------------------------------------------------------------
                                                               74,451        158,093
     Current portion                                                -         42,312
     --------------------------------------------------------------------------------
                                                             $ 74,451     $  115,781
     --------------------------------------------------------------------------------

     (a)  Government of British Columbia:

          The Corporation agreed to perform certain specified research and development work and the British Columbia Advanced Systems Institute ("ASI") agreed to assist in the funding of this work up to $69,286 (Cdn. $100,000). As of February 22, 2000, ASI had advanced the maximum amount under this agreement. In addition, $24,250 (Cdn. $35,000) became payable on March 31, 2000.

          The Corporation discharged all of its obligations under this loan by converting the outstanding balance $93,536 (Cdn. $135,000) to equity by issuing 45,000 shares to ASI on February 22, 2000.

     (b)  Royal Bank of Canada:

          As of December 31, 2000, the Corporation had a $83,642 (Cdn. $125,288) loan with the Royal Bank of Canada with an interest rate of Canadian prime plus 1%. The Corporation discharged all of its obligations under this loan on January 29, 2001.

          The loan was secured by a $100,000 term deposit with the Royal Bank. There were also various covenants, financial reporting requirements, and conditions precedent associated with the above loan. The Corporation was in compliance with these covenants as at December 31, 2000.

          Canadian bank prime rate at December 31, 2000 was 6.0%.

     (c)  HSBC Bank Canada:

          As of December 31, 2001, the Corporation has a $79,263 (Cdn. $125,000) revolving operating line with the HSBC Bank Canada with an interest rate at the bank's prime rate plus 0.25% per annum.

          The revolving operating line is secured by a $80,000 term deposit with the HSBC Bank Canada. There were also various covenants, financial reporting requirements and conditions precedent associated with the share loan. The Corporation was in compliance with these covenants as at December 31, 2001.

          HSBC Bank Canada bank prime rate at December 31, 2001 was 4.0%.

     (d)  Government of Canada:

          Ministry of Western Economic Diversification:

               The Corporation, through its subsidiary 321373 B.C. Ltd., entered into an unsecured loan agreement with the Federal Ministry of Western Economic Diversification, whereby the Ministry agreed to make financial contributions to assist in the development of certain research and development projects. Under the terms of the original agreement, the total loan was to be repaid in five equal semi-annual installments commencing October 30, 1993. If not repaid, each installment will incur interest compounded monthly at the Bank of Canada's prime rate plus 3%.

               321373 B.C. Ltd. had agreed to repay this loan by allocating 40% of royalty payments from Unity Systems. Royalties were payable by Unity Systems at the rate of 3.5% of net sales of Sonem by Unity Systems, including a deduction for warranty or replacement costs. As of the date of the disposal of the Sonem business by Unity Systems (see note 4), royalties owing to 321373 B.C. Ltd. did not exceed accumulated warranty or replacement costs, and following this date no further royalties became payable. 321373 B.C. Ltd. has assets valued at Cdn. $1 and is in the process of being liquidated. Until the loan is fully repaid, the Corporation has agreed to comply with certain contractual responsibilities, including the following:

               (i)  to maintain  adequate  insurance  coverage for the projects;
                    and

               (ii) to not issue dividends,  repay stockholder  advances or make significant changes in ownership or financing without the approval of the Ministry.

12.  Obligations under capital leases:

     The Corporation leases R&D equipment under capital leases expiring at various dates to 2005. As at December 31, 2001, future minimum lease payments under capital leases are as follows:

     --------------------------------------------------------------------------
     2002                                                      $       47,784
     2003                                                               3,628
     --------------------------------------------------------------------------
                                                                       51,412

     Amount representing interest                                       2,024
     --------------------------------------------------------------------------
                                                                       49,388

     Current portion                                                   45,900
     --------------------------------------------------------------------------

                                                               $        3,488
     --------------------------------------------------------------------------

     Interest rates on the capital leases average approximately 8%. Interest expense on capital lease obligations for the year ended December 31, 2001 is $1,555 (2000 - nil).


13.  Common stock:

     Authorized share capital:

          100,000,000 common stock at par value of $0.001 per share

          5,000,000 preferred stock at par value of $0.001 per share

     (a)  Shares issued for services:

          In 2001, the Corporation issued 25,000 (2000 - 254,428) common shares having a market value of $7,000 (2000 - $143,140) for services rendered. The shares were assigned a value equal to their market value determined by the closing trading price of the common stock on the date of issuance. The value assigned has been recorded by a charge against operations.

          In 2000, 285,000 shares were issued to consultants providing services in connection with the private placement of $5,775,000 in April, 2000. The shares were issued and assigned a value equal to the per share value of the shares issued in the private placement. The value assigned was recorded by a charge against the proceeds pursuant to the private placement.

     (b)  Escrowed shares:

          (i) 700,000 escrowed shares ("Indemnity Shares") were held in Escrow pursuant to the terms of the Escrow Agreement until the 11th day of June, 2000, at which time 420,000 Indemnity Shares were released from the terms of this Escrow Agreement. Thereafter, an additional 140,000 Indemnity Shares were released from the terms of this Escrow Agreement and in 2000 and 140,000 Indemnity Shares were released in 2001.

          (ii) 1,800,000 escrowed shares were held in escrow pursuant to the terms of the Escrow Agreement until December 11, 1999, at which time 720,000 escrowed shares were released from the terms of this Escrow Agreement. Thereafter, an additional 720,000 escrowed shares were released from the terms of this Escrow Agreement in 2000 and 360,000 Indemnity Shares were released in 2001.

          (iii)301,982 shares are held in escrow pursuant to the terms of an Escrow Agreement dated December 24, 2001 until November 16, 2003. On May 16, 2002, 75,495 escrowed shares will be released from the terms of the Escrow Agreement. Thereafter, an additional 75,495 escrowed shares will be released every six months until November 16, 2003.

     (c)  Loss per share:

          The following table sets forth the computation of basic and diluted loss per share:

         ----------------------------------------------------------------------------------------
                                                                           2001             2000
         ----------------------------------------------------------------------------------------
         Numerator:
              Loss from continuing operations                      $ (2,365,518)    $ (1,839,209)
              Gain (loss) from discontinued operations                  267,504       (3,479,424)
         Denominator:
              Weighted average number of:
                  Common shares outstanding                          25,855,025       23,680,518
         ----------------------------------------------------------------------------------------
         Basic and diluted earnings (loss) per common share:
              Continuing operations                                $      (0.09)    $      (0.08)
              Discontinued operations                                      0.01            (0.14)
         ----------------------------------------------------------------------------------------

          For the years ended December 31, 2001 and 2000, all of the Corporation's common shares issuable upon the exercise of stock options and warrants were excluded from the determination of diluted loss per share as their effect would be anti-dilutive.

     (d)  Stock option plan:

          During the year ended December 31, 1998 the Corporation established a stock option plan pursuant to which 3,000,000 common shares were reserved for issuance. This plan was replaced and on December 6, 1999, the Corporation adopted a new stock option plan pursuant to which 5,000,000 common shares were reserved for issuance. On July 5, 2000, the stockholders approved a change in the maximum number of options issuable under this plan to 20% of the number of common shares outstanding including shares of common stock issuable under the plan. As of December 31, 2001, this maximum number was 7,729,000.

          Where options issued after January 18, 2001 have an exercise price in a currency that is not either the (a) functional currency of the Corporation of (b) the currency in which the employee is paid, the options are to be accounted for as variable plan options and compensation expense will be recorded equal to changes in the market value of the underlying common shares at each reporting period.

          During the year ended December 31, 2001, the Corporation granted options in U.S. dollars when the functional currency of the Corporation and the currency in which employees are paid is the Canadian dollar. Accordingly, these employee options are considered to be variable options. In addition, compensation expense is recognized to the extent that options are granted having an exercise price less than the market price of the underlying share on the date of grant.

          Stock option transactions for the respective periods and the number of stock options outstanding are summarized as follows:

          -----------------------------------------------------------------------------------------
                                                                        Outstanding options
                                                             -------------------------------------
                                                    Shares
                                                  available          Number of            Weighted
                                              to be granted             common             average
                                               under option    shares issuable      exercise price
          -----------------------------------------------------------------------------------------
         Balance, December 31, 1999               2,390,500          2,384,500           $   1.01

         Options granted                         (5,912,957)         5,912,957               1.24
         Options expired                          3,842,791         (3,842,791)             (1.65)
         Increase in reserved for issuance        1,660,789                  -                   -
          -----------------------------------------------------------------------------------------

         Balance, December 31, 2000               1,981,123          4,454,666                0.67
         Options granted                         (2,084,500)         2,084,500                0.18
         Options expired                          2,198,416         (2,198,416)              (1.12)
         Increase in reserved for issuance        1,293,211                  -                   -
          -----------------------------------------------------------------------------------------

         Balance, December 31, 2001               3,388,250          4,340,750           $    0.20
          -----------------------------------------------------------------------------------------

          The following table summarizes information about stock options under the plan outstanding at December 31, 2001:

        -------------------------------------------------------------------------------------------------
                                           Options outstanding                   Options exercisable
                           -----------------------------------------------  ----------------------------
                                                  Weighted
                                   Number          average        Weighted           Number     Weighted
                           outstanding at        remaining         average   outstanding at      average
         Range of            December 31,      contractual        exercise     December 31,     exercise
         exercise prices             2001       life (yrs)           price             2001        price
        -------------------------------------------------------------------------------------------------
         $0.17                  3,937,000           3.94              0.17        1,599,665        $0.17
         $0.21                     20,000           5.00              0.21                -        $0.21
         $0.22                     15,000           5.00              0.22                -        $0.22
         $0.23                    155,000           5.00              0.23                -        $0.23
         $0.25                     20,000           5.00              0.25                -        $0.25
         $0.38                     50,000           3.75              0.38           20,833        $0.38
         $1.00                    143,750           0.86              1.00          143,750        $1.00
        -------------------------------------------------------------------------------------------------
                                4,340,750           3.88             $0.20        1,764,248        $0.24
        -------------------------------------------------------------------------------------------------


          Stock options become exercisable at dates determined by the Board of Directors at the time of granting the option.

          Stock options have initial terms of five years.

          Had compensation cost been determined based on the fair value at the grant dates for those options issued to employees and consultants, consistent with the method described in SFAS No. 123, the Corporation's loss and loss per common share would have been increased to the pro forma amounts indicated below.

        -----------------------------------------------------------------------------------------
                                                                       2001                 2000
        -----------------------------------------------------------------------------------------
         Loss for the year, as reported                      $   (2,098,014)      $   (5,318,633)
         Pro forma loss                                          (2,942,434)          (7,059,379)
        -----------------------------------------------------------------------------------------
         Basic and diluted loss per common shares,
           net as reported                                   $        (0.08)      $       (0.22)
         Pro forma                                                    (0.11)              (0.30)
        -----------------------------------------------------------------------------------------

          The fair value of each option granted in 2001 and 2000 was estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: no dividend yield; volatility of 156% (2000 - 139%) based on weekly stock price; risk-free interest rate of 3.25% (2000 - 5.00%) and an expected life of four years.

          The weighted-average fair value of options granted during 2001 and 2000 was $0.33 and $0.95 respectively.

     (e)  Warrants:

          The Corporation has warrants outstanding to purchase 5,747,551 common shares at $0.29 to $0.38 per share. 5,147,551 warrants may be callable for exercise by the Corporation at any time after the closing price for the Corporation's common stock is equal to or exceeds $0.75 for at least ten consecutive trading days. After the issuance of these warrants, the share price level have not reached $0.75. These warrants expire in December 2003. Of the remaining 600,000 warrants, 225,000 warrants are fully vested and expire in December 2002, 75,000 warrants vest until December 2002 and expire in March 2005 and 300,000 warrants vest until March 2004 and expire March 2005.


14.  Share subscription receivable:

     The Corporation advanced $90,000 to an officer of the Company for the subscription of 500,000 units in conjunction with the private placement completed on December 24, 2001. The loan principal plus interest due on December 24, 2003, bears interest at 4% per annum and is secured by the subscribing shares.


15.  Commitments:

     The Corporation has the following future minimum lease commitments for premises and equipment:

     -------------------------------------------------------------------------
     2002                                                      $      231,044
     2003                                                             130,615
     2004                                                             121,891
     2005                                                              79,975
     2006                                                                   -
     Thereafter                                                             -
     -------------------------------------------------------------------------
                                                               $      563,525
     -------------------------------------------------------------------------

     In 2001, rent expense was $180,000 (2000 - $43,526).

16.  Government grant:

     During the year ended December 31, 2000, the Corporation was awarded a contribution toward export marketing expenses of up to $33,178 (Cdn.
     $55,000) from the Government of Canada. Of this amount, $27,470 (Cdn. $40,757) (1999 - nil) has been contributed up to December 31, 2001. This contribution is repayable if the Corporation achieves incremental sales to the target market, at the rate of 4% of such incremental sales. The amount awarded has been recognized as a liability and is grouped within accrued liabilities.

17.  Income taxes:

     At December 31, 2001, the Corporation has U.S. tax net operating losses approximating $1,769,000, which will begin to expire in 2019. The Corporation may have incurred "ownership changes" pursuant to applicable Regulations in effect under Section 382 Internal Revenue Code of 1986, as amended. Therefore, the Corporation's use of losses incurred through the date of these ownership changes may be limited during the carryforward period.

     The Corporation has Canadian tax net operating losses of approximately $7,550,000 which expire as follows:

     --------------------------------------------------------------------------
     2002                                                       $      101,000
     2003                                                              509,000
     2004                                                              620,000
     2005                                                            1,478,000
     2006                                                            1,250,000
     2007                                                            2,610,000
     2008                                                              982,000
     --------------------------------------------------------------------------

     Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Corporation has recognized a valuation allowance equal to the deferred tax assets due to the uncertainty of realizing the benefits of the assets. Significant components of the Corporation's deferred tax assets as of December 31 are as follows:

     ---------------------------------------------------------------------------
                                                         2001              2000
     ---------------------------------------------------------------------------

     Deferred tax assets:
     Net operating loss carry forwards           $  3,375,571      $  4,150,672
     Depreciation/amortization                        133,112           121,713
     Other                                            463,492            40,129
     ---------------------------------------------------------------------------
     Total deferred tax assets                      3,972,175         4,312,514
     Valuation allowance                           (3,972,175)       (4,312,514)
     ---------------------------------------------------------------------------
     Net deferred taxes                          $          -      $          -
     ---------------------------------------------------------------------------

18.  Segmented information:

     (a)  Segment information:

          During 1999, the Corporation was only operating in the acoustic product segment.

          During 2001, the Corporation sold its contract services business (note
          5) and its continuing operations presented in the consolidated statements of operations for all periods relate solely to wireless products. As at December 31, 2000, the Corporation was operating in the wireless product and acoustic product segments.

     (b)  Geographic information:

          Substantially all assets and operations are in Canada. A summary of sales by region of customer location is as follows ($000):

          -------------------------------------------------------------------
                                                  2001                 2000
          -------------------------------------------------------------------
          Korea                               $   3,085              $   474
          China                                     159                    -
          Canada                                     14                    -
          United States                             268                    -
          Other                                      19                    -
          -------------------------------------------------------------------
          Total sales                        $    3,545             $    474
          -------------------------------------------------------------------


     (c)  Major customers:

          Sales to customers representing greater than 10% of total sales are as follows ($000):

          -------------------------------------------------------------------
                                                  2001                 2000
          -------------------------------------------------------------------
          Customer A                         $    1,582             $    409
          Customer B                                851                   65
          -------------------------------------------------------------------


19.  Subsequent event:

     (a)  In January,  2002,  the  Corporation  granted  80,000  options  having
          exercise   prices  between  $0.33  and  $0.40  per  share  to  various employees.

     (b) In February 2002, the HSBC Bank of Canada revolving operating line was replaced with a U.S. $78,616 (Cdn. $125,000) operating line from CIBC Bank, at an interest rate of prime and secured by a U.S. $78,616 (Cdn. $125,000) guaranteed investment certificate. In March 2002, the Corporation arranged for a U.S. $750,000 accounts receivable credit facility with CIBC at an interest rate of CIBC prime plus 1% and an administrative fee of 1% of invoice value.

20.  Contingent liabilities:

     The Corporation is currently a party to an action in the Supreme Court of British Columbia, Vancouver Registry, brought by an optionholder seeking a declaration that 500,000 options to purchase shares in the common stock of the Corporation held by it have a term of unlimited duration.

     The Corporation provides for costs related to contingencies when a loss is probable and the amount is reasonably determinable. It is the opinion of management, based in part on advice of legal counsel, that the ultimate resolution of this contingency, to the extent not previously provided for, will not have a material adverse effect on the financial condition of the Corporation.

                                     PART II

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our by-laws provide that directors and officers shall be indemnified by us to the fullest extent authorized by the Delaware General Corporation Law, against all expenses and liabilities reasonably incurred in connection with services for or on behalf of our company. The by-laws also authorize the board of directors to indemnify any other person which we have the power to indemnify under the Delaware General Corporation Law, including for indemnification greater or different from that provided in the by-laws. To the extent that indemnification for liabilities arising under the Securities Act may be permitted for directors, officers and controlling persons of our company, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated costs and expenses, other than underwriting discounts (if any), payable by the registrant in connection with the offering of the securities being registered.

     SEC registration fee                                $    95
     NASD filing fee                                           -
     Printing and engraving expenses                           -
     Transfer agent and registrar fee                          -
     Legal fees and expenses                               9,000
     Accounting fees and expenses                          4,000
     Miscellaneous fees and expenses                       1,000

              Total                                      $14,095


                     RECENT SALES OF UNREGISTERED SECURITIES

     In the period July to October 1999, we completed an offering under Regulation S, as contemplated by the acquisition agreement with Unity Wireless Systems Corporation. The sale was to a non-U.S. person, residing outside of the U.S., and took place outside of the U.S. We issued 500,000 shares in consideration of gross proceeds of $1,500,000. We paid $150,000 in commission.

     In November 1999, we completed a private offering under Regulation S to a non-U.S. person, residing outside of the U.S. We issued 350,000 common shares in consideration of gross proceeds of $175,000. No underwriting discounts were given or commissions paid.

     In December 1999, we completed a private offering under Regulation S to a non-U.S. person, residing outside of the U.S. We issued 142,857 common shares in consideration of gross proceeds of $100,000. No underwriting discounts were given or commissions paid.

     In April 2000, we issued common shares to non U.S. persons, residing outside of the U.S., in partial settlement of debts owed by Unity Systems to such persons. We issued 65,000 shares in consideration for $117,968 of debt forgiveness. No underwriting discounts were given or commissions paid.

     In April 2000, we completed an equity financing through a private offering under Regulation D and Regulation S of the Securities Act. We accepted subscriptions for 3,850,000 units resulting in gross proceeds of $5,775,000. Each unit consisted of one share of common stock and one non-transferable, callable warrant to purchase one share of common stock at an exercise price of $3.25 until October 2001. The warrants expired unexercised. If determined by our Board of Directors that it would be in the best interests of our stockholders, and if any of our underwriter or underwriters of the securities determine, in their discretion, that it would be in our best interests, we agreed to use our reasonable efforts to cause the shares comprising the units to be included in a registration statement under the Securities Act, at such time as such registration is reasonably practicable for us to accomplish. We also agreed to use reasonable efforts to maintain the effectiveness of any such registration statement for at least one year after the Closing of this offering. We filed a registration on Form SB-2/A to register the securities for resale in May. We issued 285,000 shares as commissions or fees to qualified persons.

     On August 15, 2000, we issued 15,000 shares of common stock to Doug Stewart in return for consulting services valued at approximately $22,500. The exemption from registration relied upon was Regulation S under the Securities Act; the share recipient was a non-U.S. person, residing outside of the U.S.

     On August 15, 2000, we issued 18,000 shares of common stock to Hugh Notman in return for consulting services valued at approximately $26,900. The exemption from registration relied upon was Regulation S under the Securities Act; the share recipient was a non-U.S. person, residing outside of the U.S.

     On November 16, 2000, we issued 700,000 shares of common stock in exchange for all the issued and outstanding securities of Ultratech Linear Solutions Inc. ("Ultratech"), as described in the Ultratech Share Purchase Agreement. Pursuant to the Ultratech Share Purchase Agreement, we purchased the business of Ultratech as a going concern. The purchase price comprised $48,000 on account of stockholder loans and 700,000 shares of our common stock. We had previously loaned Ultratech $200,000. The persons receiving our shares of the Company in the transaction were as follows: John Robertson, Mirza Kassam, Chris Neumann, Robert Fetherstonhaugh and Stirling Mercantile Corporation. The exemption from registration relied upon was Regulation S under the Securities Act; the share recipients were all non-U.S. persons, residing outside of the U.S.

     On December 4, 2000, we issued 25,000 shares of common stock to 3OE Enterprises Inc. ("3OE") in return for consulting services rendered by 3OE, as provided under the Consulting Agreement (the "Consulting Agreement") between us and 3OE dated August 1, 2000. The consulting services did not have an agreed value; the shares were to be issued to 3OE upon the achieving of an agreed milestone. The exemption from registration relied upon was Regulation S under the Securities Act; the share recipient was a non-U.S. person, residing outside of the U.S., and the consulting services were performed outside the U.S.

     On December 15, 2000, we issued 171,428 shares of common stock to Mark Godsy in return for employment services rendered by Mr. Godsy as Chief Executive Officer and valued at $72,000. The exemption from registration relied upon was Regulation S; the share recipient was a non-U.S. person, residing outside of the U.S., and the services were performed outside the U.S.

     On December 15, 2000, we issued 25,000 shares of common stock to Jong Kil Kim in return for consulting services rendered by Mr. Kim and valued at $10,500. The exemption from registration relied upon was Regulation S; the share recipient was a non-U.S. person, residing outside of the U.S., and the services were performed outside the U.S.

     On June 22, 2000, we issued 25,000 shares of common stock to Robert Singer in return for consulting services rendered by Mr. Singer and valued at $7,000. This issuance was exempt from registration pursuant to Rule 701 and Section 4(2) under the Securities Act of 1933.

     We issued in January, 2001 to Mueller and Ideas 200,000 warrants (100 000 for each party) at an exercise price of $0.38, which vest until December 31, 2002 and expire up to March 31, 2005. In April 2001, we issued to Mueller and Ideas 300,000 warrants an exercise price of $0.29, which vest until March 31, 2004 and expire up to March 31, 2005. On December 15, 2001, the consulting arrangements with Ideas was terminated and the 250,000 warrants allocated to Ideas became fully vested on that date and expire on December 14, 2002.

     On December 24, 2001, we completed an equity financing through a private offering of 5,147,551 units at $0.18 per unit in reliance upon Regulation D and Regulation S. Each unit consisted of one share of common stock and one warrant exercisable to acquire one additional common share at $0.30 per share until December 25, 2003. We agreed to use our reasonable efforts to cause the shares and the shares acquirable upon exercise of the warrants to be registered under the Securities Act. This registration agreement is being filed pursuant to that agreement.

     On May 14, 2002, we completed an equity financing through a private offering of 2,317,857 units at $0.28 per unit in reliance upon Regulation D and Regulation S. Each unit consisted of one share of common stock and one warrant exercisable to acquire one additional common share at $0.35 per share until May 14, 2003. We agreed to use our reasonable efforts to cause the shares and the shares acquirable upon exercise of the warrants to be registered under the Securities Act. This registration agreement is being filed pursuant to that agreement.

     On July 2, 2002 certain stockholders of our Company exercised share purchase warrants issued pursuant to the December 24, 2001 private placement. A total of 899,999 warrants were exercised at $ 0.30 per share for total gross proceeds of $270,000.

     On August 20, 2002 a stockholder of our Company exercised share purchase warrants issued pursuant to the December 24, 2001 private placement. A total of 500,000 warrants were exercised at Cdn$0.35 per share for total gross proceeds of $115,000.

                                    EXHIBITS

     Pursuant to Rule 601 of Regulation SB, the following exhibits are included herein or incorporated by reference.

Exhibit
 Number        Description
 ------        -----------
 3.1*          Amended  and  Restated  Certificate  of  Incorporation  of  Unity
               Wireless Corporation (incorporated by reference to Exhibit 3.1 to the Company's Form SB-2 filed on October 4, 2000)

 3.2*          Amended  and  Restated  Bylaws  of  Unity  Wireless   Corporation
               (incorporated by reference to Exhibit 3.2 to the Company's Form SB-2 filed on October 4, 2000)

 3.3* First Amendment to Amended and Restated Bylaws of Unity Wireless Corporation (incorporated by reference to Exhibit 3.1 to the Company's Form 8-K filed on August 30, 2002)

 3.4* Second Amendment to Amended and Restated Bylaws of Unity Wireless Corporation (incorporated by reference to Exhibit 3.2 to the Company's Form 8-K filed on August 30, 2002)

 4.1* Consulting agreement among Mueller & Company, Inc., Ideas, Inc., Mark Mueller, Aaron Fertig and Unity Wireless Corporation dated January 1, 2001 (incorporated by reference to Exhibit 4.2 to the Company's Form 10-KSB filed on April 2, 2001

 4.2* Consulting agreement amendment among Mueller & Company, Inc. and Unity Wireless Corporation dated November 15, 2001

 5.1           Opinion of Dorsey & Whitney LLP

10.1* Asset Purchase Agreement dated October 6, 2000 among Unity Wireless Systems Corporation, a British Columbia, Canada corporation, 568608 B.C. Ltd., a British Columbia, Canada corporation, Traffic Systems, L.L.C., an Arizona limited liability company, Traffic Safety Products, Inc., an Arizona corporation and James L. Hill (incorporated by reference to Exhibit 2.1 to the Company's Form 8-K filed on October 23, 2000)

10.2* Intellectual Property License Agreement dated October 6, 2000 between Unity Systems as licensor and Traffic Systems as licensee (incorporated by reference to Exhibit 2.2 to the Company's Form 8-K filed on October 23, 2000)

10.3* Share Purchase Agreement, dated November 16, 2000 among John Robertson, Mirza Kassam, Chris Neumann, Robert Fetherstonhaugh, Unity Wireless Corporation, Stirling Mercantile Corporation, Peter A. Scott Consulting Ltd., W. Hugh Notman (incorporated by reference to Exhibit 2.1 to the Company's Form 8-K filed on December 4, 2000)

10.4* Asset Purchase Agreement, dated for reference December 30, 2000, among Unity Wireless Integration Corporation as vendor, Lyma Sales & Management Corp. as purchaser and Unity Wireless Corporation (incorporated by reference to Exhibit 2.1 to the Company's Form 8-K filed on January 16, 2001)

10.5* Agreement to Redeem Membership Interest, Transfer Intellectual Property and Amend Asset Purchase Agreement, effective April 9, 2001, by and among Traffic Systems, L.L.C., Unity Wireless Systems Corporation, Traffic Safety Products, Inc. and Jim Hill (incorporated by reference to Exhibit 10.5 to the Company's Form SB-2A filed on May 3, 2001)

10.6*          1999 Stock Option Plan, as amended  (incorporated by reference to
               Exhibit 10.6 to the Company's Form 10-KSB filed on April 2, 2001)

10.7*          Recommended   Stock   Option   Grant   Policy  for  the   Company
               (incorporated by reference to Exhibit 10.7 to the Company's Form 10-KSB filed on April 2, 2001)

Exhibit
 Number        Description
 ------        -----------
21.1*          Subsidiaries of the Company (incorporated by reference to Exhibit
               21.1 to the Company's Form 10-KSB filed on April 2, 2001.)

23.1           Consent of KPMG LLP

23.2           Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)


* Previously filed

                                  UNDERTAKINGS

     We hereby undertake that we will:

     (1) File, during any period in which we offer or sell securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) or any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (ss.230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES



         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the City of Vancouver, Province of British Columbia, Canada, on September 4, 2002.

                                        Registrant:

                                        UNITY WIRELESS CORPORATION


                                        By: /s/ Roland Sartorius
                                            ------------------------------------
                                               Roland Sartorius, Secretary


     In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.


/s/ Mark Godsy               Director and Chairman of          September 4, 2002
-------------------------    the Board
Mark Godsy


/s/ Ilan Kenig               Director, President               September 4, 2002
-------------------------
Ilan Kenig


/s/ Robert Singer            Director                          September 4, 2002
-------------------------
Robert Singer


/s/ Brian Nixon              Director                          September 4, 2002
-------------------------
Brian Nixon


/s/ Doron Nevo               Director                          September 4, 2002
-------------------------
Doron Nevo


/s/ Ken Maddison             Director                          September 4, 2002
-------------------------
Ken Maddison